UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant  ■
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

■	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
Moog Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

■	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

MOOG

2024 PROXY STATEMENT

NOTICE OF ANNUAL MEETING

SHAPING THE WAY OUR WORLD MOVES™

VIRTUAL ANNUAL MEETING OF SHAREHOLDERS

FEBRUARY 4, 2025 • 12:00 P.M. EST

East Aurora, New York 14052-0018

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Moog Inc. (the "Annual Meeting") will be held virtually on Tuesday, February 4, 2025, at 12:00 p.m. EST for the following purposes:

1.To elect three directors of the Company, one of whom will be a Class A director elected by the holders of Class A shares and two of whom will be Class B directors elected by the holders of Class B shares. The Class A director and two Class B directors will each serve a three-year term expiring in 2028, or until the election and qualification of their successors.

2.To consider and approve the adoption of the Moog Inc. 2025 Long Term Incentive Plan.

3.To consider and ratify the selection of Ernst & Young LLP, independent registered certified public accountants, as auditors of the Company for the 2025 fiscal year.

4.To consider and transact such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on December 6, 2024 as the record date for determining which shareholders shall be entitled to notice of and to vote at such meeting.

The Annual Meeting will be a virtual meeting conducted via live webcast. Shareholders will be able to join the Annual Meeting via a website where they attend, submit questions and vote their shares electronically. Prior registration to attend the Annual Meeting and vote electronically at the Annual Meeting is required for each class of shares by 6:00 p.m. EST on January 30, 2025 by entering your control number, which can be found on your Important Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction form. Register to attend and vote with Class A shares at register.proxypush.com/moga. Register to attend and vote with Class B shares at register.proxypush.com/mogb. Shareholders that hold both Class A and Class B shares must register each share class to be eligible to vote both share classes electronically at the Annual Meeting. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the Annual Meeting and will also permit you to submit questions and vote your shares electronically. We recommend that you log in at least fifteen minutes prior to the start of the Annual Meeting. Technical support will be available during the virtual Annual Meeting. Further details will be provided to shareholders as part of the registration confirmation.

SHAREHOLDERS WHO WILL BE UNABLE TO BE PRESENT AT THE VIRTUAL MEETING MAY ATTEND THE ANNUAL MEETING BY PROXY. SHAREHOLDERS WHO WILL VOTE BY PROXY ARE REQUESTED TO DATE, MARK, SIGN AND RETURN THE PROXY CARD OR USE THE INTERNET OR TELEPHONE VOTING OPTIONS AS DESCRIBED ON THE PROXY CARD. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

By Order of the Board of Directors

 Elwira J. Kelly, Secretary

Dated: December 17, 2024
East Aurora, New York
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD FEBRUARY 4, 2025:

This Proxy Statement and the 2024 Annual Report to Shareholders are available for review online at:
www.eqproxyportal.com/EQ/mog-A

East Aurora, New York 14052-0018

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 4, 2025

GENERAL INFORMATION

This Proxy Statement is furnished to shareholders of record as of the close of business on December 6, 2024 by the Board of Directors (the "Board") of Moog Inc. (the “Company” or "Moog"), in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held virtually on February 4, 2025, at 12:00 p.m. EST, and at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and accompanying proxy will be first made available to shareholders on or about December 17, 2024.

The Annual Meeting will be a virtual meeting conducted via live webcast. Shareholders will be able to join the Annual Meeting via a website where they attend, submit questions and vote their shares electronically. Prior registration to attend the Annual Meeting and vote electronically at the Annual Meeting is required for each class of shares by 6:00 p.m. EST. on January 30, 2025 by entering your control number, which can be found on your Important Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction form. Register to attend and vote with Class A shares at register.proxypush.com/moga. Register to attend and vote with Class B shares at register.proxypush.com/mogb. Shareholders that hold both Class A and Class B shares must register each share class to be eligible to vote both share classes electronically at the Annual Meeting. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the Annual Meeting and will also permit you to submit questions and vote your shares electronically. We recommend that you log in at least fifteen minutes prior to the start of the Annual Meeting. Technical support will be available during the virtual Annual Meeting. Further details will be provided to shareholders as part of the registration confirmation.

As part of the Annual Meeting, we will hold a live Q&A session, during which we will address questions that relate to the matters to be voted on at the Annual Meeting. If you wish to submit questions prior to the Annual Meeting, please follow the registration instructions on your Notice of Internet Availability of Proxy Materials or proxy card. If you wish to submit a question during the Annual Meeting, you may do so using the virtual meeting platform. If your question is properly submitted during the relevant portion of the meeting agenda we will respond during the live webcast, subject to time constraints. Multiple questions submitted on the same subject will be consolidated and answered with a single response. Only validated shareholders or proxy holders will be able to ask questions using the meeting portal.

If the form of proxy is properly executed and returned or the internet or telephone voting options described on the proxy are used, the shares represented thereby will be voted in accordance with the instructions thereon. Unless otherwise specified, the proxy will be deemed to confer authority to vote the shares represented by the proxy in accordance with the recommendations of the Board.

Any proxy given pursuant to this solicitation may be revoked by the person giving it insofar as it has not been exercised. Any revocation may be made at the Annual Meeting, or by submitting a proxy bearing a date subsequent to that on the proxy to be revoked, or by written notification to the Secretary of the Company, Elwira J. Kelly, c/o Moog Inc., 400 Jamison Road, East Aurora, New York 14052.

Many shareholders receive a notice of internet availability in lieu of paper copies of our 2024 Annual Report to Shareholders. The notice of internet availability provides instructions on how to access the documents on the internet and how to receive a paper copy of our materials. Electronic delivery enables us to more cost effectively provide the information needed while reducing the environmental impact and cost associated with printing and mailing paper copies.

RECORD DATE AND OUTSTANDING SHARES

The Board has fixed the close of business on December 6, 2024 as the record date for determining the holders of Class A and Class B shares of common stock entitled to notice of and to vote at the Annual Meeting. On December 6, 2024, the Company had outstanding and entitled to vote a total of 29,213,913 shares of Class A common stock (“Class A shares”) and 4,574,443 shares of Class B common stock (“Class B shares”).

STATEMENT REGARDING MOOG'S DUAL-CLASS STOCK

Since our founding in 1951, we have built our success based upon our culture and values, including our strong focus on our human capital resources. Our desire to create a shared sense of purpose among our employees has long been rooted in our current dual-class capital structure, which we believe is in the best interests of our Company and all of our shareholders. The Company’s dual-class capital structure, which has been in place since 1980, provides each outstanding Class A share a one-tenth vote per share and each outstanding Class B share one vote per share. In addition, holders of Class A shares are entitled to elect at least 25% of the Board, rounded up to the nearest whole number, so long as the number of outstanding Class A shares is at least 10% of the number of outstanding shares of both classes of common stock. Unlike many dual-class capital structures, the Company’s Class A shareholders elect their own directors without any influence from Class B shareholders. Currently, we have ten directors on our Board. Three are Class A directors and seven are Class B directors.

The majority of Class B shares are held by our employees or our employee benefit plans. We believe that having our employees and employee benefit plans as significant shareholders through their ownership of the Class B shares has permitted the Company and our management to focus on the Company’s long-term success to the benefit of all of our stakeholders, including shareholders, employees, customers, suppliers and communities where we maintain offices and provides stability in the face of short-term market pressures and factors beyond the control of management.

The Company has a history of open disclosure regarding this dual-class capital structure. Shareholders that invest in our Company should do so with the understanding that, in the view of the Board and management, our current voting and governance structure contributes to the stability of the Company’s operations and long-term success.

VOTING RIGHTS AND INSTRUCTIONS

Holders of a majority of each of the Class A shares and Class B shares issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Holders of Class A shares are entitled to elect at least 25% of the Board, rounded up to the nearest whole number, so long as the number of outstanding Class A shares is at least 10% of the number of outstanding shares of both classes of common stock. Currently, the holders of Class A shares are entitled, as a class, to elect three directors of the Company, and the holders of the Class B shares are entitled, as a class, to elect the remaining seven directors. Brian J. Lipke, a member of our Board, is retiring immediately prior to the Annual Meeting. As a result, there would be one vacancy on the Board. However, the Nominating and Governance Committee has recommended to the Board, and the Board has approved, a reduction in the size of the Board as of the Annual Meeting from ten members to nine members. At the Annual Meeting, the holders of Class A shares are entitled, as a class, to elect three directors of the Company, and the holders of the Class B shares are entitled, as a class, to elect the remaining six directors. Other than on matters relating to the election of directors or as required by law, where the holders of Class A shares and Class B shares vote as separate classes, the record holder of each outstanding Class A share is entitled to a one-tenth vote per share, and the record holder of each outstanding Class B share is entitled to one vote per share on all matters, other than matters relating to the election of directors or as required by law, to be brought before the Annual Meeting.

The Class A directors and Class B directors will be elected by a plurality of the votes cast by the respective class and therefore the director nominees receiving the most "For" votes cast by the respective class will be elected. The approval of the Moog Inc. 2025 Long Term Incentive Plan (the "2025 LTI Plan"), the ratification of the auditors and other matters submitted to the Annual Meeting that would not require a separate class vote by law requires the affirmative vote of the majority of the votes cast by the holders of the Class A shares and Class B shares, voting together as a single class (meaning the number of Class A shares and Class B shares voted “For” a proposal must exceed the number of Class A shares and Class B shares voted “Against” such proposal).

Shares held in a brokerage account or by another nominee are considered held in “street name” by the shareholder. A broker or nominee holding shares for a shareholder in “street name” may not vote in the election of directors or with respect to the approval of the 2025 LTI Plan, unless the broker or nominee receives specific voting instructions from the shareholder. As a result, absent specific instructions, brokers or nominees may not vote a shareholder’s shares on Proposal 1, the election of directors or Proposal 2, the approval of the 2025 LTI Plan. Such shares will be considered “broker non-votes” for each such proposal. Broker non-votes in connection with the election of one or more nominees for director will not constitute a vote cast and will therefore have no effect on the outcome of the vote. In addition, with respect to Proposal 1, the election of directors, a "withhold" vote will not constitute a vote cast and therefore will not affect the outcome of the vote on the election of directors. In accordance with New York law, abstentions and broker non-votes are also not counted in determining the votes cast in favor of or against Proposal 2, the approval of the 2025 LTI Plan, or Proposal 3, the ratification of the selection of Ernst & Young LLP as independent auditors of the Company for the 2025 fiscal year, and therefore will not affect the outcome of such vote.

Additionally, if you hold your shares in a brokerage account or by another nominee, since you are not the shareholder of record, in order to vote these shares at the virtual Annual Meeting you must obtain a legal proxy from your broker or other nominee. Once you have obtained the legal proxy, you must send a copy of the legal proxy to EQ via e-mail to EQSS-ProxyTabulation@equiniti.com prior to February 4, 2025.

Therefore, it is particularly important for shareholders holding shares in “street name” to instruct their brokers as to how they wish to vote their shares.

UNIVERSAL PROXY RULES

Pursuant to the Securities and Exchange Commission’s (“SEC”) universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice of such intent to the Company in accordance with the requirements of the Securities and Exchange Commission’s Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Company's by-laws. As of the deadline for shareholders to provide notice of such intent pursuant to Rule 14a-19 and the Company's by-laws for the Annual Meeting, no shareholder has provided such notice to the Company. Therefore, the universal proxy rules do not apply to this solicitation.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board is comprised of two classes of directors, Class A directors and Class B directors, elected by holders of Class A shares and holders of Class B shares, respectively. Within each class of directors there exist three subclasses, such that each of the subclasses is nearly equal in number.

Our Board is currently comprised of ten members. Brian J. Lipke, a member of our Board, is retiring immediately prior to the Annual Meeting. As a result, there would be one vacancy on the Board following the Annual Meeting. However, the Nominating and Governance Committee has recommended to the Board, and the Board has approved, a reduction in the size of the Board as of the Annual Meeting from ten to nine members.

Three directors are to be elected at the Annual Meeting, of which one will be a Class A director elected by the holders of the outstanding Class A shares and of which two will be Class B directors elected by the holders of the outstanding Class B shares. Mr. Mahesh Narang is nominated to be elected by the holders of Class A shares and Mr. Peter J. Gundermann and Mr. John R. Scannell are nominated to be elected by the holders of Class B shares; each to hold office for a three-year term expiring in 2028, or until the election and qualification of their successors.

For each properly executed proxy, the persons named in the proxy will vote Class A shares for the election of the Class A nominee named in the following table and Class B shares for the election of the Class B nominees named in the following table, unless the proxy directs otherwise or is revoked. In the event any of the nominees should be unable to serve as a director, the proxy will be voted in accordance with the best judgment of the person or persons acting under it. It is not expected that any of the nominees will be unable to serve. Proxies cannot be voted for a greater number of persons than the number of nominees named.

The Company’s current Board, including the nominees for director, share certain characteristics, experience and capabilities critical to effective board membership. Sound business judgment essential to intelligent and effective decision-making, experience at the policy-making level, relevant educational background, integrity, honesty and the ability to work collaboratively are some of the attributes possessed that qualify them to serve on the Board. The specific employment and leadership experiences, knowledge and capabilities of both the nominees for director and standing directors are further described in their biographies on the following pages.

Certain information regarding nominees for Class A and Class B directors, as well as those Class A and Class B directors whose terms of office continue beyond the date of the Annual Meeting, is set forth in the following tables. Messrs. Narang, Gundermann and Scannell have previously served as directors of the Company and have been elected as directors of the Company at prior annual meetings.

Nominees for Election as Directors at the Annual Meeting

The Board recommends a vote "FOR" the election of each of the Nominees listed below for Director.

MAHESH NARANG	Age	Director Since	Expiration of Term	Position
	49	2022	2028	Director - Class A

Mr. Narang is Executive Vice President and President of the Access segment of Oshkosh Corporation, a role he assumed in November 2023. Previously, Mr. Narang was the President of the Components segment at Cummins Inc. from January 2021 to November 2023 after serving as the Vice President and General Manager of Cummins Emission Solutions from July 2017 to December 2020. In his over 20 years at Cummins Inc., Mr. Narang held various leadership positions providing him with many opportunities to work within different business segments and across regions in operations, marketing and general management, including his role as Chief Operating Officer ("COO") for the India Area Business Organization. He received his Bachelor of Science ("B.S.") in Engineering from Mumbai University and a Master of Business Administration ("MBA") from Northwestern University. The Company believes Mr. Narang’s extensive knowledge and expertise in global operations management, engineering and environmental solutions makes him highly qualified to serve as a director.

PETER J. GUNDERMANN	Age	Director Since	Expiration of Term	Position
	62	2009	2028	Director - Class B

Mr. Gundermann is President, Chief Executive Officer ("CEO") and Chairman of Astronics Corporation, a publicly traded aerospace and defense company headquartered in East Aurora, New York. Mr. Gundermann joined Astronics in 1988, has been a director since 2000 and has held his current position as President and CEO since 2003. He received a Bachelor of Arts ("B.A.") in Applied Mathematics and Economics from Brown University and an MBA from Duke University. The Company believes Mr. Gundermann’s in-depth understanding of the aerospace and defense industry and his significant high-level management experience as President and CEO of Astronics Corporation make him highly qualified to serve as a director.

JOHN R. SCANNELL	Age	Director Since	Expiration of Term	Position
	61	2012	2028	Non-Executive Chairman of the Board & Director - Class B

Mr. Scannell joined Moog in 1990 as an Engineering Manager of Moog Limited in Ireland and later moved to Germany to become Operations Manager of Moog GmbH. In 1999, he became the General Manager of Moog Limited in Ireland, and in 2003 moved to Aircraft as the Boeing 787 Program Manager and was subsequently named Director of Contracts and Pricing and elected a Vice President of the Company in 2005. He was appointed Chief Financial Officer ("CFO") in 2007, a position he held until December 2010, at which time he was appointed COO. In December 2011, Mr. Scannell was appointed CEO and was named Chairman of the Board in January 2014. Mr. Scannell retired as CEO, effective February 1, 2023. In addition to an MBA from The Harvard Business School, Mr. Scannell holds B.S. and Master of Science ("M.S.") degrees in Electrical Engineering from University College Cork, Ireland. The Company believes Mr. Scannell’s range of management experience in engineering, operations management, contracts and finance, along with his in-depth knowledge of the Company’s markets, products and technologies, make him highly qualified to serve as a director.

Directors With Terms Continuing Beyond the Annual Meeting

JANET M. COLETTI	Age	Director Since	Expiration of Term	Position
	61	2020	2027	Director - Class A
	Ms. Coletti retired as Executive Vice President and Chief Human Resources Officer ("CHRO") of M&T Bank Corporation ("M&T") in December 2020. M&T is headquartered in Buffalo, New York. Ms. Coletti started her career at M&T in 1985 and held numerous positions in the Consumer Banking and Business Banking divisions before becoming CHRO in 2015. Ms. Coletti holds a B.A. in Economics from Mount Holyoke College. The Company believes Ms. Coletti’s extensive financial services experience along with her understanding of talent management, leadership development, compensation and benefits, and diversity and inclusion make her highly qualified to serve as a director.
BRENDA L. REICHELDERFER	Age	Director Since	Expiration of Term	Position
	66	2016	2026	Director - Class A

Ms. Reichelderfer is a retired Senior Vice President and Managing Director at TriVista, a global management consulting firm in the private equity sector. Ms. Reichelderfer joined TriVista in 2008 and also served as the company’s Global Head of Aerospace and Defense. Previously, she spent over 25 years in executive leadership positions at ITT Corporation, including Group President of the Motion & Flow Control and subsequently the Electronics Divisions. She received a B.S. in Electrical Engineering from Ohio Northern University and is a graduate of the Executive Development Institute at the Fuqua School of Business at Duke University. The Company believes Ms. Reichelderfer’s extensive experience in general management, engineering and operations, along with her knowledge of the aerospace and industrial industries, make her highly qualified to serve as a director.

DONALD R. FISHBACK	Age	Director Since	Expiration of Term	Position
	68	2015	2026	Director - Class B

Mr. Fishback joined Moog in 1981 after working as a Certified Public Accountant for Deloitte LLP. He became Corporate Controller in 1985 and was named Vice President of Finance in 2007, a position he held until December 2010, at which time he was appointed CFO. Mr. Fishback retired as CFO of the Company effective January 2020 and served as a Corporate Vice President until March 2021. Mr. Fishback holds a B.A. in Business from Westminster College in Pennsylvania, an MBA from University at Buffalo, The State University of New York and completed the Advanced Management Program ("AMP") at Harvard Business School. The Company believes Mr. Fishback’s in-depth financial and managerial expertise and thorough understanding of the Company’s operations make him highly qualified to serve as a director.

WILLIAM G. GISEL, JR.	Age	Director Since	Expiration of Term	Position
	72	2012	2027	Director - Class B

Mr. Gisel is former CEO and current Executive Vice Chair of Rich Products Corporation, headquartered in Buffalo, New York. Mr. Gisel started his career at Bankers Trust Company in 1974, and after completing law school in 1978, he joined the law firm Phillips Lytle LLP. Mr. Gisel joined Rich Products in 1982, serving as the company’s first General Counsel. In 1988, Mr. Gisel was named Vice President of the International Division. In 1996, he assumed the position of President of Rich’s Food Group and COO and, in 2006, he was appointed CEO, a role in which he served until January 2020. He earned a B.A. from Williams College, a Juris Doctorate from the Emory University School of Law and has an MBA from the University of Rochester William E. Simon Graduate School of Business Administration. The Company believes Mr. Gisel’s experience as an executive officer and director of a large, multi-national company makes him highly qualified to serve as a director.

KRAIG H. KAYSER	Age	Director Since	Expiration of Term	Position
	64	1998	2026	Director - Class B
	Mr. Kayser is the non-executive Chairman and former President and CEO of Seneca Foods Corporation headquartered in Fairport, New York. He retired as President and CEO on October 1, 2020. Prior to assuming the CEO position at Seneca Foods in 1993, Mr. Kayser was Seneca Food’s CFO. He received a B.A. from Hamilton College and an MBA from Cornell University. The Company believes Mr. Kayser’s financial and business expertise, including an in-depth understanding of the preparation and analysis of financial statements, and experience as President and CEO of a large publicly traded corporation, makes him highly qualified to serve as a director.
PAT ROCHE	Age	Director Since	Expiration of Term	Position
	61	2023	2027	President, CEO & Director - Class B

Mr. Roche is President and CEO of Moog. Mr. Roche was named President in 2024. Before he became CEO in 2023, Mr. Roche served as Executive Vice President and COO starting in 2021. Prior to those roles, he was a Vice President and Officer of Moog starting in 2012 and President of Industrial since 2015. Mr. Roche started his career with Moog in 2000 as the Engineering Manager at Moog in Cork, Ireland and became the General Manager for that facility in 2003. Over the years, Mr. Roche held various positions in Moog’s Industrial segment, including management of core product development, strategic supply chain, business process development and information technology. He transferred to Corporate from 2012 to 2015, with responsibility for global information technology, indirect procurement and various shared service activities. Before joining Moog, Mr. Roche spent several years working in the Netherlands and the United Kingdom. Mr. Roche holds a Bachelor of Engineering, Master of Engineering Science and MBA degrees from University College Cork, Ireland and completed the AMP at Harvard Business School. He is also a Chartered Engineer and Fellow of Engineers Ireland. The Company believes Mr. Roche’s range of management experience in engineering, operations management and information technology, along with his in-depth knowledge of the Company’s markets, products and technologies, make him highly qualified to serve as a director.

BOARD SKILLS MATRIX

MOOG

GENDER DIVERSITY

2 of 10 are female

RACIAL/ETHNIC DIVERSITY

1 of 10 are ethnically diverse

DIRECTOR INDEPENDENCE

8 of 10 are independent

Our Board embodies a broad and diverse set of qualifications, skills and experiences as illustrated below.

SENIOR EXECUTIVE LEADERSHIP

10 out of 10

RELEVANT MOOG INDUSTRIES / END MARKET

6 out of 10

MERGERS AND ACQUISITIONS

9 out of 10

OPERATIONS / MANUFACTURING

8 out of 10

INTERNATIONAL / GLOBAL BUSINESS

9 out of 10

FINANCE / CAPITAL ALLOCATION

9 out of 10

TECHNOLOGY INNOVATION

5 out of 10

OTHER PUBLIC COMPANY BOARD EXPERIENCE

7 out of 10

RISK MANAGEMENT

8 out of 10

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board and management are committed to effective corporate governance practices. Our Corporate Governance Guidelines describe the governance principles and procedures by which the Board functions. The Board annually reviews the Corporate Governance Guidelines and the Board committee charters in response to corporate governance developments, including regulatory changes and recommendations by directors of the Company in connection with Board and committee evaluations.

Our Corporate Governance Guidelines and our Board committee charters are available on our website at www.moog.com by selecting Investors, Corporate Governance and then Governance Policies and Procedures. Shareholders may request a free printed copy of our Corporate Governance Guidelines from our Investor Relations department by contacting them by telephone at (716) 687-4225 or by e-mail to investorrelations@moog.com.

Business Ethics Code of Conduct

We have a written code of business ethics and conduct which applies to all directors, officers and employees. Our Statement of Business Ethics is available on our website at www.moog.com by selecting Investors, Corporate Governance, Governance Policies and Procedures and then Moog Statement of Business Ethics. Shareholders may request a free printed copy of our Statement of Business Ethics from our Investor Relations department by contacting them by telephone at (716) 687-4225 or by e-mail to investorrelations@moog.com.

Communication with Directors

The Board has a process by which shareholders or other interested parties can communicate with the Board, with the non-management directors as a group or with the chair of the Board in executive sessions. All such questions or inquiries should be directed to the Secretary of the Company, Elwira J. Kelly, c/o Moog Inc., 400 Jamison Road, East Aurora, New York 14052. Ms. Kelly will review and communicate pertinent inquiries to the Board or, if requested, the non-management directors as a group or the chair of the Board executive sessions.

Leadership Structure

The Company focuses on strong corporate governance practices and values independent Board oversight as an essential component of strong corporate performance to enhance shareholder value. The full Board and the Nominating and Governance Committee each evaluate on an ongoing basis whether the Board’s leadership structure is appropriate to effectively address our business needs and the long-term interests of our shareholders.

The Board, in accordance with the Company’s by-laws, elects a Chairman of the Board from among the directors. The Board believes it is in the best interests of the Company and its shareholders for the Board to determine which director is best qualified to serve as Chair in light of the circumstances at the time, rather than based on a fixed policy. As a result, the roles of Chairman and CEO have been combined at some times, while at other times the roles have been split. Consistent with good corporate governance principles, the Nominating and Governance Committee will continue to review periodically this matter to determine whether, based on the relevant facts and circumstances at such future times, separation of the offices of Chairman and CEO best serve the interests of the Company and its shareholders.

Mr. Scannell serves on the Board as a non-executive Chairman. The Board, in consultation with the Nominating and Governance Committee, determined that in connection with Mr. Roche’s appointment as CEO in February 2023, it was in the best interest of the Company and its shareholders to split the roles of Chairman and CEO. Our separate Chairman and CEO roles allows our Chairman to provide oversight and leadership on corporate governance and other Company matters and our CEO to lead the Company’s business and drive Company results. This structure also provides the Board with the continued benefit of the experience, perspective and leadership gained by Mr. Scannell over his 33 years in his various roles of increasing responsibility at the Company.

Independent directors chair each of our Board committees, other than the Executive Committee. In addition, the independent non-management directors of the Board meet separately as a group at every regularly scheduled Board meeting.

We believe this structure facilitates effective oversight, further strengthens our Board’s independent leadership and supports our commitment to enhancing shareholder value and strong corporate governance.

Board Role in Risk Oversight

While the Company’s management team takes primary responsibility for risk management, the Board plays a large role in the oversight, evaluation and strategy for handling the material risks facing the Company. The Board is responsible for consideration of the risks facing the Company and overseeing that appropriate risk management and control procedures are in place, managing this both directly and through standing committees of the Board. The full Board oversees risks that may impact the Company and its subsidiaries as a whole, with particular emphasis on operational and strategic risk; while each committee oversees specific areas of risk within its purview. The Board is kept informed by various reports provided to it on a regular basis, including reports made by management at the Board and committee meetings. These reports seek to allow for the timely identification of the nature of material risks impacting the Company, so the Board may respond appropriately.

The Audit Committee performs a central oversight role with respect to financial and compliance risks and regularly reviews these risks with the full Board. The Executive Compensation Committee reviews and discusses with management the impact of the Company’s compensation policies and practices on risk taking within the Company. The Nominating and Governance Committee oversees risks related to corporate governance practices, including director independence, director compensation, ethical and business conduct and environmental, social and governance ("ESG") efforts. The committee roles are discussed in more detail later in this Proxy Statement.

In evaluating risks, the Board considers short-term, intermediate-term and long-term implications. In addition, the Company meets regularly with outside advisers and experts to analyze and potentially re-assess its risk environment. By fostering increased communication, the Company believes the current Board leadership structure and the Board’s risk oversight practices lead to the identification and implementation of effective risk management strategies.

Stock Ownership Guidelines

In order to align the interests of our executive officers and directors with the interests of our shareholders and to promote our commitment to sound corporate governance, we maintain stock ownership guidelines under which our executive officers and non-employee directors are expected to hold a meaningful dollar value of common stock of the Company for the duration of their employment or directorship, respectively. Pursuant to these stock ownership guidelines, the Company's CEO and the other members of the Company's management executive team are expected to own shares of the Company's stock having a value equal to at least five times and three times, respectively, of his or her annual salary. Similarly, pursuant to these stock ownership guidelines, each director is expected to own shares of the Company's stock having a value equal to at least three times the annual cash component of his or her director fee. Executive officers covered under these guidelines are expected to satisfy their individual guideline requirement within five years of their appointment to their position, or within three years after promotion if promoted to a more senior position after having been previously covered under the guidelines. Each non-employee director is expected to satisfy their individual guideline requirement within five years of joining the Board.

For purposes of measuring compliance with these guidelines, shares of common stock (both Class A shares and Class B shares) owned directly or indirectly by the executive officer or director or his or her immediate family members residing in the same household, as well as (i) the share equivalent to the market value of Moog stock for unvested time vested awards ("TVAs"), (ii) the number of shares of restricted stock that vest only based upon the passage of time, (iii) the number of restricted stock units that vest only based upon the passage of time, and (iv) the share equivalent to the market value of Moog stock in excess of the strike price of any vested stock appreciation rights ("SARs") and stock options, are considered shares “owned” by such executive officer or director. Shares underlying unvested performance-based awards do not count toward satisfying the guidelines.

The stock ownership levels of our executive officers and non-employee directors are reviewed on an annual basis with the expectation of seeing meaningful progress toward the achievement of the ownership guideline. As of December 17, 2024, each named executive officer currently employed by the Company and each non-employee director either met or were progressing towards meeting the ownership guideline.

Insider Trading and Hedging Policy

All of the Company's directors, officers and employees are subject to Moog’s Insider Trading Policy. As part of this Insider Trading Policy, the Company’s directors, officers and employees are prohibited from engaging (i) in any short sales of the Company’s securities, (ii) in any transaction involving puts, calls and other derivative instruments that relate to or involve the Company’s securities or (iii) in any hedging or other monetization transactions or similar arrangements involving the Company’s securities, including prepaid variable forward contracts, forward sale or purchase contracts, equity swaps, collars or exchange funds. This policy effectively serves as the Company's anti-hedging policy.

Director Independence

Under the independence standards set forth at 303A.02 of the New York Stock Exchange (“NYSE”) Listed Company Manual, the Board has affirmatively determined that only the following non-management directors are independent: Messrs. Fishback, Gisel, Gundermann, Kayser, Lipke and Narang and Mses. Coletti and Reichelderfer. Under these standards, the Board has also determined that all standing Board committees, other than the Executive Committee, are composed entirely of independent directors.

Executive Sessions

The Company’s Corporate Governance Guidelines provide that the non-management directors meet without management at regularly scheduled executive sessions. Generally, these sessions take place prior to, or following, regularly scheduled Board meetings. Each executive session is chaired by an independent director. Mr. Kayser was the chair for each of the executive sessions held during fiscal 2024. The Audit Committee meets with the Company’s independent auditors in regularly scheduled executive sessions, with the Audit Committee chairperson presiding over such sessions.

Board Committee Meetings and Members

During fiscal 2024, the Board held four meetings. The following were the standing committees of the Board for fiscal 2024 and the number of meetings each committee held during fiscal 2024:

(1)Mr. Lipke will retire from the Board immediately prior to the Annual Meeting.

In addition to these formal meetings, the Board and its standing committees may also act by unanimous written consent when appropriate. For various reasons, Board members may not be able to attend a Board meeting in person or by teleconference. All Board members are provided information related to each of the agenda items before each meeting, and, therefore, can provide counsel outside the confines of regularly scheduled meetings. Each director attended at least 75% of the aggregate of the Board meetings and the committee meetings of which committee he or she was a member during fiscal 2024.

It is the Company’s policy that, to the extent reasonably practicable, Board members are expected to attend shareholder meetings. All of the Company's then-existing directors attended the 2024 Annual Meeting held on February 6, 2024.

Nominating and Governance Committee

The Nominating and Governance Committee is composed solely of independent directors and participates in the search for qualified directors. The criteria for selecting nominees for election as directors of the Company includes experience in the operation of large public or private organizations, as well as accomplishments, education, capabilities, high personal and professional integrity and the willingness to represent the interests of all shareholders and not of any special interest group. From time to time, the Nominating and Governance Committee will engage a professional search firm, to which it pays a fee, to assist in identifying and evaluating potential nominees. After conducting an initial evaluation of a candidate, the Nominating and Governance Committee will interview that candidate if it believes the candidate might be suitable to be a director and will also ask the candidate to meet with other directors and management. If the Nominating and Governance Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate’s nomination for election.

The Nominating and Governance Committee does not have a formal written policy with regard to considering diversity in identifying nominees for director, but when considering director candidates, it seeks individuals with backgrounds and capabilities that, when combined with those of the Company’s other directors, bring a broad range of complementary skills, expertise, industry and regulatory knowledge and diversity of perspectives to build a capable, responsive and effective Board. Diversity considerations for a director nominee may vary at any time according to the particular area of expertise being sought to complement the existing Board composition.

A shareholder wishing to nominate a candidate should forward the candidate’s name and a detailed background of the candidate’s qualifications to the Secretary of the Company in accordance with the procedures outlined in the Company’s by-laws. In making a nomination, shareholders should take into consideration the criteria set forth above and in the Company’s Corporate Governance Guidelines. The Nominating and Governance Committee will use the same process for evaluating candidates for director regardless of source of such nomination, including from a shareholder. The Board has adopted a written charter for the Nominating and Governance Committee. A copy of the charter is available on the Company’s website at www.moog.com by selecting Investors, Corporate Governance, Governance Policies and Procedures and then Nominating and Governance Committee Charter.

All of the Nominating and Governance Committee members meet the independence and experience requirements of the NYSE and the SEC. The Nominating and Governance Committee held two meetings in fiscal 2024; and on November 11, 2024, met and recommended that the Board nominate Messrs. Narang, Gundermann and Scannell for election at the Annual Meeting.

Audit Committee

The Audit Committee is responsible for assisting the Board in overseeing and monitoring the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Independent Registered Public Accounting Firm's qualifications and independence, and the performance of the Company’s internal audit function and the Independent Registered Public Accounting Firm. The Audit Committee has the sole authority to retain and terminate the Independent Registered Public Accounting Firm and is directly responsible for the compensation and oversight of the work of the Independent Registered Public Accounting Firm. The Independent Registered Public Accounting Firm reports directly to the Audit Committee. The Audit Committee reviews and discusses with management and the Independent Registered Public Accounting Firm the annual audited and quarterly financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit Committee also reviews and considers quarterly reports from the Independent Registered Public Accounting Firm on the Company's critical accounting policies and practices, internal control over financial reporting and major financial risk exposures. The Board has adopted a written charter for the Audit Committee, which is available on the Company’s website at www.moog.com by selecting Investors, Corporate Governance, Governance Policies and Procedures and then Charter of the Audit Committee of the Board of Directors.

All of the Audit Committee members meet the independence and experience requirements of the NYSE and the SEC. The Board has determined that each member of the Audit Committee is an "audit committee financial expert," as defined under applicable federal law and regulations. The Audit Committee held five meetings in fiscal 2024, in person and by telephone conference. On a regular basis, the Audit Committee met separately with the Company’s internal auditors and separately with the Independent Registered Public Accounting Firm.

Executive Compensation Committee

The Executive Compensation Committee is responsible for discharging the Board’s duties relating to executive compensation, including making all decisions regarding compensation of the executive officers and is responsible for administering the Company’s executive compensation program. The Executive Compensation Committee reviews both short-term and long-term corporate goals and objectives with respect to compensation of the CEO and the other executive officers. The Executive Compensation Committee also reviews and discusses with management the impact of Moog’s compensation policies and practices on risk-taking within the Company. At least once a year, the Executive Compensation Committee evaluates the performance of the CEO and other executive officers in light of these goals and objectives; and based on these evaluations, approves the compensation of the CEO and the other executive officers. The Executive Compensation Committee also reviews and recommends to the Board incentive compensation plans that are subject to the Board’s approval.

The Executive Compensation Committee is responsible for approving incentive stock awards to executive officers and key employees. The Executive Compensation Committee reviews management recommendations regarding awards to both executive officers and key employees, evaluating such potential awards in relation to overall compensation levels. The Executive Compensation Committee also reviews such awards with consideration for the potential dilution to shareholders, and limits stock awards such that the potential dilutive effect is within normally accepted practice. With regard to incentive stock grants to directors, such grants are approved by the full Board. The Executive Compensation Committee held one meeting in fiscal 2024.

All of the Executive Compensation Committee members meet the independence requirements of the NYSE. The Board has adopted a written charter for the Executive Compensation Committee. A copy of the charter is available on the Company’s website at www.moog.com by selecting Investors, Corporate Governance, Governance Policies and Procedures and then Executive Compensation Committee Charter.

During fiscal 2024, the Executive Compensation Committee utilized data provided in a report prepared by Korn Ferry, an independent professional compensation consulting firm, to assist and guide the Executive Compensation Committee. The Korn Ferry data was used to compare Moog’s executive compensation program with current industry trends, and to benchmark individual officer compensation levels against our peer group and Korn Ferry’s wider executive database. This report was also used to assist the Executive Compensation Committee in setting the compensation level of our CEO. Our CEO makes recommendations to the Executive Compensation Committee regarding the compensation levels of other executive officers. The amount of fees for services performed for the Executive Compensation Committee by Korn Ferry was approximately $55,500 for fiscal 2024.

Moog's management also used Korn Ferry for compensation and talent consultation services, which are provided independently of the services to the Executive Compensation Committee. The decision to engage Korn Ferry for these services was made directly by management and was approved by the chair of the Executive Compensation Committee when it related directly to executive compensation. The amount of fees for these additional services performed by Korn Ferry was approximately $269,300 for fiscal 2024.

During fiscal 2024, the Executive Compensation Committee also utilized the services of Frederic W. Cook & Co., Inc. ("FW Cook"), a separate independent professional compensation consulting firm, to assist and guide the Executive Compensation Committee in the review of the Company's equity incentive plan design. No further services were provided to Moog's management by FW Cook.

The Executive Compensation Committee has assessed the independence of both Korn Ferry and FW Cook pursuant to the factors identified in the NYSE listing rules regarding conflicts of interest for compensation consultants. The Executive Compensation Committee concluded no conflict of interest existed.

Additional information regarding the Executive Compensation Committee’s processes and procedures for establishing and overseeing executive compensation is disclosed in the Compensation Discussion and Analysis beginning on page 17.

Executive Compensation Committee Interlocks and Insider Participation

In fiscal 2024, Messrs. Gisel, Gundermann, Lipke, Narang and Ms. Coletti served on the Executive Compensation Committee. None of the members of the Executive Compensation Committee was an officer or employee of Moog during the last fiscal year, was formerly an officer of Moog, or had any relationships with Moog requiring disclosure under any paragraph of Item 404 of Regulation S-K.

Related Party Transactions

We use a combination of Company policies, including a policy on related parties, in addition to established review procedures, including adherence to NYSE Listing standards, to ensure related party transactions are reviewed, approved and ratified, as appropriate.

The Nominating and Governance Committee is responsible for developing, recommending and reviewing annually the Company's Corporate Governance Guidelines to comply with state and federal laws and regulations, and with NYSE Listing Standards. The Board is further required to meet the independence standards set forth in the NYSE Listed Company Manual. The Audit Committee is responsible for the review, approval or ratification of any related party transactions as noted in the “Compliance Oversight Responsibilities” section of the Charter of the Audit Committee. Our Statement of Business Ethics, which applies to all directors, executive officers and employees, provides guidance on matters such as conflicts of interest and procurement integrity, among others.

We require that each director and executive officer complete a questionnaire. The questionnaire requires positive written affirmation regarding related party transactions that may constitute a conflict of interest, including: any transaction or proposed transaction in excess of $120,000 involving the director or executive officer or an immediate family member and the Company, a subsidiary or any pension or retirement savings plan; any indebtedness to the Company; dealings with competitors, suppliers or customers; any interest in real or personal property in which the Company also has an interest; and the potential sale of any real or personal property or business venture or opportunity that will be presented to the Company for consideration. In addition, we collect quarterly updates to this questionnaire throughout the year. We review each questionnaire to identify any transactions or relationships that may constitute a conflict of interest, require disclosure, or affect an independence determination.

Any such transactions with the directors, executive officers, their immediate family members or any 5% shareholder are reviewed by the Audit Committee, and, when necessary, the full Board. These reviews are intended to ensure any such transactions are conducted on terms as fair as if they were on an arm’s length basis and do not conflict with the director’s or executive officer’s responsibilities to the Company. If the Audit Committee or Board were to determine that a transaction is not on terms as fair as if it were on an arm’s length basis, the transaction would be modified such that the transaction were as fair as if it were on an arm’s length basis. The Audit Committee and Board place significant reliance on their collective business judgment, experience and expertise in their review and deliberations.

For situations in which it is either clear that a conflict of interest exists or there is a potential conflict of interest, the related director or executive officer is obligated to recuse themself from any discussion on the business arrangement. That director or executive officer does not participate in approving or not approving the related transaction. The remaining members of the Board make those determinations.

During fiscal 2024, there was no related party transaction required to be reported under Item 404(a) of Regulation S-K that was required to be reviewed as a related party transaction under the Company’s policies and procedures.

Other Directorships

Current directors and director nominees of the Company are presently serving or have served at any time during the past five years on the following boards of directors of other U.S. publicly traded companies:

Director	Company
Janet M. Coletti	Tompkins Financial Corporation
William G. Gisel, Jr.	KeyCorp(1)
Peter J. Gundermann	Astronics Corporation
Kraig H. Kayser	Seneca Foods Corporation
Brenda L. Reichelderfer	Federal Signal Corporation
John R. Scannell	Albany International, M&T Bank Corporation(2)

(1)As of May 2020, Mr. Gisel no longer serves as director of KeyCorp as he retired from its board immediately prior to KeyCorp's 2020 Annual Meeting.
(2)As of April 2024, Mr. Scannell no longer serves as director of M&T Bank Corporation as he retired from its board at M&T Bank Corporation's 2024 Annual Meeting.

Website Access to Information

The Company’s internet address is www.moog.com. The Company has posted to the investor information portion of its website its Corporate Governance Guidelines, Board committee charters (including the charters of its Audit, Executive Compensation and Nominating and Governance Committees) and Statement of Business Ethics. This information is available in print to any shareholder upon request. All requests for these documents should be made to the Company’s Investor Relations department by calling (716) 687-4225 or by email to investorrelations@moog.com.

Discontinue Multiple Mailings

If you are a shareholder of record and have more than one account in your name or at the same address as other shareholders of record, you may authorize the Company to discontinue multiple mailings, or to reinstate multiple mailings, by either mailing your request to Moog Inc., Attention: Investor Relations, 400 Jamison Road, East Aurora, New York 14052, or sending your request to Investor Relations via electronic mail at investorrelations@moog.com. Please include the exact share registration as it is shown on the address label(s) for your mailing(s).

COMPENSATION OF DIRECTORS

In fiscal 2024, each non-employee director received an annual cash retainer of $120,000. Mr. Scannell received an additional annual cash retainer of $125,000 for Chairman of the Board services and an additional $11,250 for serving on the Board of Managers of Moog Military Aircraft LLC ("MMA"). Messrs. Fishback and Kayser received an additional $11,250 for serving on the Board of Managers of MMA.

In addition, during fiscal 2024, stock awards that vest immediately upon grant with a grant date fair value of $127,841 were granted to each non-employee director, under the 2014 Moog Inc. Long Term Incentive Plan (the “2014 LTI Plan”), which provides that awards in a certain number of underlying Class A shares or Class B shares may be granted to non-employee directors. Messrs. Fishback, Gisel, Gundermann, Kayser, Lipke, Narang and Scannell and Mses. Coletti and Reichelderfer each were granted 1,013 Class B shares.

2024 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)
Janet M. Coletti	$120,000	$127,841	$—	$247,841
Donald R. Fishback	131,250	127,841	—	259,091
William G. Gisel, Jr.	120,000	127,841	—	247,841
Peter J. Gundermann	120,000	127,841	—	247,841
Kraig H. Kayser	131,250	127,841	—	259,091
Brian J. Lipke(2)	120,000	127,841	—	247,841
Mahesh Narang	120,000	127,841	—	247,841
Brenda L. Reichelderfer	120,000	127,841	—	247,841
John R. Scannell	256,250	127,841	—	384,091
(1)This column shows the aggregate grant date fair value of Class B shares granted in fiscal 2024.
(2)Mr. Lipke will retire from the Board immediately prior to the Annual Meeting.

During fiscal 2024, the number of Class B shares granted to each non-employee director were as follows:

Name	Grant Date	Common Stock	Number of Shares Awarded (#)	Market Price on Grant Date ($)
Janet M. Coletti	11/14/2023	Class B	1,013	$126.20
Donald R. Fishback	11/14/2023	Class B	1,013	126.20
William G. Gisel, Jr.	11/14/2023	Class B	1,013	126.20
Peter J. Gundermann	11/14/2023	Class B	1,013	126.20
Kraig H. Kayser	11/14/2023	Class B	1,013	126.20
Brian J. Lipke(1)	11/14/2023	Class B	1,013	126.20
Mahesh Narang	11/14/2023	Class B	1,013	126.20
Brenda L. Reichelderfer	11/14/2023	Class B	1,013	126.20
John R. Scannell	11/14/2023	Class B	1,013	126.20
(1)Mr. Lipke will retire from the Board immediately prior to the Annual Meeting.

The aggregate number of SARs on Class A and Class B shares held by each non-employee director as of September 28, 2024 was as follows:

Name	SARs on Moog Class A Shares (#)	SARs on Moog Class B Shares (#)
Janet M. Coletti	—	—
Donald R. Fishback	3,333	29,836
William G. Gisel, Jr.	2,000	2,500
Peter J. Gundermann	2,000	2,500
Kraig H. Kayser	2,000	2,500
Brian J. Lipke(1)	2,000	2,500
Mahesh Narang	—	—
Brenda L. Reichelderfer	—	—
John R. Scannell	5,000	158,943
(1)Mr. Lipke will retire from the Board immediately prior to the Annual Meeting.

Expense Reimbursement

Non-employee directors are reimbursed for travel and other out-of-pocket expenses in the performance of their duties.

Indemnification Agreements

Moog has indemnification agreements with our directors. These agreements provide that directors are covered under our directors and officers liability insurance, which indemnifies directors to the extent permitted by law and allows for the advance of funds to directors to cover expenses subject to reimbursement if it is later determined indemnification is not permitted.

Deferred Compensation Plan

We maintain a deferred compensation plan for our non-employee directors, which allows such directors to defer all or part of their cash fees. Directors deferring cash fees must notify the Company of any changes to the elections to defer fees for a calendar year by the end of the preceding calendar year, with new directors having 30 days to make such an election. Directors deferring cash fees accrue interest monthly at the average of the six month Treasury bill rate. Notwithstanding the foregoing, effective for monthly credits beginning in November 2021, the monthly credit will be based on the sum of (1) the average annual yield curve rates during the applicable month for United States Treasury Bonds of 5 years maturity, plus (2) 2.50%, divided by 12. During fiscal year 2024, one director participated in this plan. The table below shows the amounts deferred for fiscal year 2024.

Name	2024 Cash Fees Percent Deferred (%)	Payment of Deferred Fees from Prior Years ($)
Janet M. Coletti	—	$—
Donald R. Fishback	—	—
William G. Gisel, Jr.	100%	—
Peter J. Gundermann	—	—
Kraig H. Kayser	—	—
Brian J. Lipke(1)	—	—
Mahesh Narang	—	—
Brenda L. Reichelderfer	—	—
John R. Scannell	—	—
(1)Mr. Lipke will retire from the Board immediately prior to the Annual Meeting.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This compensation discussion and analysis ("CD&A") provides detailed information about the compensation arrangements for the Company’s named executive officers ("NEOs"):

•Pat Roche — President; CEO; Director *
•Jennifer Walter — Executive Vice President; CFO *
•Mark J. Trabert — Executive Vice President; COO **
•Michael Schaff — Vice President; President, Commercial Aircraft
•Mark Graczyk — Vice President; President, Military Aircraft

*	On February 6, 2024, the Board appointed Mr. Roche as President and Ms. Walter as Executive Vice President of the Company.
**	On November 15, 2024, Mr. Trabert announced his intention to retire from his position as COO, effective December 31, 2024 and will continue to serve as an Executive Vice President through his retirement from the Company in February 2025.

This CD&A includes the Executive Compensation Committee’s compensation philosophy, the objectives of our compensation program and a discussion of each element of compensation paid to the NEOs for our most recent fiscal year.

Executive Summary

The objective of the Company’s executive compensation program is to provide a compensation package that will attract, retain, motivate and reward superior executives who must operate in a highly competitive and technologically challenging environment.

2024 Performance

Fiscal 2024 was a record year for the Company. Sales of $3.6 billion were up 9% compared to fiscal 2023, driven primarily by our aerospace and defense markets. Our reported earnings per share for fiscal 2024 of $6.40 included $1.40 per share of charges primarily associated with various divestitures, footprint rationalization and portfolio shaping activities. Cash flows from operating activities in fiscal 2024 were $202 million. Capital deployment in fiscal 2024 included payments of dividends totaling $35 million. Additional information regarding the Company's financial results may be found in the audited financial statements in Moog’s Annual Report on Form 10-K for the fiscal year ended September 28, 2024. Additional information regarding adjustments made between the Company’s reported and adjusted results can be accessed in the Earnings Release Presentation published with the fiscal 2024 fourth quarter earnings press release on our website at www.moog.com by selecting Investors, Financials and then Quarterly Results.

2024 Executive Compensation Assessment

The Executive Compensation Committee uses data provided by Korn Ferry, our compensation consultant, to establish competitive salaries for each of the NEOs. Information regarding the compensation consultant and this analysis is provided in greater detail throughout the CD&A.

Our total direct compensation programs consist of base salary, short-term incentive (“STI”) and long-term incentive (“LTI”), as well as other benefits, each of which are discussed below. However, the Executive Compensation Committee also considers how our total compensation compares with the total compensation of comparable executives in peer organizations and the broader marketplace.

In summary, the key aspects of the Company’s compensation for the NEOs are as follows:

•Base salary increases tied to market benchmarks, time in position and individual job performance;
•STI based upon adjusted earnings before interest, tax, depreciation and amortization (“Adjusted EBITDA”) performance;
•LTI awards in the form of performance-based restricted stock units ("PSUs") and TVAs link NEO compensation to long-term shareholder interests; and
•Benefits that include retirement and medical coverage.

Moog’s executive compensation compared to market can be summarized as:
•Base salaries are between 79% and 96% of market median with an average of 91%;
•Total Cash Compensation ("TCC") for all NEOs falls between 63% and 96% of market median with an average of 84%; and
•Total Direct Compensation ("TDC") for all NEOs falls between 59% and 85% of market median, with an average of 73%.

What We Do	What We Don't Do
Pay for performance philosophy	No re-pricing SAR awards
Capped incentive payouts	No guaranteed salary increases or guaranteed incentive bonuses for NEOs
Challenging performance objectives through multiple metrics and overlapping multi-year time horizons	No permitted hedging, pledging, short sale or derivative transactions in Company stock
Stock ownership guidelines for officers and directors	No excessive perquisites
Independent compensation consultant retained directly by Executive Compensation Committee	No excessive dilution: as of September 28, 2024, total dilution was approximately 1% of the Company's outstanding shares
Change in control agreements are double triggered
Executive Compensation Committee reviews compensation related risks
Clawback policy that requires recoupment of cash and equity under specified circumstances
The Role of Shareholder Say-On-Pay Votes

The Company provides its shareholders with the opportunity to cast an advisory vote every three years on its executive compensation program (referred to as a “say-on-pay proposal”). At the Company’s Annual Meeting of Shareholders held on February 6, 2024, approximately 90% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Executive Compensation Committee believes this result affirms shareholders’ support of the Company’s approach to executive compensation and therefore maintained this approach in fiscal 2024. The Executive Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the NEOs.

Clawback Policy

In November 2023, the Board of Directors adopted a “clawback” policy. This policy was adopted to comply with Section 10D of the Exchange Act and the NYSE listing standards adopted in 2023 as mandated by the Dodd-Frank Act. Under the policy, which applies to the Company’s current and certain former Section 16 officers, the Company must recover erroneously awarded incentive-based compensation on a pre-tax basis, subject to very limited exceptions. Recovery is triggered by accounting restatements that correct errors that are material to previously issued financial statements (“Big R” restatements), as well as restatements that correct errors that are not material to previously issued financial statements but would result in a material misstatement if (a) the errors were left uncorrected in the current report or (b) the error correction was recognized in the current period (“little r” restatements). The policy does not provide for enforcement discretion by the Executive Compensation Committee or the Board and requires recovery regardless of whether a covered person engaged in any misconduct or is at fault.

Compensation Philosophy and Objectives

Moog seeks to fulfill the objective of its executive compensation program by linking annual changes in executive compensation to overall Company performance, as well as each individual’s contribution to the results achieved. The emphasis on overall Company performance is intended to align the executives’ financial interests with the interests of shareholders. Moog also seeks fairness in total compensation with reference to external comparisons, internal comparisons and the relationship between management and non-management remuneration.

The Company’s executive compensation program aims to take a balanced approach. We recognize that near-term shareholder value can be created by the achievement of near-term results. To reward near-term success, annual salary increases are linked to market rates and individual job performance. The STI payment reflects performance against an annual Adjusted EBITDA target.

The Company’s business, particularly in aerospace and defense, requires that executives make decisions and commitments where benefits, in financial terms, take years to develop. The LTI awards are intended to reward long-term success and to align executives’ financial interests with those of long-term shareholders through the award of PSUs and TVAs under the 2014 LTI Plan. The PSUs vest conditionally based on a three-year performance period, using sales and operating margin targets.

The Company believes that its total executive compensation program maintains alignment between both short and long-term incentives, Company performance and the interests of shareholders. The metrics selected for linkage to these plans were chosen because of their profile within the Company as key performance indicators.

Roles and Governance

The Executive Compensation Committee

The Executive Compensation Committee of the Board is composed solely of independent, non-employee directors. The Executive Compensation Committee meets to determine CEO compensation and has final approval on all elements of officer compensation. Any changes in benefit plans which affect executive officers are presented to the Executive Compensation Committee for review and approval, prior to presentation to the entire Board for subsequent approval.

For fiscal 2024, this committee was comprised of the following members:

William G. Gisel, Jr., Chair	Brian J. Lipke
Janet M. Coletti	Mahesh Narang
Peter J. Gundermann

Independent Consultant

The Executive Compensation Committee selects and retains the services of Korn Ferry, our compensation consultant, to provide professional advice on the Company’s executive officer compensation. Korn Ferry is retained directly by the Executive Compensation Committee and works directly with the Executive Compensation Committee’s chairman. Korn Ferry advises on the design of compensation arrangements and provides an independent market assessment of peer companies, using Korn Ferry’s Job Evaluation methodology and general industry compensation and practices.

The compensation consultant works with management to collect information, to solicit management’s input and to understand Moog’s plans, goals and actual performance. The consulting relationship is reviewed by the Executive Compensation Committee annually to determine its satisfaction with the services and advice provided by the compensation consultant.

The Executive Compensation Committee also utilized the services of FW Cook, a separate independent professional compensation consulting firm, to assist and guide the Executive Compensation Committee in the review of the Company's overall equity plan design.

For additional information about the services provided by Korn Ferry and FW Cook and their respective independence, refer to the Executive Compensation Committee section under Corporate Governance beginning on page 9.

Market Assessment

The Basis of Comparison

As part of their review process, Korn Ferry makes comparisons of the Company’s compensation program to two groups of companies. The first comparison is with Korn Ferry’s proprietary Industrial Executive Compensation Report. The second comparison is with a group of sixteen companies whose businesses are similar to Moog’s and whose revenues are reasonably comparable. Korn Ferry reviews this peer group each year and recommends changes where appropriate.

Four changes were made to the peer group in fiscal 2024. Spirit AeroSystems Holdings, Inc. was removed after Boeing entered into a definitive agreement to acquire Spirit and Triumph Group, Inc. was removed as it is no longer within comparable financial target ranges used to assess peers for compensation purposes. Howmet Aerospace Inc. and V2X, Inc. were added to the peer group on the basis of a strong business and financial fit. Howmet Aerospace Inc. provides advanced engineering solutions for the aerospace and transportation industries in the United States and internationally, and V2X, Inc. provides critical mission solutions and support services to defense clients worldwide.

The full list of peers for fiscal 2024 is shown below:

AAR CORP.	IDEX Corporation
AMETEK, Inc.	ITT Inc.
Barnes Group Inc.	Regal Rexnord Corporation
Crane Company	Sensata Technologies Holding Plc
Curtiss-Wright Corporation	Teledyne Technologies Incorporated
HEICO Corporation	TransDigm Group Incorporated
Hexcel Corporation	V2X, Inc.
Howmet Aerospace Inc.	Woodward, Inc.

Competitive Analysis of Total Direct Compensation

Each year, the Executive Compensation Committee conducts a market assessment to compare the compensation of the Company’s NEOs to that of executives in comparable positions. The analysis for fiscal 2024 was based upon current annual base salary, on-target STI bonus payout and the most recent LTI grant value for each NEO's position.

The market assessment used by the Executive Compensation Committee of the Board relies on the following considerations:
•The CEO and CFO market data for base salary, TCC and TDC, which is a 50/50 mix of Moog’s peer group and data from the Korn Ferry General Market Executive Compensation Report. For the other NEOs, it is drawn from the Korn Ferry survey data only. This approach widens the number of companies used for comparative purposes, thereby reducing the impact that individual changes within the peer group may have.
•Where peer group data is used, it has been taken on a like-for-like basis. The CEO and CFO are matched to equivalent peer company roles. For the Korn Ferry survey, like-for-like data is used with equivalent roles (CEO, CFO, Division Head). The survey data also uses Korn Ferry proprietary job evaluation system scores as a further means of ensuring the comparisons are accurate.
•Rather than comparing the value of the individual elements of compensation to market, the cumulative position is shown, so that the competitiveness of each element can be seen as they are combined.

This assessment, amongst other considerations, is used by the Executive Compensation Committee when determining NEO compensation.

Principal Elements of the Executive Compensation Program

Base Salary

The Executive Compensation Committee uses Korn Ferry’s Job Evaluation methodology for executive roles, including its NEOs. Each NEO has an evaluation score based upon this methodology that is used to benchmark compensation. Korn Ferry provides annual peer-company salary data, as well as data from their wider executive compensation survey. This information provides the basis for determining a competitive base salary for each position. NEOs’ base salaries are reviewed annually and adjustments are based on a comparison with market benchmarks, time in position and individual job performance.

Short Term Incentive (STI)

The Company’s senior managers and executives, including the NEOs, participate in the STI plan in which bonus payouts each year are a function of the Company’s performance against an annual Adjusted EBITDA target, with any payout depending entirely on this performance achievement.

The Company uses this metric to underscore the importance of collaboration at all levels of leadership. The Company supplies products to a diverse array of customers in a variety of global markets. The common thread is that the technology used in our high-performance precision motion and fluid controls and control systems and our other key technical resources are transferable from one segment to another in response to fluctuating customer demands. Having our senior leadership focus on “what’s good for the Company” has been an important factor in the Company’s performance. For a detailed explanation of the STI calculation method, refer to the Short Term Incentive (STI) section under The Process Used to Determine Compensation beginning on page 22.

Long Term Incentive (LTI)

Moog Inc. 2014 Long Term Incentive Plan (2014 LTI Plan)

In January 2015, the 2014 LTI Plan was approved by shareholders, providing for the grant of awards covering 2,000,000 Class A or Class B shares of stock. The 2014 LTI Plan was implemented to provide a more flexible framework that permits the development and implementation of a variety of stock-based incentives, which enable the Company to base awards on key performance metrics, as well as to further align our LTI compensation with our peers and shareholder interests.

The LTI awards granted in fiscal 2024 consist of PSUs and TVAs. PSUs provide an equity compensation element that is linked to key performance indicators. The number of PSUs that will vest depends on growth and profitability performance, which will be measured at the end of a three-year performance period. TVAs balance the Company's LTI mix in the form of cash-denominated, time-vested awards that may be settled in cash or a number of shares of stock based upon the current stock price at vesting. It is intended that TVAs will be settled with Class B shares upon vesting. Occasionally, restricted stock awards ("RSAs") are awarded to eligible executives as a fully vested stock bonus award. There were no stock bonus awards granted in fiscal 2024.

All awards granted in fiscal 2024 were issued in underlying Class B shares.

The number of annual PSUs and TVAs awarded was determined utilizing Korn Ferry peer company survey data as part of the analysis. Individual performance is not used to determine the number of awards.

Moog Inc. 2008 Stock Appreciation Rights Plan (2008 SAR Plan)

Issuances of new awards under the 2008 SAR Plan terminated on January 7, 2015 following shareholder approval of the 2014 LTI Plan. The 2008 SAR Plan covers outstanding SARs, which confer a benefit based on appreciation in value of Class A shares and are settled in the form of Class A shares.

Other Benefits and Perquisites

Retirement Programs

The Company believes retirement plans are a key element in attracting and retaining employees at all levels of the organization. The Company maintains both defined benefit and defined contribution plans directly in the U.S. and via various subsidiaries outside the U.S. Employees hired in the U.S. after January 1, 2008 are covered under a defined contribution plan. Of the NEOs, Mr. Trabert and Ms. Walter participate in the U.S. defined benefit retirement plan and all NEOs participate in either a defined benefit or defined contribution supplemental plan. Mr. Roche also has deferred benefits in an Ireland defined benefit plan. These plans are described in more detail along with officers’ other pension benefits in the sections under Pension Benefits beginning on page 34. The value of pension benefits for each NEO can be found in the 2024 Pension Benefits Table on page 37.

Medical Coverage

The NEOs participate in the same health insurance programs available to all employees. In addition, our executive officers have coverage under an enhanced medical insurance policy that generally covers all unpaid healthcare expenses deductible under Internal Revenue Service ("IRS") guidelines in the U.S. or receive equivalent expense reimbursements outside the U.S. This supplemental coverage plan was established in accordance with industry practice for senior executives. We believe that conforming to industry standards aids in executive retention.

Vacation, Disability and Group Life Insurance

NEOs participate in the same vacation, disability and life insurance programs as all other Moog employees. Life insurance coverage for employees is based upon a multiple of salary, with the multiple for the NEOs generally being two and a half times annual salary.

Termination Benefits

NEOs and other members of executive management are provided termination benefit agreements that are triggered under certain circumstances, including upon a termination of employment in connection with a change in control. The terms across the termination benefit agreements vary depending upon the version of the agreement executed. Generally, under these agreements, executive officers receive salary continuance for up to three years based upon length of service; STI on a prorated basis in the year of termination; outplacement services; and certain welfare benefit coverage and club dues for one year. These agreements are designed to retain executives and provide continuity of management in the event of a change in control. The Company believes that these severance and change in control benefits are required to attract and retain executive talent in a marketplace where such benefits are commonly offered. For additional information, refer to the section on Potential Payments Upon Termination or Change in Control beginning on page 38.

Other Benefits

The Company reimburses fees for membership in certain private clubs so that the Company’s executives have these facilities available for entertaining customers, conducting Company business and fulfilling community responsibilities.

The Process Used to Determine Compensation

Base Salary

The process for setting annual base salaries is one whereby the CEO makes recommendations for all other officers' merit-based salary increases and, occasionally, base salary adjustments needed to position an executive officer appropriately against market benchmarks. The Executive Compensation Committee approves or adjusts those recommendations for a final determination and determines the base salary adjustment for the CEO. As part of this process, the CEO prepares a performance appraisal for each executive officer, including himself, which is reviewed in detail by the Executive Compensation Committee. These performance appraisals take into consideration:

•the outcomes achieved by the business unit or functional area for which the officer is responsible;
•the conduct and contribution of the officer and the organization he/she manages in achieving overall Company results; and
•the officer’s achievements in developing organizational strength for the future.

In developing his recommendations for base salary increases and adjustments for the calendar year for the NEOs, other than himself, in 2024, Mr. Roche was also guided by the pay increases made across other Moog sites worldwide. The following table shows the 2024 and 2023 calendar year annual base salaries and corresponding percentage increase:

	Calendar Year Base Salary ($)
Name	2024	2023	Increase (%)
Pat Roche	$1,060,800	$1,020,001	4%
Jennifer Walter	607,651	584,272	4%
Mark J. Trabert	650,000	625,000	4%
Michael Schaff(1)	478,046	425,000	12%
Mark Graczyk(1)	478,046	425,000	12%
(1)    Messrs. Schaff and Graczyk’s salary increases also reflect market adjustments based upon their respective positions as Vice President; President, Commercial Aircraft and Vice President; President, Military Aircraft, which they were appointed effective March 1, 2023.

Short Term Incentive (STI)

Annual bonuses paid to senior managers and executives are developed in accordance with the Moog Inc. 2023 Management Short Term Incentive Plan ("STI plan"). Payments under the STI plan are paid to participants based on the Company's performance against an annual Adjusted EBITDA target. For purposes of the STI plan, Adjusted EBITDA is defined as reported earnings before interest, tax, depreciation and amortization excluding, but not limited to, the impacts of non-operating events and the gain or loss on asset sales.

The following table shows the fiscal 2024 performance target range:

Performance Goal	Minimum ($)	Target ($)	Maximum ($)
Adjusted EBITDA (in millions)	$364	$455	$546

The objective of the STI plan is to reward our executives for improvements in our operating performance. On occasion, there may be non-operating events which significantly influence the results reported in accordance with generally accepted accounting principles ("GAAP"). These non-operating events are not representative of the underlying performance of the business and could have a large positive or large negative impact on STI plan payments. Therefore, the Company reviews these non-operating events each fiscal year and may adjust for these impacts when setting targets and measuring performance to ensure the actual STI reflects the underlying operating performance. STI plan objectives for fiscal 2024 were not modified during the year once they were set.

On-target payouts vary based on a participant's responsibilities and are set as a percentage of base salary. During fiscal 2024, Mr. Roche was eligible to receive a CEO on-target STI bonus of 80% of base salary and the other NEOs were eligible to receive an on-target STI plan bonus of 60% of base salary. Performance below minimum would result in no payout and performance at or above maximum would be capped at two times the on-target percentage payout.

Actual total Company results and actual STI payouts for fiscal 2024 were as follows:

Adjusted EBITDA (in millions)	Actual ($)	Performance (%)	Target Payout (% of base salary)	Payout (% of base salary)
CEO	$476	123%	80%	98.4%
NEOs (other than CEO)	$476	123%	60%	73.8%

Performance measured under the STI plan was adjusted in alignment with our fiscal 2024 disclosed Adjusted EBITDA. Adjusted EBITDA is defined as EBITDA excluding, but not limited to, the impacts of non-operating events and the gain or loss on asset sales. The Company believes aligning the STI performance measurement to our reported adjusted results recognizes the underlying operational performance of the business while neutralizing the impact, favorable or unfavorable, of significant unexpected or non-operational items. It is also meant to encourage strategic decisions made to enhance shareholder value creation, which may not be immediately accretive. Additional information regarding adjustments made between the Company’s reported and adjusted results can be accessed in the Earnings Release Presentation published with the fiscal 2024 fourth quarter earnings press release on our website at www.moog.com by selecting Investors, Financials and then Quarterly Results.

Long Term Incentive (LTI)

The Company believes that stock ownership on the part of executive officers serves to align the leadership of the Company with the interest of shareholders. The Board has appointed the Executive Compensation Committee to administer all components of executive compensation, including equity-based compensation plans. These responsibilities include the authority to construe and interpret the terms of the plans and awards granted under them, as well as the authority to determine the persons eligible to receive awards, when each award will be granted and the terms of each award, including the award amounts granted. No awards may be re-priced in accordance with the terms of the Company’s outstanding plans.

During fiscal 2024, the NEOs were awarded the following amounts:

Name	PSUs(1) (#)	TVAs ($)	Total Grant Date Fair Value ($)
Pat Roche	9,489	1,125,000	2,322,512
Jennifer Walter	2,742	325,000	671,040
Mark J. Trabert	2,109	250,000	516,156
Michael Schaff	1,498	177,500	366,548
Mark Graczyk	1,498	177,500	366,548
(1)Column represents the target number of PSUs.

These awards were granted under the 2014 LTI Plan and, in respect to the PSUs, were issued in underlying Class B shares. The TVAs each vest ratably over a three-year period. The PSUs will vest at the end of a three-year performance period and the number of PSUs earned will be determined based upon the level of performance achieved against two performance criteria. PSUs have the potential to be earned between zero and two times the number of target units awarded.

The Executive Compensation Committee has not used a formulaic approach, but in years when performance is considered adequate, the Executive Compensation Committee has invited the CEO to make recommendations for LTI awards for all executive officers other than himself. These recommendations were either approved or adjusted by the Executive Compensation Committee. With regard to the CEO, Mr. Roche, PSU and TVA awards were determined by the Executive Compensation Committee. In fiscal 2024, a total of 40,388 PSUs and $5,163,500 of TVAs were awarded to all eligible executives, including the NEOs.

PSU awards contain such terms and conditions as determined by the Executive Compensation Committee, subject to the terms of the 2014 LTI Plan, including the dates on which the PSUs vest and settle, the performance criteria which the awards are based on and the way in which awards will be linked to performance targets.

PSUs vest and settle pursuant to the terms and conditions outlined in each participant’s award agreement, as determined by the
Executive Compensation Committee. Except as described in Potential Payments upon Termination or Change in Control beginning on page 38, PSUs do not vest earlier than the end of the three-year performance period, at which time they vest in accordance with the level of performance attained upon certification by the Executive Compensation Committee. Under the 2014 LTI Plan, the total number of shares of Moog stock subject to PSUs that may be awarded to any one employee during any fiscal year of the Company may not exceed 100,000 shares. For the fiscal 2024 grant, the performance measures used for PSUs were sales and operating margin targets. Sales target is defined as the cumulative consolidated sales across the performance period and operating margin target is defined as an average of the consolidated adjusted operating margin for each fiscal year during the performance period. The Company does not publicly disclose the specific performance target levels as they constitute highly confidential information that would result in competitive harm. The targets approved by the Executive Compensation Committee and the Board are rigorous and challenging and were set sufficiently high enough to be difficult, but not unattainable to achieve.

TVAs contain such terms and conditions as determined by the Executive Compensation Committee, subject to the terms of the 2014 LTI Plan, including the dates on which the TVAs vest and settle and whether the TVAs will be settled in the form of cash or a number of Class B shares, determined using the current stock price upon settlement.

TVAs vest and settle pursuant to the terms and conditions outlined in each participant’s award agreement, as determined by the Executive Compensation Committee. Except as described in Potential Payments upon Termination or Change in Control beginning on page 38, TVAs vest ratably over three years from the date of grant. Each vested fixed dollar tranche of a TVA will settle in Class B shares using the fair market value, as defined in the 2014 LTI Plan, of the Class B shares on the date of vesting of such tranche. While it is intended that TVAs will be settled in Class B shares, the Company reserves the right, at its discretion, to settle vested amounts in cash rather than issue shares.

RSAs contain such terms and conditions as determined by the Executive Compensation Committee, subject to the terms of the 2014 LTI Plan, including the date on which the RSAs vest and settle. There were no RSAs granted to NEOs during fiscal 2024.

The Executive Compensation Committee, in collaboration with the CEO, selected a pattern of award distributions where all officers except the CEO, CFO and COO were awarded the same number of PSUs and TVAs. Korn Ferry analysis indicates that the value of the Company’s awards in PSUs and TVAs is below the median of peer companies.

The Executive Compensation Committee remains mindful of the relationship between the number of stock-based compensation awards granted and the shares outstanding. As of fiscal 2024 year-end, the shares related to the Company’s outstanding awards were approximately 1% of the total outstanding shares.

In the past, NEOs received a portion of their LTI awards in the form of SARs and have outstanding SARs under the 2014 LTI Plan. A SAR award contains such terms and conditions as determined by the Executive Compensation Committee, subject to the terms of the 2014 LTI Plan, including the date on which the SARs become exercisable and the expiration date of the SARs. The exercise price of a SAR on Class B shares will be equal to the fair market value of one Class B share on the grant date as defined in the 2014 LTI Plan.

SARs vest and become exercisable pursuant to the terms and conditions outlined in each participant’s award agreement, as determined by the Executive Compensation Committee. Except as described in Potential Payments upon Termination or Change in Control beginning on page 38, SARs vest ratably over three years from the date of grant, and vested SAR awards will be exercisable by participants only until the tenth anniversary of the date of grant. Under the 2014 LTI Plan, the total number of shares of Moog stock subject to SARs that may be awarded to any one employee during any fiscal year of the Company may not exceed 100,000 shares.

Risk Review

In formulating and evaluating the Company’s executive compensation program, the Executive Compensation Committee considers whether the program promotes excessive risk-taking. The Executive Compensation Committee believes the components of the Company’s executive compensation program:

•Provide an appropriate mix of fixed and variable pay;
•Balance short-term operational performance with long-term increases in shareholder value;
•Reinforce a performance-oriented environment; and
•Encourage recruitment and retention of key executives.

The Executive Compensation Committee of the Board has followed substantially consistent practices over the years and the members of the Executive Compensation Committee have not seen any evidence that our compensation programs create risks that are reasonably likely to have a material adverse effect on our Company. The Executive Compensation Committee believes the leadership of the Company is not provided with incentives which would result in leadership taking unreasonable risks in order to achieve short-term results at the expense of the long-term health and welfare of the shareholders’ investment. Additional policies are in place to further reduce the likelihood of excessive risk-taking, such as the Insider Trading Policy, which prohibits key insiders, including officers, from engaging in short sales or hedging transactions involving the Company’s securities.

Tax and Accounting Implications of Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation to $1 million per year for certain executive officers. While the Executive Compensation Committee considers tax and accounting implications as factors when considering executive compensation, they are not the only factors considered. Other important considerations may outweigh tax and accounting considerations. As such, the Executive Compensation Committee reserves the right to establish compensation arrangements that may not be fully tax deductible by the Company under applicable tax laws. For fiscal 2024, the compensation of Messrs. Roche and Trabert and Ms. Walter each exceeded the limitation under Section 162(m) of the Internal Revenue Code.

The Executive Compensation Committee Report

The Executive Compensation Committee of the Board has reviewed and discussed this CD&A with the Company’s management. Based on this review and these discussions with management, the Executive Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement.

Executive Compensation Committee Members:

William G. Gisel, Jr., Chair	Brian J. Lipke
Janet M. Coletti	Mahesh Narang
Peter J. Gundermann

COMPENSATION OF EXECUTIVE OFFICERS

Distinguishing "Awarded" Pay from "Reported" Pay in 2024

In reviewing our executive compensation, it is important to distinguish the reported compensation provided to our NEOs in fiscal 2024 from the compensation that was actually awarded to our NEOs in fiscal 2024. We have provided the following additional compensation table in order to remove the volatility related to the effects of changes in actuarial assumptions on the value of the NEOs’ pension benefits as required to be disclosed in the 2024 Summary Compensation Table. This table is not a substitute for the 2024 Summary Compensation Table, which appears on page 27.

The table below shows the compensation awarded to each of our NEOs for fiscal 2024. This table includes:

•Salaries paid during fiscal 2024;
•PSUs and TVAs awarded in fiscal 2024 under the LTI;
•Non-equity incentive compensation earned for fiscal 2024 under the STI; and
•All other compensation.

Name and Principal Position	Year(1)	Salary(2) ($)	Bonus ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	All Other Compensation(6) ($)	Total ($)
Pat Roche	2024	$1,030,200	$—	$2,322,512	$—	$1,043,827	$219,261	$4,615,800
President; CEO; Director	2023	888,334	—	1,772,181	—	702,103	383,419	3,746,037
	2022	596,643	—	500,079	249,979	304,375	508,344	2,159,420
Jennifer Walter	2024	$590,121	$—	$671,040	$—	$448,447	$32,276	$1,741,884
Executive Vice President; CFO	2023	578,656	—	587,414	—	379,193	31,477	1,576,740
	2022	553,857	—	373,333	186,663	273,600	31,709	1,419,162
Mark J. Trabert	2024	$631,250	$—	$516,156	$—	$479,700	$429,795	$2,056,901
Executive Vice President; COO	2023	584,320	—	507,738	—	405,625	345,109	1,842,792
	2022	515,284	—	213,404	106,677	252,784	279,522	1,367,671
Michael Schaff(7)	2024	$455,592	$—	$366,548	$—	$352,798	$114,605	$1,289,543
Vice President; President, Commercial Aircraft	2023	—	—	—	—	—	—	—
	2022	—	—	—	—	—	—	—
Mark Graczyk(7)	2024	$455,592	$—	$366,548	$—	$352,798	$71,085	$1,246,023
Vice President; President, Military Aircraft	2023	—	—	—	—	—	—	—
	2022	—	—	—	—	—	—	—
(1)The years reported are the Company’s fiscal years ended September 28, 2024, September 30, 2023 and October 1, 2022.
(2)Includes amounts, if any, deferred at the direction of the NEO pursuant to the Company’s 401(k) Plan.
(3)This column shows the aggregate grant date fair value computed in accordance with ASC 718 for the PSUs granted under the LTI for the fiscal years reported and the fixed dollar amounts of TVAs granted under the LTI for the fiscal years reported. For Mr. Trabert, this column also includes the grant date fair value of the RSAs granted and fully vested under the LTI as an employee stock bonus award upon his appointment as COO in fiscal year 2023. With respect to the PSUs, this value is based on the fair value of the equity-based award multiplied by the number of securities underlying the target PSUs and represents the amount that the Company expects to expense for accounting purposes over the award’s vesting schedule. With respect to the LTI awards, the amounts may not reflect the actual amounts that may be realized by the executive officers. A discussion of the assumptions used in calculating these values may be found in Note 19 - Equity-Based Compensation to the audited financial statements in Moog’s Annual Report on Form 10-K for the fiscal year ended September 28, 2024.
(4)This column shows the aggregate grant date fair value computed in accordance with ASC 718 for SAR awards granted under the LTI for fiscal year 2022. The amount is based on the fair value of the equity-based award as determined using the Black-Scholes option-pricing model multiplied by the number of securities underlying the SAR awards. The amounts do not reflect the actual amounts that may be realized by the executive officers. A discussion of the assumptions used in calculating these values may be found in Note 19 - Equity-Based Compensation to the audited financial statements in Moog’s Annual Report on Form 10-K for the fiscal year ended September 28, 2024.
(5)This column shows the STI plan compensation as described in The Process Used to Determine Compensation beginning on page 22 for the fiscal years reported. Includes amounts, if any, deferred at the direction of the executive officer pursuant to the Company’s 401(k) Plan.
(6)The table on page 28 shows the components of this column, which generally include group life and executive insurance premiums, Company contributions to the Company’s defined contribution plans, cash in lieu of vacation and other perquisites. The amounts represent the amount paid by, or the incremental cost to, the Company.
(7)Messrs. Schaff and Graczyk were not NEOs in fiscal years 2023 or 2022, so compensation is not reported for those years.

2024 Summary Compensation Table

The table below presents dollar amounts computed as required under SEC rules.

The amounts shown for equity-based awards reflect the aggregate grant date fair value. These amounts do not reflect the current or prospective value of these awards to the executive.

The amounts shown under the column “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” reflect the change in the actuarial present value of each NEO’s retirement benefits and any above market or preferential earnings under the Moog Inc. Defined Contribution Supplemental Executive Retirement Plan (“DC SERP”) and the Moog Inc. Retirement Savings Restoration Plan (“Restoration Plan”). The pension values for fiscal 2024 reflect the impact of changes in interest rates on actuarial present value calculations, years of credited service and changes in compensation levels.

Name and Principal Position	Year(1)	Salary(2) ($)	Bonus ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total ($)
Pat Roche	2024	$1,030,200	$—	$2,322,512	$—	$1,043,827	$5,571,389	$219,261	$10,187,189
President; CEO; Director	2023	888,334	—	1,772,181	—	702,103	2,269,748	383,419	6,015,785
	2022	596,643	—	500,079	249,979	304,375	—	508,344	2,159,420
Jennifer Walter	2024	$590,121	$—	$671,040	$—	$448,447	$222,664	$32,276	$1,964,548
Executive Vice President; CFO	2023	578,656	—	587,414	—	379,193	41,448	31,477	1,618,188
	2022	553,857	—	373,333	186,663	273,600	—	31,709	1,419,162
Mark J. Trabert	2024	$631,250	$—	$516,156	$—	$479,700	$879,881	$429,795	$2,936,782
Executive Vice President; COO	2023	584,320	—	507,738	—	405,625	355,323	345,109	2,198,115
	2022	515,284	—	213,404	106,677	252,784	—	279,522	1,367,671
Michael Schaff(8)	2024	$455,592	$—	$366,548	$—	$352,798	$9,519	$114,605	$1,299,062
Vice President; President, Commercial Aircraft	2023	—	—	—	—	—	—	—	—
	2022	—	—	—	—	—	—	—	—
Mark Graczyk(8)	2024	$455,592	$—	$366,548	$—	$352,798	$2,664	$71,085	$1,248,687
Vice President; President, Military Aircraft	2023	—	—	—	—	—	—	—	—
	2022	—	—	—	—	—	—	—	—
(1)The years reported are the Company’s fiscal years ended September 28, 2024, September 30, 2023 and October 1, 2022.
(2)Includes amounts, if any, deferred at the direction of the NEO pursuant to the Company’s 401(k) Plan.
(3)This column shows the aggregate grant date fair value computed in accordance with ASC 718 for the PSUs granted under the LTI for the fiscal years reported and the fixed dollar amounts of TVAs granted under the LTI for the fiscal years reported. For Mr. Trabert, this column also includes the grant date fair value of the RSAs granted and fully vested under the LTI as an employee stock bonus award upon his appointment as COO in fiscal year 2023. With respect to the PSUs, this value is based on the fair value of the equity-based award multiplied by the number of securities underlying the target PSUs and represents the amount that the Company expects to expense for accounting purposes over the award’s vesting schedule. With respect to the LTI awards, the amounts may not reflect the actual amounts that may be realized by the executive officers. A discussion of the assumptions used in calculating these values may be found in Note 19 - Equity-Based Compensation to the audited financial statements in Moog’s Annual Report on Form 10-K for the fiscal year ended September 28, 2024.
(4)This column shows the aggregate grant date fair value computed in accordance with ASC 718 for SAR awards granted under the LTI for fiscal year 2022. The amount is based on the fair value of the equity-based award as determined using the Black-Scholes option-pricing model multiplied by the number of securities underlying the SAR awards. The amounts do not reflect the actual amounts that may be realized by the executive officers. A discussion of the assumptions used in calculating these values may be found in Note 19 - Equity-Based Compensation to the audited financial statements in Moog’s Annual Report on Form 10-K for the fiscal year ended September 28, 2024.
(5)This column shows the STI plan compensation as described in The Process Used to Determine Compensation beginning on page 22 for the fiscal years reported. Includes amounts, if any, deferred at the direction of the executive officer pursuant to the Company’s 401(k) Plan.

(6)The aggregate change in actuarial present value is determined using mortality rates, interest rate and other assumptions consistent with those used in our financial statements. The amounts in this column represent the aggregate change in the actuarial present value of the officer’s accumulated retirement benefits under the Moog Inc. Employee Retirement Plan ("ERP") and the Moog Inc. Plan to Equalize Retirement Income and Supplemental Retirement Plan (“PERI-SERP”) and above-market or preferential earnings under the DC SERP and the Restoration Plan. In fiscal year 2022, the change in pension value for all NEOs was zero, as the increase in interest rates more than offset any growth in value due to regular pension accruals. For additional information, refer to the 2024 Pension Benefits Table on page 37 and the table for 2024 Non-Qualified Deferred Compensation on page 37.
(7)The table below shows the components of this column, which generally include group life and executive insurance premiums, Company contributions to the Company’s defined contribution plans, including under the DC SERP and Restoration Plan and other perquisites. The amounts represent the amount paid by, or the incremental cost to, the Company.

Name	Year	Group Life Insurance Premium ($)	Executive Medical Premiums & Reimbursements ($)	Executive Disability Premiums ($)	Company Contributions - Defined Contribution Plan(s)(a) ($)	Cash Paid In-Lieu of Vacation ($)	Miscellaneous Compensation(b) ($)
Pat Roche	2024	$6,398	$5,659	$1,360	$138,125	$—	$67,719
Jennifer Walter	2024	3,665	5,734	1,360	1,650	19,164	703
Mark J. Trabert	2024	3,920	5,659	1,360	343,317	54,250	21,289
Michael Schaff	2024	2,831	5,884	1,357	58,934	33,463	12,136
Mark Graczyk	2024	2,831	5,659	1,357	52,705	—	8,533
(a)The amounts include Company contributions to the Company’s defined contribution plan for each NEO and, for Mr. Trabert, includes Company contributions to the DC SERP and, for Messrs. Roche, Schaff and Graczyk, includes Company contributions to the Restoration Plan.
(b)Miscellaneous Compensation principally consists of perquisites such as club dues and auto expenses. Miscellaneous Compensation for Mr. Roche includes $52,680 related to tax equalization.

(8)Messrs. Schaff and Graczyk were not NEOs in fiscal years 2023 or 2022, so compensation is not reported for those years.

2024 Grants of Plan-Based Awards

The following table summarizes the grants of plan-based awards made to the NEOs in the 2024 Summary Compensation Table during the fiscal year ended September 28, 2024. All non-cash settled awards that were granted in fiscal 2024 were issued underlying Class B shares.

Name & Type of Award	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(4) ($)(#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Pat Roche
STI(2)	N/A	$424,320	$848,640	$1,697,280	—	—	—	—	—	$—	$—
PSU(3)	11/14/2023	—	—	—	4,745	9,489	18,978	—	—	—	1,197,512
TVA	11/14/2023	—	—	—	—	—	—	$1,125,000	—	—	1,125,000
Jennifer Walter
STI(2)	N/A	$182,295	$364,591	$729,181	—	—	—	—	—	$—	$—
PSU(3)	11/14/2023	—	—	—	1,371	2,742	5,484	—	—	—	346,040
TVA	11/14/2023	—	—	—	—	—	—	$325,000	—	—	325,000
Mark J. Trabert
STI(2)	N/A	$195,000	$390,000	$780,000	—	—	—	—	—	$—	$—
PSU(3)	11/14/2023	—	—	—	1,055	2,109	4,218	—	—	—	266,156
TVA	11/14/2023	—	—	—	—	—	—	$250,000	—	—	250,000
Michael Schaff
STI(2)	N/A	$143,414	$286,828	$573,656	—	—	—	—	—	$—	$—
PSU(3)	11/14/2023	—	—	—	749	1,498	2,996	—	—	—	189,048
TVA	11/14/2023	—	—	—	—	—	—	$177,500	—	—	177,500
Mark Graczyk
STI(2)	N/A	$143,414	$286,828	$573,656	—	—	—	—	—	$—	$—
PSU(3)	11/14/2023	—	—	—	749	1,498	2,996	—	—	—	189,048
TVA	11/14/2023	—	—	—	—	—	—	$177,500	—	—	177,500
(1)The grant date is the date the Board ratifies the Executive Compensation Committee’s approval of the awards.
(2)Actual amounts paid in cash under the STI plan in fiscal 2024 are reflected in the "Non-Equity Incentive Plan Compensation" column of the 2024 Summary Compensation Table on page 27. STI has specified threshold, target and maximum performance payout levels such that performance below threshold results in no STI being earned, performance at threshold results in 50% of the on-target STI being earned and performance at maximum results in 200% of the on-target STI being earned. Payouts are subject to the terms of the STI plan, as described in The Process Used to Determine Compensation beginning on page 22.
(3)The NEOs were granted PSUs in fiscal 2024 that could settle in Class B shares at the end of the three-year performance period based on two equally-weighted performance criteria. Each criterion has a specified threshold, target and maximum performance payout levels such that performance below threshold results in no PSUs being earned, performance at target results in 50% of the maximum PSUs being earned and performance at maximum results in 100% of the maximum PSUs being earned. Proportional adjustment(s) will be applied for performance falling between threshold and target or target and maximum payout. The NEOs may receive between 0% and 200% of the target number of PSUs granted at the end of the performance period based upon the combined performance criteria.
(4)The dollar amount shown in this column represents the fixed dollar value of a TVA granted to each NEO during fiscal 2024. Pursuant to the terms of the award agreements, each TVA vests in equal annual fixed dollar tranches over a three year period beginning one year after the date of grant. Each vested fixed dollar tranche of a TVA will settle in Class B shares using the "fair market value" (as defined in the 2014 LTI Plan) of the Class B shares on the date of vesting of such tranche. The Company reserves the right, at its discretion, to settle vested amounts in cash rather than shares, pursuant to the terms of the award agreements.
(5)This column shows the aggregate grant date fair value computed in accordance with ASC 718. For PSUs, the actual value of units received will depend on the Company’s performance and market value of common stock at the time of settlement. The grant date fair value is based on the fair value of the equity-based award multiplied by the number of securities underlying the target PSUs. This represents the amount that the Company expects to expense for accounting purposes over the award’s vesting schedule. For TVAs, the amount represents the fixed dollar amount of the award at the time of grant. The amounts do not reflect the actual amounts that may be realized by the executive officers. Assumptions made in the calculations of these amounts may be found in Note 19 - Equity-Based Compensation to the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2024.

Outstanding Equity Awards at 2024 Fiscal Year-End

			Option Awards(1)				Stock Awards(2)
Name	Grant Date	Common Stock	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) ($)	Market Value of Shares or Units That Have Not Vested(4) ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5) ($)
Pat Roche
	11/11/2014	Class A	5,000	—	$74.380	11/11/2024	$—	$—	—	$—
	11/17/2015	Class A	3,333	—	63.040	11/17/2025	—	—	—	—
	11/17/2015	Class B	6,667	—	65.900	11/17/2025	—	—	—	—
	11/15/2016	Class B	10,000	—	71.648	11/15/2026	—	—	—	—
	11/14/2017	Class B	6,181	—	82.310	11/14/2027	—	—	—	—
	11/13/2018	Class B	6,988	—	80.190	11/13/2028	—	—	—	—
	11/12/2019	Class B	6,794	—	85.950	11/12/2029	—	—	—	—
	11/17/2020	Class B	4,452	—	73.390	11/17/2030	—	—	—	—
	11/16/2021	Class B	5,838	2,919	83.000	11/16/2031	—	—	—	—
	11/16/2021	Class B	—	—	—	—	83,333	83,333	—	—
	11/15/2022	Class B	—	—	—	—	—	—	10,534	2,088,787
	11/15/2022	Class B	—	—	—	—	583,333	583,333	—	—
	11/14/2023	Class B	—	—	—	—	—	—	9,489	1,881,574
	11/14/2023	Class B	—	—	—	—	1,125,000	1,125,000	—	—
Jennifer Walter
	11/17/2015	Class A	667	—	$63.040	11/17/2025	$—	$—	—	$—
	11/17/2015	Class B	1,333	—	65.900	11/17/2025	—	—	—	—
	11/15/2016	Class B	2,000	—	71.648	11/15/2026	—	—	—	—
	11/14/2017	Class B	1,611	—	82.310	11/14/2027	—	—	—	—
	11/13/2018	Class B	1,741	—	80.190	11/13/2028	—	—	—	—
	11/12/2019	Class B	11,323	—	85.950	11/12/2029	—	—	—	—
	11/17/2020	Class B	7,611	—	73.390	11/17/2030	—	—	—	—
	11/16/2021	Class B	4,360	2,179	83.000	11/16/2031	—	—	—	—
	11/16/2021	Class B	—	—	—	—	62,222	62,222	—	—
	11/15/2022	Class B	—	—	—	—	—	—	3,492	692,429
	11/15/2022	Class B	—	—	—	—	193,333	193,333	—	—
	11/14/2023	Class B	—	—	—	—	—	—	2,742	543,711
	11/14/2023	Class B	—	—	—	—	325,000	325,000	—	—
Mark J. Trabert
	11/13/2018	Class B	6,988	—	$80.190	11/13/2028	$—	$—	—	$—
	11/12/2019	Class B	6,794	—	85.950	11/12/2029	—	—	—	—
	11/17/2020	Class B	4,452	—	73.390	11/17/2030	—	—	—	—
	11/16/2021	Class B	2,492	1,245	83.000	11/16/2031	—	—	—	—
	11/16/2021	Class B	—	—	—	—	35,555	35,555	—	—
	11/15/2022	Class B	—	—	—	—	—	—	1,987	394,002
	11/15/2022	Class B	—	—	—	—	110,000	110,000	—	—
	11/14/2023	Class B	—	—	—	—	—	—	2,109	418,194
	11/14/2023	Class B	—	—	—	—	250,000	250,000	—	—

			Option Awards(1)				Stock Awards(2)
Name	Grant Date	Common Stock	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) ($)	Market Value of Shares or Units That Have Not Vested(4) ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5) ($)
Michael Schaff
	11/14/2017	Class B	806	—	$82.310	11/14/2027	$—	$—	—	$—
	11/13/2018	Class B	1,741	—	80.190	11/13/2028	—	—	—	—
	11/12/2019	Class B	1,736	—	85.950	11/12/2029	—	—	—	—
	11/17/2020	Class B	1,089	—	73.390	11/17/2030	—	—	—	—
	11/16/2021	Class B	662	330	83.000	11/16/2031	—	—	—	—
	11/16/2021	Class B	—	—	—	—	8,888	8,888	—	—
	11/15/2022	Class B	—	—	—	—	—	—	506	100,335
	11/15/2022	Class B	—	—	—	—	28,000	28,000	—	—
	11/14/2023	Class B	—	—	—	—	—	—	1,498	297,038
	11/14/2023	Class B	—	—	—	—	177,500	177,500	—	—
Mark Graczyk
	11/14/2017	Class B	806	—	$82.310	11/14/2027	$—	$—	—	$—
	11/13/2018	Class B	1,741	—	80.190	11/13/2028	—	—	—	—
	11/12/2019	Class B	1,736	—	85.950	11/12/2029	—	—	—	—
	11/17/2020	Class B	1,089	—	73.390	11/17/2030	—	—	—	—
	11/16/2021	Class B	662	330	83.000	11/16/2031	—	—	—	—
	11/16/2021	Class B	—	—	—	—	8,888	8,888	—	—
	11/15/2022	Class B	—	—	—	—	—	—	506	100,335
	11/15/2022	Class B	—	—	—	—	28,000	28,000	—	—
	11/14/2023	Class B	—	—	—	—	—	—	1,498	297,038
	11/14/2023	Class B	—	—	—	—	177,500	177,500	—	—
(1)Option awards consist of SARs. The exercise price of a SAR on Class A shares will be equal to the fair market value of one Class A share as defined in either the 2008 SAR Plan or the 2014 LTI Plan. The exercise price of a SAR on Class B shares will be equal to the fair market value of one Class B share as defined in the 2014 LTI Plan. The SARs vest in tranches ratably over a three year period beginning one year after the date of grant (33% in each of the three years from the grant date) and expire ten years after the date of grant. Equity-based compensation awards are generally granted annually in November and are not re-priced or granted retroactively.
(2)Stock awards consists of PSUs and TVAs. The PSUs vest at the end of a three year performance period from the date of grant and can vest between 0% – 200% of the target number of outstanding PSUs, subject to the achievement of the relevant performance conditions. The TVAs vest in tranches ratably over a three year period beginning one year after the date of grant (33% in each of the three years after the grant date).
(3)The amounts in this column represent the dollar value of TVAs outstanding as of fiscal year end. TVAs are fixed dollar amount awards, which vest in equal tranches over three years and will settle in Class B shares based upon the fair market value of the Class B shares at the time of vesting. The Company reserves the right, at its discretion, to settle vested amounts in cash rather than shares.
(4)The amounts in this column represent the fixed dollar amount of TVAs outstanding as of fiscal year end.
(5)The amounts in this column are the market value of the PSUs based upon the market price of the Company's Class B shares of $198.29 on September 27, 2024.

2024 Option Exercises and Stock Vested

The following table provides information for the NEOs named in the 2024 Summary Compensation Table regarding the exercises of options and stock awards that vested during the fiscal year ended September 28, 2024.

	Option Awards(1)		Stock Awards(6)
Name	Number of Shares Acquired on Exercise(2) (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(7) ($)
Pat Roche(3)	15,000	$1,186,250	7,555	$1,264,077
Jennifer Walter(4)	2,000	188,180	4,944	855,846
Mark J. Trabert(5)	16,181	1,214,048	2,830	489,720
Michael Schaff	—	—	710	122,835
Mark Graczyk	—	—	710	122,835
(1)Option awards consist of SARs.
(2)For SARs that were exercised, the number of shares in this column reflects the nominal number of shares that were subject to SARs. The number of shares actually received upon exercise of SARs was lower and represented the value realized on exercise divided by the market value at the time of exercise.
(3)The following details Mr. Roche’s SAR exercises in fiscal 2024:

Exercise Date	Grant Date	Type of Award	Number of Options Exercised (#)	Exercise Price ($)	Amount Realized ($)
10/10/2023	11/11/2013	SAR	10,000	$61.69	$537,100
09/20/2024	11/11/2014	SAR	5,000	74.38	649,150
(4)The following details Ms. Walter’s SAR exercises in fiscal 2024:

Exercise Date	Grant Date	Type of Award	Number of Options Exercised (#)	Exercise Price ($)	Amount Realized ($)
04/29/2024	11/11/2014	SAR	2,000	$74.38	$188,180
(5)The following details Mr. Trabert’s SAR exercises in fiscal 2024:

Exercise Date	Grant Date	Type of Award	Number of Options Exercised (#)	Exercise Price ($)	Amount Realized ($)
03/18/2024	11/15/2016	SAR	10,000	$71.65	$791,020
03/18/2024	11/14/2017	SAR	6,181	82.31	423,028
(6)Stock awards consist of PSUs that vested in fiscal 2024 and settled in November 2024 and TVAs that vested in fiscal 2024 and settled in November 2023.
(7)Based on the closing price of the Company's Class B shares of common stock on the date that the stock award vested.

EQUITY COMPENSATION PLAN INFORMATION

The Company maintains the 2008 SAR Plan and the 2014 LTI Plan. Set forth below is information as of September 28, 2024 regarding equity compensation awards and the resultant shares that may be issued under those plans. As of September 28, 2024, all outstanding awards and all grants remaining available for future issuance may result in the issuance of either Class A or Class B shares.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1) (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2) ($)	Number of Options, Warrants and Rights Remaining Available for Issuance Under Equity Compensation Plans(3) (#)
Equity Compensation Plans Approved by Security Holders	449,066	$78.18	1,797,038
Equity Compensation Plans Not Approved by Security Holders(4)	—	—	—
Total	449,066	$78.18	1,797,038
(1)The number of securities to be issued upon exercise reports the number of shares calculated to be issued if all outstanding SAR awards were exercised at September 28, 2024 plus the number of outstanding target PSUs and TVAs at September 28, 2024. The number of shares issuable upon exercise of SAR awards is calculated based upon the excess of the market price on September 27, 2024 over the exercise price of the SARs. The TVAs were converted to shares using the market price of the Company's Class B shares of $198.29 on September 27, 2024.
(2)The weighted-average exercise price does not include PSUs and TVAs.
(3)At the fiscal 2024 year-end, the number of options, warrants and rights remaining available for future issuance under the 2014 LTI Plan were 612,850 and the Employee Stock Purchase Plan ("ESPP") were 1,184,188. There are no options, warrants and rights remaining available for issuance under the 2008 SAR Plan. These figures do not include the additional 1,500,000 shares that are included as part of the 2025 LTI Plan, for which shareholder approval is sought pursuant to Proposal 2 of this Proxy Statement.
(4)The Company has no equity compensation plans that have not been approved by security holders.

PENSION BENEFITS

U.S. Pension Benefits

The Company maintains the Moog Inc. Employees’ Retirement Plan (“ERP”), a tax-qualified defined benefit retirement plan, funded by employer contributions. Of the NEOs, Ms. Walter and Mr. Trabert participate in the ERP and Mr. Schaff has a frozen benefit in the ERP.

Compensation used to determine the benefit accrual available to U.S. based executive officers under the qualified defined benefit plan is limited to $330,000 for the plan year ended September 30, 2024.

The Internal Revenue Code limits the benefits that may be paid from tax-qualified defined benefit retirement plans and the contributions that may be made to tax-qualified defined contribution retirement plans. The Company maintains supplemental retirement plans for certain executive officers, including the NEOs, to bridge the gap between legally mandated limits on qualified pension plan benefits and the retirement benefits offered at comparable public companies and to provide participants with supplemental benefits. Each NEO, besides Messrs. Schaff and Graczyk, participates in the Moog Inc. Plan to Equalize Retirement Income and Supplemental Executive Retirement Plan (“PERI-SERP”), Mr. Trabert also participates in the Moog Inc. Defined Contribution Supplemental Executive Retirement Plan (“DC SERP”) and Messrs. Roche, Schaff and Graczyk also participate in the Moog Inc. Retirement Savings Restoration Plan (“Restoration Plan”).

While the Company formally funds the ERP, the PERI-SERP, DC SERP and Restoration Plan are not formally funded. Rabbi Trusts, however, were established under which certain funds have been set aside to satisfy some of the obligations under the PERI-SERP, DC SERP and Restoration Plan. If the funds in the Rabbi Trusts are insufficient to pay amounts payable under these plans, the Company will pay the difference.

Moog Inc. Employees' Retirement Plan

Under the ERP, benefits are generally payable monthly upon retirement to participating employees of the Company. These benefits are based upon compensation and years of service and subject to limitations imposed by the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code. The ERP is administered by a Retirement Plan Committee and covers all eligible employees with one year of service and a minimum of 1,000 hours of employment. New U.S. based employees hired on or after January 1, 2008 are not eligible to participate in the ERP. New U.S. based employees hired after that date are covered under a defined contribution plan.

Benefits payable under the ERP are determined on the basis of compensation and credited years of service. A participant’s accrued benefit is equal to the sum of the participant’s prior service benefit, if any, and the participant’s future service benefit.

A participant is entitled to a prior service benefit if the participant was actively employed on or after January 1, 1998 (or retired as of January 1, 1998) and was employed by the Company before October 1, 1990. The prior service benefit is 1.15% of the first $20,000 of prior service compensation, plus 1.75% of prior service compensation in excess of $20,000, multiplied by the participant’s prior service. “Prior service compensation” is the greater of (i) the participant’s basic annual rate of pay on January 1, 1988, and (ii) the amount of the participant’s annual rate of pay plus overtime and shift differential received in the calendar year ending December 31, 1989, not to exceed $150,000. “Prior service” is the number of years and completed months of credited service with the Company through October 1, 1990.

A participant’s future service benefit is computed separately for each year of credited service beginning with October 1, 1990, or the participant’s date of hire, if later, and is equal to 1.15% of the participant’s future service compensation not in excess of $20,000, plus 1.75% of the participant’s future service compensation in excess of $20,000. In any event, after a participant is credited with 35 years of combined prior service and future service, the participant’s benefit for each year of future service will be 1.75% of future service compensation. “Future service compensation” with respect to a plan year is the amount of basic annual pay, plus any overtime or shift differential, a participant receives in the calendar year ending within that plan year. The maximum dollar amount of future service compensation that may be used for ERP purposes is set by law and adjusted periodically. The maximum dollar amount is $330,000 for the plan year ended September 30, 2024.

Any participant who entered the ERP before the 2002 plan year and retires with five years or more of service will receive a minimum pension benefit. If the participant joined the ERP before October 1, 2002 and retires at age 65 with 15 or more years of vesting service, the minimum pension benefit will be at least $2,400 per year. If the participant joined the ERP before October 1, 2002 and retires at age 65 with between 5 and 15 years of service, the minimum pension benefit will be a prorated portion of the $2,400 per year minimum benefit.

A participant generally may retire and begin receiving ERP benefits at normal retirement age (age 65). A participant also may retire and begin receiving plan benefits on the first day of any month coincident with or next following the participant’s 55th birthday, but only if the participant has completed 15 years of vesting service. However, the amount of a participant’s monthly ERP benefit will be discounted or reduced 0.5% for each month the early retirement benefit commences before normal retirement age.

Moog Inc. Supplemental Retirement Plans

Effective August 9, 2017, the Company combined the Moog Inc. Plan to Equalize Retirement Income ("PERI") into the Moog Inc. Supplemental Retirement Plan ("DB SERP") and renamed this combined plan the Moog Inc. Plan to Equalize Retirement Income and Supplemental Retirement Plan ("PERI-SERP"). The PERI-SERP provides for supplemental retirement benefits to eligible Company officers, including the NEOs. The PERI-SERP plan document includes separate subsections that set out the rights and provisions attributable to, and maintains the benefits of, both the DB SERP and the PERI. Mr. Roche has accrued DB SERP benefits, while Mr. Trabert and Ms. Walter have accrued PERI benefits under the PERI-SERP.

Assuming a participant qualifies for full benefits, the DB SERP payment upon retirement is equal to 65% of the officer’s compensation, less any benefits payable under the ERP, certain benefits payable under other Company-sponsored retirement programs, and reduced further by one-half the primary Social Security benefit payable at age 65. All DB SERP benefits are assumed to be paid monthly in accordance with the plan document. DB SERP benefits payable to officers who have service with overseas subsidiaries of the Company are adjusted to account for benefits in subsidiary and national pension and social security plans. For the purposes of determining DB SERP benefits, an eligible officer’s compensation generally is the sum of (i) the average of the officer’s highest consecutive three-year base salary prior to retirement plus (ii) the officer’s highest annual profit share/bonus for the ten fiscal years prior to retirement.

To vest in DB SERP benefits, eligible officers must generally have (i) at least 10 years of service with the Company and (ii) attained (a) age 65 or (b) age 60 with a total combined age and years of service equal to at least 90. Full DB SERP benefits are payable when the participant reaches age 65 with at least 25 years of service. Officers who became participants in the DB SERP on or before November 30, 2011 generally vest in DB SERP benefits if the officer has (i) at least ten years of service and (ii) attained (a) age 65 or (b) age 57 with total combined age and years of service equal to at least 90. Officers who became participants in the DB SERP on or before November 30, 2011 are eligible for unreduced benefits upon reaching age 57 with at least 25 years of service.

In the event of disability, or an involuntary termination or change in control after a participant has at least ten years of service with the Company, participants also become vested in DB SERP benefits. A termination where there has been an adverse change in duties, responsibilities, status, pay or perquisites without participant consent within two years of a change in control of the Company, as defined by the PERI-SERP, is deemed an involuntary termination, as is a termination where the participant’s pay has been diminished or reduced to a greater extent than the other executives of the Company. In addition, if a married participant dies before commencing DB SERP benefits, the participant’s surviving spouse is entitled to a spousal DB SERP benefit, which shall be payable in the form of a life annuity, if (i) the participant has at least five years of service, and (ii) the participant and his or her surviving spouse have been married for at least twelve months prior to the participant’s death. In the event of the participant’s involuntary termination for cause, the DB SERP benefits, whether vested or unvested, are immediately forfeited.

PERI benefits under the PERI-SERP are intended to supplement benefits provided under the ERP by providing additional benefits that would be payable under the ERP if not for the compensation limitations imposed by the IRS. A participant vests in his or her PERI benefits if the participant retires from the Company on or after reaching his or her Earlier Retirement Date or Normal Retirement Date, as those terms are defined in the ERP. In the event the participant becomes disabled, the participant will become 100% vested in his or her PERI benefit. If a married participant dies before commencing PERI benefits, the participant’s surviving spouse is entitled to a spousal PERI benefit to the extent the surviving spouse is entitled to pre-retirement survivor benefits under the ERP.

The DC SERP provides supplemental retirement benefits to a select group of officers. The Company may make a company contribution on behalf of an eligible officer each pay period equal to a specified percentage of gross base salary. The Company may also make a discretionary contribution on behalf of one or more eligible officers. In addition, in the event that a participant incurs an “involuntary termination of employment” following the occurrence of a “company transaction” (as those terms are defined in the First Amendment to the DC SERP), the Company is required to make a “company transaction contribution” (as that term is defined in the First Amendment to the DC SERP) on behalf of an eligible participant. A “company transaction contribution” will be computed as the product of (i) the number of full months by which the date of the eligible participant’s involuntary termination of employment precedes his or her 68th birthday, times (ii) 54% of the participant’s monthly gross base salary as in effect at the time of his or her involuntary termination of employment. To be eligible to receive a company transaction contribution, an individual must have been a participant in the DC SERP on the effective date of the First Amendment to the DC SERP and granted, pursuant to the terms of the DC SERP, the right to receive a required company contribution under the DC SERP from the Company of greater than 0% of gross base salary. Given these requirements and the terms of the DC SERP, Mr. Trabert would be eligible to receive a company transaction contribution upon their involuntary termination following a company transaction. A participant in the DC SERP becomes vested after 3 years of service or in the event of death, change in control or disability. In general, the DC SERP benefit is paid in either a lump sum or annual installments, except that (i) a participant’s entire vested benefit will be paid to him or her in a lump sum upon a change in control, and (ii) any amounts attributable to a company transaction contribution will be paid to the officer in a lump sum following his or her involuntary termination of employment.

The Restoration Plan is intended to supplement benefits provided under the Company’s tax-qualified defined contribution plan by providing employer matching and nonelective retirement contributions that are intended to generally equal what would have been made by the Company under its tax‑qualified defined contribution plan if not for the compensation and other limitations imposed by the IRS. A Restoration Plan participant is 100% vested in his or her matching contribution benefits at all times and becomes 100% vested in his or her retirement contribution benefits after having performed three years of vesting service, except that a Restoration Plan participant may vest earlier in his or her Restoration Plan benefit in the event of his or her termination on account of death or disability or upon the occurrence of a change in control. In general, Restoration Plan benefits become payable upon a participant’s separation from service, a change in control or a participant’s death. Upon a change in control or a participant’s death, a participant’s Restoration Plan benefit is payable in a lump sum, while a participant may elect that any Restoration Plan benefits that become payable upon his or her separation from service be paid in a lump sum or annual installments.

Non-U.S. Pension Benefits

Moog Ireland Pension and Death Benefits Plan

Moog Ireland Limited, a wholly-owned subsidiary of the Company, maintains the Moog Ireland Pension and Death Benefits Plan (“Ireland Plan”), a defined benefit retirement plan funded by employer contributions. Under the Ireland Plan, benefits are usually payable monthly upon retirement to participating employees of the Company. These benefits are based upon final pensionable salary and credited years of service and subject to limitations imposed by the Taxes Consolidation Act 1997. The Ireland Plan is administered by the Trustees of the Ireland Plan. The Ireland Plan was available to employees of Moog Ireland Limited until it was closed to new entrants on July 1, 2011. New employees hired by Moog Ireland Limited on or after July 1, 2011 are not eligible to participate in the Ireland Plan. New employees of Moog Ireland Limited hired on or after that date are covered under a defined contribution plan.

A participant’s accrued benefit is equal to 1/60th of final pensionable salary for each year of service, where pensionable salary is base salary less a reduction to recognize the Irish State Retirement Pension and final pensionable salary is the average of the three highest calculations of pensionable salary in the last ten calculations of pensionable salary prior to the date of retirement or earlier date of leaving the service of the Irish employer. Pensionable salary includes shift allowance but excludes bonuses and overtime.

A participant generally may retire and begin receiving benefits under the Ireland Plan at normal retirement age (age 65). A participant also may retire and begin receiving plan benefits on the first day of any month coincident with or next following the participant’s 50th birthday, provided they have left the service of the employer. The amount of a participant’s monthly Ireland Plan benefit, however, will be discounted or reduced by the actuary to the Ireland Plan, having regard to the solvency of the Ireland Plan at the time of the retirement. The current reduction being applied by the actuary to the Ireland Plan ranges from 0.2% to 0.3% for each month the early retirement benefit commences before normal retirement age. Mr. Roche is the only NEO who has benefits under the Ireland Plan.

2024 Pension Benefits Table

The years of credited service and present value of accumulated benefits for the NEOs under the ERP and the PERI-SERP are:

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefits(2) ($)	Payments During Last Fiscal Year ($)
Pat Roche	Ireland Plan	21.000	$2,840,703	$—
	PERI-SERP(4)	24.750	9,116,327	—
Jennifer Walter	ERP	24.250	612,145	—
	PERI-SERP(4)	11.000	151,172	—
Mark J. Trabert(3)	ERP	39.750	1,397,577	—
	PERI-SERP(4)	11.000	364,930	—
Michael Schaff	ERP	5.000	42,024	—
	PERI-SERP(4)	—	—	—
Mark Graczyk	ERP	—	—	—
	PERI-SERP(4)	—	—	—
(1)Credited service is determined in years and months as of September 28, 2024 and includes only service with the Company (or certain acquired employers). In general, the Company does not grant extra years of credited service.
(2)The “Present Value of Accumulated Benefits” is based on the same assumptions as those used for the valuation of the plan liabilities in the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2024, and are calculated as of the plan year ended September 30, 2024 measurement date. The assumptions made in the calculations of these amounts may be found in Note 15 - Employee Benefit Plans to the audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended September 28, 2024.
(3)Eligible for retirement under the ERP.
(4)Mr. Roche has accrued DB SERP benefits, while Mr. Trabert and Ms. Walter have accrued PERI benefits under the PERI-SERP.

2024 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Pat Roche	$—	$114,375	$2,882	$—	$192,061
Jennifer Walter	—	—	—	—	—
Mark J. Trabert	—	315,625	588,942	—	2,768,564
Michael Schaff	—	35,314	558	—	50,756
Mark Graczyk	—	29,422	2,664	—	49,185
(1)None of the NEOs deferred any salary in fiscal 2024.
(2)Registrant Contributions by the Company in fiscal 2024 are reported in the "All Other Compensation" column of the 2024 Summary Compensation Table on page 27.
(3)Aggregate Earnings in fiscal 2024 are reported in the "Change in Pension Value and Non-Qualified Deferred Compensation Earnings" column of the 2024 Summary Compensation Table on page 27. DC SERP and Restoration Plan participants are permitted to direct the investment of their DC SERP and Restoration Plan accounts among the investment options made available by the Company with respect to the DC SERP and Restoration Plan. Earnings are determined by reference to the investment performance of the investments selected by a participant. A participant may modify their investment election, on a prospective basis, at any time.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment, Severance and Change in Control

The Company has entered into Employment Termination Benefits Agreements (“Termination Agreements”) with its executive officers. These Termination Agreements cover termination as a result of death, disability, retirement, termination for cause, voluntary and involuntary termination of employment, as well as involuntary termination after a change in control. The following is a summary of the termination benefits provided under various circumstances. A discussion of the executive officers’ pension benefits and supplemental retirement benefits under these various circumstances, can be found under Pension Benefits beginning on page 34.

Payment Upon Death, Disability or Retirement

In the event of the death of an officer, the estate or surviving spouse will receive a payment of six months’ salary, a STI payment pro-rated based upon the number of full months employed during the fiscal year and any unused vested vacation. A payment of approximately two and a half times annual salary will be paid under the Company’s Group Life Insurance plan, subject to a cap of $4,000,000. The estate or surviving spouse will receive payments under the Company’s pension and 401(k) plans. Vested SARs will remain available for exercise by the estate or surviving spouse for 24 months from the date of separation or the original expiration date, whichever is earlier. Unvested PSUs will be paid out at target, pro-rated for the number of full quarters completed prior to death within the performance period. Unvested TVAs will be forfeited.

In the event an officer becomes disabled, the officer is entitled to the same benefits, as described above, with the exception of life insurance, salary continuation and PSU settlement. The officer also will receive payments under the Company’s disability plan. STI will be paid on a pro-rated basis for full months of service prior to the date of disability. All unexpired vested SARs will remain available for exercise for 24 months from the date of separation or the original expiration date, whichever is earlier. Unvested PSUs and TVAs will generally be forfeited.

If the officer retires, the officer will receive all benefits provided generally by the Company to its executives upon retirement, including benefits under any retirement or supplemental retirement plans and insurance benefits provided upon retirement. STI will be paid on a pro-rated basis for full months of service prior to the date of retirement. Unvested PSUs that have been held at least one year from grant will remain available to be earned at the end of the performance period, subject to the performance criteria. Unvested PSUs held for less than one year and all unvested TVAs will be forfeited.

Payment Upon Termination for Cause

Under the Termination Agreements, “cause” is considered a harmful act or omission constituting a willful and a continuing failure to perform material and essential employment obligations, conviction of a felony, willful perpetration of common law fraud, or any willful misconduct or bad faith omission constituting dishonesty, fraud or immoral conduct, which is materially injurious to the financial condition or business reputation of the Company. If terminated for “cause,” the officer is entitled to all benefits vested under retirement plans and payment of unused vested vacation. The officer is not entitled to STI, no severance is provided and all SARs, PSUs and TVAs expire.

Payment Upon Voluntary Termination

When an officer voluntarily terminates employment with the Company, the officer is entitled to receive all pension benefits accrued under any retirement or supplemental retirement plans up to the date of termination (subject to the rules referenced above in the PERI-SERP description), and payment for all unused vested vacation. All unexpired vested SARs are exercisable within ninety days of termination and all unvested SARs, PSUs and TVAs will generally expire at the close of business on the date of termination.

Payment Upon Involuntary Termination Without Cause and After a Change in Control

The termination benefits provided to an officer under the Termination Agreements in the case of involuntary termination without cause and in the event of involuntary termination after a change in control are the same, except each event references a different credited years of service table to determine salary continuance. The officer will receive salary continuance for no less than 12 months and no more than 36 months, depending on length of service. STI will be paid as earned in accordance with the plan and any unused vested vacation will be paid. The Company will pay, for one year after involuntary termination without cause or involuntary termination after a change in control, medical premiums on behalf of the officer, one year of auto related expenses, outplacement services, as well as one year of club membership dues for which reimbursement was provided by the Company. The officer is entitled to all vested benefits under any retirement or supplemental retirement plans.

Upon an officer’s involuntary termination not in connection with a change in control, all unexpired vested SARs are exercisable within ninety days of termination and all unvested SARs, PSUs and TVAs will expire at the close of business on the date of termination. Upon a change in control, all unexpired SARs will fully vest, all unvested PSUs will fully vest and will be paid out at the maximum level of performance and all unvested TVAs will fully vest and will be paid out in cash no later than 30 days following the change in control. Upon an involuntary termination after a change in control, the officer is entitled to exercise all SARs within two years of termination. However, under the terms of the 2025 LTI Plan (as defined herein) for which shareholder approval is being sought pursuant to Proposal 2 of this Proxy Statement, which terms are subject to adjustment under the terms of any award agreement for an equity award issued under the 2025 LTI Plan or as may be determined by the Executive Compensation Committee, if a change in control occurs and an outstanding equity award is continued or assumed (as defined in the 2025 LTI Plan) in connection with such change in control transaction, such award shall not immediately vest, rather shall continue to vest and be exercisable in accordance with the terms of the original award grant, except that if, during the two year period commencing after the date of the change in control, the award holder’s employment or service is involuntarily terminated for reasons other than cause (as defined in the 2025 LTI Plan) or, in the case of an award holder who is an employee, the award holder terminates his or her employment with good reason (as defined in the 2025 LTI Plan), then any such award held by such award holder shall vest. See Proposal 2 of this Proxy Statement – Termination of Service and Change in Control for additional information.

The Termination Agreements provide that an officer cannot compete with the Company during the term of the Termination Agreement, and in the event of an involuntary termination after a change in control, until the last payment of any benefits to the officer under the Termination Agreement. Each Termination Agreement also requires each officer not to disclose confidential information of the Company during the term of the Termination Agreement or thereafter.

The following table shows potential payments to the NEOs upon death, disability, retirement, voluntary termination, involuntary termination without cause or involuntary termination after a change in control. The amounts shown assume that the termination was effective September 28, 2024, the last business day of the Company’s most recent fiscal year end. The actual amounts to be paid can only be determined at the actual time of an officer’s termination.

Name	Type of Payment	Death ($)	Disability(8) ($)	Retirement(9) ($)	Voluntary Termination(10) ($)	Involuntary Termination Without Cause ($)	Involuntary Termination After a Change in Control(11) ($)
Pat Roche(12)	Compensation Continuance(1)	$515,100	$—	$—	$—	$2,936,928	$3,776,050
	STI(2)	1,043,827	—	1,043,827	—	1,043,827	1,043,827
	Insurance Coverage(3)	—	—	—	—	23,938	23,938
	Other perquisites(4)	—	—	—	—	20,328	20,328
	Option awards(5)	336,532	336,532	—	—	—	336,532
	Stock awards(6)	2,014,371	—	—	—	—	9,732,387
	Company transaction contribution under DC SERP(7)	—	—	—	—	—	—
	Total	$3,909,830	$336,532	$1,043,827	$—	$4,025,021	$14,933,062
Jennifer Walter(13)	Compensation Continuance(1)	$295,061	$—	$—	$—	$2,196,346	$2,823,874
	STI(2)	448,447	—	—	—	448,447	448,447
	Insurance Coverage(3)	—	—	—	—	16,348	16,348
	Other perquisites(4)	—	—	—	—	8,203	8,203
	Option awards(5)	251,217	251,217	—	—	—	251,217
	Stock awards(6)	641,413	—	—	—	—	3,052,835
	Company transaction contribution under DC SERP(7)	—	—	—	—	—	—
	Total	$1,636,138	$251,217	$—	$—	$2,669,344	$6,600,924
Mark J. Trabert	Compensation Continuance(1)	$315,625	$—	$—	$—	$—	$2,868,963
	STI(2)	479,700	—	479,700	—	—	479,700
	Insurance Coverage(3)	—	—	—	—	—	19,226
	Other perquisites(4)	—	—	—	—	—	28,789
	Option awards(5)	143,536	143,536	143,536	—	—	143,536
	Stock awards(6)	400,798	—	394,002	—	—	2,019,947
	Company transaction contribution under DC SERP(7)	—	—	—	—	—	848,250
	Total	$1,339,659	$143,536	$1,017,238	$—	$—	$6,408,411

Name	Type of Payment	Death ($)	Disability(8) ($)	Retirement(9) ($)	Voluntary Termination(10) ($)	Involuntary Termination Without Cause ($)	Involuntary Termination After a Change in Control(11) ($)
Michael Schaff	Compensation Continuance(1)	$227,796	$—	$—	$—	$1,233,518	$1,776,266
	STI(2)	352,798	—	—	—	352,798	352,798
	Insurance Coverage(3)	—	—	—	—	24,163	24,163
	Other perquisites(4)	—	—	—	—	19,636	19,636
	Option awards(5)	38,046	38,046	—	—	—	38,046
	Stock awards(6)	164,797	—	—	—	—	1,009,134
	Company transaction contribution under DC SERP(7)	—	—	—	—	—	—
	Total	$783,437	$38,046	$—	$—	$1,630,115	$3,220,043
Mark Graczyk	Compensation Continuance(1)	$227,796	$—	$—	$—	$846,134	$1,343,861
	STI(2)	352,798	—	—	—	352,798	352,798
	Insurance Coverage(3)	—	—	—	—	23,938	23,938
	Other perquisites(4)	—	—	—	—	16,033	16,033
	Option awards(5)	38,046	38,046	—	—	—	38,046
	Stock awards(6)	164,797	—	—	—	—	1,009,134
	Company transaction contribution under DC SERP(7)	—	—	—	—	—	—
	Total	$783,437	$38,046	$—	$—	$1,238,903	$2,783,810
(1)Compensation continuation upon death represents payment of base salary for a period of six months to the NEO’s surviving spouse or estate. For an involuntary termination due to a change in control, compensation continuation payments for Messrs. Roche, Trabert and Schaff and Ms. Walter would be 36 months and Mr. Graczyk would be 27 months. In the event of an involuntary termination (no change in control), compensation continuation payments for Mr. Roche and Ms. Walter would be 28 months, Mr. Schaff would be 25 months and Mr. Graczyk would be 17 months. Mr. Trabert is retirement eligible, so would not receive compensation continuation upon involuntary termination (no change in control).
(2)For years when there is STI, termination benefits would include those STI payments for all except disability and voluntary termination. STI is comprised of the Non-Equity Incentive Compensation included in the 2024 Summary Compensation Table on page 27.
(3)Insurance coverage reflects medical premiums paid in fiscal 2024. In the event of death, the estate or beneficiary of the officers will receive a life insurance payment pursuant to a plan covering all employees, subject to a cap of $4,000,000. In the event of disability, the officers are covered under a disability plan for all employees, which for officers provides up to 70% of pay until normal retirement age.
(4)For purposes of determining other perquisites the amount paid in fiscal 2024 for club dues and auto expenses are reflected and outplacement services have been estimated at $7,500.
(5)This is the value of outstanding and unvested, in-the-money SAR awards at September 28, 2024. The value was determined using September 27, 2024 Class A and Class B market prices and was calculated for the increase in the market price over the exercise price.
(6)This is the value of outstanding PSU awards at September 28, 2024 that upon termination would either vest and become payable without performance conditions or would remain outstanding and continue to vest upon performance. The value was determined using the September 27, 2024 Class B market price and was calculated by multiplying the market price by shares which would be acquired upon vest. The value provided for Involuntary Termination After a Change in Control only also includes outstanding TVA awards which would be payable in cash.
(7)Pursuant to the terms of the DC SERP, Mr. Trabert would be eligible to receive a “company transaction contribution” upon their “involuntary termination from employment” following the occurrence of a “company transaction” (as those terms are defined in the First Amendment to the DC SERP). See “Moog Inc. Supplemental Retirement Plans” for a more complete discussion of the requirements for eligibility for, and computation of, a “company transaction contribution” under the DC SERP.
(8)This column assumes that if the NEO terminates due to long-term disability, they will forfeit any right to receive a STI payment for fiscal 2024.
(9)The amounts reported under retirement indicate what the NEO would receive assuming they have met the retirement eligibility requirements of the STI plan and/or applicable outstanding LTI grant agreements. As of September 28, 2024, certain NEOs have not met these requirements and, therefore, portions of these amounts would not be payable. Mr. Trabert is retirement eligible and would receive the amounts disclosed in this column. Mr. Roche meets retirement eligibility under the STI plan and would receive the STI amount disclosed in this column.

(10)In the event a NEO meets retirement eligibility, this column would not be applicable. Mr. Trabert is retirement eligible and would receive all the amounts disclosed in the "Retirement" column. Mr. Roche meets retirement eligibility under the STI plan and would receive the STI amount disclosed in the "Retirement" column.
(11)Upon a change in control without termination, the NEO would only receive the amounts provided under Option awards and Stock awards; all other payments are only payable upon involuntary termination following a change in control.
(12)As described on page 35 under the discussion of Moog Inc. Supplemental Retirement Plans, Mr. Roche would become fully vested in his DB SERP benefit upon his becoming disabled, incurring an involuntary termination or the occurrence of a change in control. In addition, upon Mr. Roche’s death, Mr. Roche’s surviving spouse would be entitled to a survivor benefit under the DB SERP portion of the PERI-SERP. The present value of Mr. Roche’s accumulated benefit under the DB SERP is set forth in the 2024 Pension Benefits Table on page 37.
(13)As described on page 35 under the discussion of Moog Inc. Supplemental Retirement Plans, Ms. Walter would become fully vested in her PERI benefit upon her becoming disabled. In addition, upon Ms. Walter’s death, Ms. Walter’s surviving spouse would be entitled to a survivor benefit under the PERI portion of the PERI-SERP. The present value of Ms. Walter’s accumulated benefit under the PERI portion of the DB SERP is set forth in the 2024 Pension Benefits Table on page 37.

CEO PAY RATIO

As required by the Dodd-Frank Act and Regulation S-K of the Exchange Act, the following information discloses the relationship of the annual total compensation of our CEO, as set forth in the 2024 Summary Compensation Table, to that of the annual total compensation of our median employee.

The Company identified the median employee as of July 1, 2024 for its fiscal 2024 pay ratio disclosure. As of this date, the Company had 13,935 employees in 21 countries. As permitted by SEC regulation, the median employee determination excluded the employee populations in Luxembourg and the Czech Republic, which comprise approximately 260 individuals, representing less than 2% of the total employee population.

Base wages were determined to be an appropriate element of compensation to serve as the consistently applied compensation measure, as they are provided to all employees in a consistent manner and, as a result, served as the basis for the determination of the median employee. Base wages paid to all employees, excluding the CEO, annualized for employees hired within the year, were utilized to determine the median employee. For purposes of determining the Company’s 2024 CEO pay ratio, the Company calculated the annual total compensation of the median employee under the same methodology used for the NEOs as set forth in the 2024 Summary Compensation Table. The annual total compensation for our median employee was then compared to 2024 Summary Compensation Table total compensation reported for Mr. Roche, our CEO.

Fiscal 2024 annual total compensation of our CEO	$10,187,189
Fiscal 2024 annual total compensation of our median employee	$75,172
Fiscal 2024 CEO Pay Ratio	136:1

We believe it is important to distinguish the reported compensation provided to our CEO in fiscal 2024 from the compensation that was actually awarded to our CEO in fiscal 2024. The annual total compensation of our CEO includes the change in pension benefits as required to be disclosed in the Summary Compensation Table. If our CEO pay ratio was calculated based upon the total awarded pay of $4,615,800, as reflected in Distinguishing "Awarded" Pay from "Reported" Pay beginning on page 26, our 2024 CEO pay ratio would be 61:1. This supplemental ratio removes the volatility related to the effects of changes in actuarial assumptions on the value of our CEO’s pension benefits.

The Company’s fiscal 2024 ratio described above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K based upon the Company’s payroll and employment records and the methodologies described above. The SEC rules permit companies to employ various methodologies, exclusions and reasonable estimates to derive the pay ratio calculation representative of their respective employee populations and compensation practices. Based upon this variability, the estimated ratio reported above should not be interpreted as a basis for comparison between companies.

PAY VERSUS PERFORMANCE

As required by Item 402(v) of Regulation S-K, we disclose the following information about the relationship between the executive compensation actually paid by the Company and the Company’s performance on select financial metrics. For further information about the Company's pay philosophy, including its relationship to Company performance, please refer to the Compensation Discussion and Analysis beginning on page 17.

Year	Summary Compensation Table Total for First PEO(1)	Summary Compensation Table Total for Second PEO(1)	Compensation Actually Paid to First PEO(2)	Compensation Actually Paid to Second PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(1)	Average Compensation Actually Paid to Non-PEO NEOs(3)	Value of Initial Fixed $100 Investment Based On:		Net Income (millions)(6)	Adjusted EBITDA (millions)(7)
							Total Shareholder Return (TSR)(4)	Peer Group Total Shareholder Return(5)
(a)	(b)(1)	(b)(2)	(c)(1)	(c)(2)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$10,187,189	n/a	$8,171,164	n/a	$1,862,270	$2,450,340	$332.15	$196.22	$207	$476
2023	6,015,785	2,252,909	4,620,741	2,882,604	1,676,308	2,042,164	184.42	136.02	171	401
2022	n/a	4,030,668	n/a	3,747,172	1,572,066	1,560,229	113.60	122.27	155	354
2021	n/a	5,397,096	n/a	4,087,161	1,509,488	1,535,269	121.49	129.60	157	329
(1)During 2024, Mr. Roche served as Moog’s Principal Executive Officer (“PEO”). During 2023, both Mr. Roche and Mr. Scannell served as PEO. Mr. Roche (“First PEO”) served as CEO beginning on February 1, 2023 and Mr. Scannell (“Second PEO”) served as Chairman and CEO in 2021, 2022 and through January 31, 2023. The dollar amount reported in column (b)(1) reflects the total compensation reported for the First PEO, the dollar amounts reported in column (b)(2) reflect the total compensation reported for the Second PEO and the dollar amounts reported in column (d) reflect the average total compensation reported for the Company’s non-PEO NEOs in the Summary Compensation Table for each fiscal year. The PEO(s) and non-PEO NEOs for each fiscal year are:

Year	First PEO	Second PEO	Non-PEO NEOs
2024	Pat Roche	n/a	Jennifer Walter, Mark J. Trabert, Michael Schaff, Mark Graczyk
2023	Pat Roche	John R. Scannell	Jennifer Walter, Mark J. Trabert, Maureen M. Athoe, Paul Wilkinson
2022	n/a	John R. Scannell	Jennifer Walter, Pat Roche, Mark J. Trabert, Maureen M. Athoe
2021	n/a	John R. Scannell	Jennifer Walter, Mark J. Trabert, Maureen M. Athoe, Pat Roche
(2)The dollar amount reported in column (c)(1) represents the compensation actually paid to the First PEO and the dollar amounts reported in column (c)(2) represent the compensation actually paid to the Second PEO, as computed in accordance with SEC rules. The following adjustments were made to the PEOs’ total compensation for each fiscal year to determine the compensation actually paid:

Name / Year	Summary Compensation Table Total for PEOs	Grant Date Fair Value of Awards Granted During Year(a)	Equity Award Adjustments(b)	Change in the Actuarial Present Value of Pension Benefits	Pension Benefit Adjustments(c)	Compensation Actually Paid to PEOs
Pat Roche
2024	$10,187,189	$(2,322,512)	$5,608,241	$(5,568,507)	$266,753	$8,171,164
2023	6,015,785	(1,772,181)	2,557,148	(2,269,517)	89,506	4,620,741
John R. Scannell
2023	$2,252,909	$(107,738)	$1,853,783	$(1,116,350)	$—	$2,882,604
2022	4,030,668	(2,000,015)	1,716,519	—	—	3,747,172
2021	5,397,096	(1,750,210)	2,177,037	(1,736,762)	—	4,087,161
(a)Represents total of the amount reported in the "Stock Awards" and "Option Awards" columns of the Summary Compensation Table for the covered fiscal year.
(b)In accordance with SEC rules, the fair values of outstanding and unvested equity awards were recalculated as of the end of each fiscal year and the fair values of vested equity awards were recalculated as of each vesting date for each fiscal year, as set forth in the table below. The assumptions used for determining fair value shown in this table do not differ materially from those used to determine the fair values disclosed as of the grant date of such awards. The equity award adjustments for each fiscal year were calculated by adding or deducting the following amounts:

Name / Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year	Change in Year over Year Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Year over Year Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
Pat Roche
2024	$3,006,574	$2,037,401	$—	$564,266	$—	$—	$5,608,241
2023	2,062,392	369,866	—	126,468	(1,578)	—	2,557,148
John R. Scannell
2023	$—	$1,139,489	$107,738	$615,461	$(8,905)	$—	$1,853,783
2022	1,777,968	(58,882)	—	84,684	(87,251)	—	1,716,519
2021	1,856,107	113,451	—	207,479	—	—	2,177,037
(c)The total pension benefit adjustments for each fiscal year were calculated by aggregating the service costs. There were no prior service costs. Mr. Scannell’s service cost for fiscal 2023, 2022 and 2021 was zero, as the service cap of 25 years had been exceeded for his DB SERP benefit. Mr. Scannell's benefit was growing with service in ERP, but the ERP benefit was an offset to the DB SERP benefit.

(3)The dollar amounts reported in column (e) represent the average compensation actually paid to the non-PEO NEOs, as computed in accordance with SEC rules. The following adjustments were made to the non-PEO NEOs’ average total compensation for each fiscal year to determine the compensation actually paid, using the same methodology described in (2):

Year	Average Summary Compensation Table Total for Non-PEO NEOs	Average Grant Date Fair Value of Awards Granted During Year(a)	Average Equity Award Adjustments(b)	Average Change in the Actuarial Present Value of Pension Benefits	Average Pension Benefit Adjustments(c)	Average Compensation Actually Paid to Non-PEO NEOs
2024	$1,862,270	$(480,073)	$1,181,387	$(130,641)	$17,397	$2,450,340
2023	1,676,308	(440,905)	855,816	(74,123)	25,067	2,042,164
2022	1,572,066	(487,554)	418,424	—	57,293	1,560,229
2021	1,509,488	(365,057)	457,886	(123,465)	56,417	1,535,269
(a)Represents the average total of the amount reported in the "Stock Awards" and "Option Awards" columns of the Summary Compensation Table for the covered fiscal year for the non-PEO NEOs.
(b)The average equity award adjustments for each fiscal year were calculated by adding or deducting the following amounts:

Year	Average Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year	Change in Year over Year Average Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Year over Year Average Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Fair Value or Total Compensation	Total Average Equity Awards Adjustments
2024	$621,495	$356,321	$—	$203,571	$—	$—	$1,181,387
2023	462,636	221,929	43,376	129,735	(1,860)	—	855,816
2022	433,422	(12,375)	—	17,780	(20,403)	—	418,424
2021	387,145	23,999	—	46,742	—	—	457,886
(c)The average pension benefit adjustments for each fiscal year were calculated by aggregating the average service costs. There were no average prior service costs.

(4)Total Shareholder Return (“TSR”) represents the cumulative investment return of an initial fixed $100 investment in Moog A stock during the period commencing on October 3, 2020 and ending on the last day of the covered fiscal year, assuming dividend reinvestment.
(5)The peer group used for this purpose is the S&P Aerospace & Defense Index.
(6)Reflects net income for the covered fiscal year, as reported in our Annual Report on Form 10-K for such year.
(7)Adjusted EBITDA is defined as reported earnings before interest, tax, depreciation and amortization excluding, but not limited to, the impacts of non-operating events and the gain or loss on asset sales.

Financial Performance Measures

The Company’s executive compensation program is designed to reward both short-term and long-term success and to align executives’ financial interests with the interests of shareholders. The financial performance measures used within the Company’s incentive plans are selected to support these objectives. The most important financial performance measures linking compensation actually paid to company performance for the most recently completed fiscal year are as follows:

Most Important Financial Performance Measures
Adjusted EBITDA
Sales
Adjusted Operating Margin

Relationship Between Pay and Performance

Compensation Actually Paid and Company TSR

The following graph reflects the compensation actually paid to the First PEO and the Second PEO and the average compensation actually paid to the Company’s non-PEO NEOs compared to the Company's TSR and the peer group's TSR over the last four reported fiscal years. The Company’s executive compensation generally aligns with our TSR performance.

Compensation Actually Paid and Net Income

The following graph reflects the compensation actually paid to the First PEO and the Second PEO and the average compensation actually paid to the Company’s non-PEO NEOs compared to the Company's net income over the last four reported fiscal years. The Company’s executive compensation generally moves directionally with our net income.
Compensation Actually Paid and Adjusted EBITDA

The following graph reflects the compensation actually paid to the First PEO and the Second PEO and the average compensation actually paid to the Company’s non-PEO NEOs compared to the Company's Adjusted EBITDA over the last four reported fiscal years. While the Company employs additional financial and non-financial measures to evaluate performance for compensatory purposes, the Company has determined that Adjusted EBITDA represents the most important financial performance measure to link compensation actually paid to Company performance during the most recently reported fiscal year. The Company utilizes Adjusted EBITDA as the sole performance metric to determine performance against established targets for its annual STI plan, as it measures our executives’ success at increasing the operational profitability of the business.

DIRECTORS AND OFFICERS INDEMNIFICATION INSURANCE

On November 30, 2004, the Board approved indemnification agreements for officers, directors and key employees. The indemnification agreement provides that officers, directors and key employees will be indemnified for expenses, investigative costs and judgments arising from threatened, pending or completed legal proceedings. The form of the indemnification agreement was filed with the SEC as an exhibit to the Company’s Current Report on Form 8-K filed on December 1, 2004.

On November 1, 2024, the Company renewed an officers and directors indemnification insurance coverage through policies written by the Chubb, Travelers, AIG, AWAC, C.N.A., Zurich, Sompo, ORPro, Markel, and AXA XL. The renewal was for a one-year period at an annual premium of $1,094,661. The policy provides indemnification benefits and the payment of expenses in actions instituted against any director or officer of the Company for claimed liability arising out of their conduct in such capacities. No payments or claims of indemnification or expenses have been made under any such insurance policies purchased by the Company at any time.

AUDIT COMMITTEE REPORT

The Audit Committee is composed solely of independent directors, as determined by the Board under the rules of the SEC, the NYSE listing standards and the Company’s standards for director independence. The Board has determined that each member of the Audit Committee is an “audit committee financial expert,” as defined under applicable federal law and regulations. The Board has adopted a written charter for the Audit Committee, which is available on the Company’s website. The Audit Committee has sole authority to appoint, terminate or replace the Company’s independent registered public accounting firm, which reports directly to the Audit Committee.

The Audit Committee reviews the Company’s financial statements and the Company’s financial reporting process. Management has the primary responsibility for the Company’s financial statements and internal control over financial reporting, as well as disclosure controls and procedures.

In this context, the Audit Committee reviewed and discussed with management and Ernst & Young LLP, the Company’s independent registered public accounting firm, the Company’s audited consolidated financial statements for the fiscal year ended September 28, 2024. In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K, for the fiscal year ended September 28, 2024, filed with the Securities and Exchange Commission.

Respectfully submitted,

Kraig H. Kayser, Chair
Peter J. Gundermann
Mahesh Narang
Brenda L. Reichelderfer
Members of the Audit Committee

Audit Fees and Pre-Approval Policy

The following table sets forth the aggregate fees incurred by the Company related to the services of the Company’s principal Independent Registered Public Accounting Firm, Ernst & Young LLP, for the fiscal years ended September 28, 2024 and September 30, 2023:

	Fiscal Year Ended
	September 28, 2024	September 30, 2023
Audit Fees	$2,982,693	$2,773,091
Audit-Related Fees(1)	—	2,403
Tax Fees(2)	608,321	364,161
All Other Fees	—	—
Total	$3,591,014	$3,139,655
(1)Audit-related fees are associated with assurance and due diligence related services.
(2)Tax fees relate to services associated with tax planning and compliance.

The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its Independent Registered Public Accounting Firm, subject to any de minimis exceptions described in the Exchange Act, which are approved by the Audit Committee. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee annually. None of the services described above were approved by the Audit Committee under the de minimis exception provided by SEC Regulation S-X, Rule 2-01(c)(7).

PROPOSAL 2 — APPROVAL OF THE MOOG INC. 2025 LONG TERM INCENTIVE PLAN

The Board, following the recommendation of the Executive Compensation Committee, has adopted and approved the Moog Inc. 2025 Long Term Incentive Plan (the “Plan” or the “2025 LTI Plan”) on November 11, 2024, subject to approval by our shareholders. As used in this Proposal 2, “common stock” or “shares” refers to Class A shares or Class B shares. The Board recommends a vote “FOR” the approval of the 2025 LTI Plan at the Annual Meeting.

The 2025 LTI Plan, in the view of both the Board and the Executive Compensation Committee, is integral to the Company’s overall compensation strategy. Both the Board and the Executive Compensation Committee believe that the grant of equity-based awards provides important medium-term and long-term incentives for our non-employee directors, officers and employees to achieve the Company’s strategic business plans. The Board and the Executive Compensation Committee also believe that the grant of equity-based awards, consistent with those available to other leading companies that compete in the aerospace and defense and industrial markets, is necessary for the Company to recruit, motivate, and retain high-quality directors, executives, employees, and non-employee consultants who are natural persons that are essential to the Company’s success.

In connection with the design and adoption of the Plan, the Board and Executive Compensation Committee carefully considered our anticipated future equity needs, our historical equity compensation practices and the advice of FW Cook, the Executive Compensation Committee’s independent compensation consultant. Subject to certain equitable and other share counting adjustment provisions as set forth in the Plan and as further described herein (the “adjustment provisions”), the total number of Class A and Class B shares with respect to which awards may be granted under the Plan is 1,500,000 shares, less one share for every one share granted under the Moog Inc. 2014 Long Term Incentive Plan, as amended from time to time (the “2014 LTI Plan”) after September 28, 2024 and prior to the date that the 2025 LTI Plan is approved by the Company’s shareholders at the Annual Meeting (the “Effective Date”).

If the 2025 LTI Plan is approved by our shareholders, the 2025 LTI Plan will replace the 2014 LTI Plan, and we will no longer be permitted to grant any new awards under the 2014 LTI Plan as of the Effective Date. If the 2025 LTI Plan is not approved by our shareholders, the 2014 LTI Plan will remain in effect in its current form, and we will continue to be able to grant equity incentive awards under the 2014 LTI Plan until its expiration. Following the expiration of the 2014 LTI Plan, we will be unable to maintain our current equity grant practices and, therefore, we will be at a significant competitive disadvantage in attracting, retaining and motivating talented individuals who contribute to the Company’s success.

Based on the Company’s historical grant rate and consideration of the Company’s proposed equity compensation strategy, the Board and Executive Compensation Committee expect that, the number of shares available for grant as awards under the 2025 LTI Plan will provide sufficient available capacity to permit the Company to continue to grant equity awards for the next ten (10) years. However, we cannot predict our future equity award grant practices, the future price of our shares or future hiring activity with any degree of certainty at this time, and, as a result, the number of shares available for grant as awards under the 2025 LTI Plan could last for a shorter or longer period of time.

PLAN HIGHLIGHTS

A summary of the principal features of the Plan is provided below, but is qualified in its entirety by reference to the full text of the Plan, which is attached as Exhibit A to this Proxy Statement.

Plan Term	The Plan will be effective February 4, 2025 (assuming shareholder approval at the Annual Meeting) and no new awards may be granted after February 4, 2035, or earlier if terminated by the Board.
Participants Eligible for Award Grants under the Plan	Officers, employees, non-employee directors and non-employee consultants who are natural persons of the Company or any of its subsidiaries, as the Committee (as defined below) designates from time to time (the “Participants”).
Shares Authorized	Subject to the adjustment provisions under the 2025 LTI Plan, 1,500,000 shares, less one share for every one share granted under the 2014 LTI Plan after September 28, 2024 and prior to the Effective Date.
Types of Awards Available	•Non-Qualified Stock Options (“NQSOs”) •Incentive Stock Options (“ISOs”) •Stock Appreciation Rights (“SARs”) •Restricted Stock •Restricted Stock Units (“RSUs”) •Stock Bonuses •Other Stock-Based Awards

The Plan contemplates the use of a mix of equity award types, and the Executive Compensation Committee will determine the optimal mix from year to year with an expected emphasis on performance-based vesting. Awards issued under the Plan are permitted to be settled in Class A shares or Class B shares as determined by the Committee. The Executive Compensation Committee also expects to impose a right of first refusal and a right to repurchase shares on termination of employment on all awards settled in Class B shares.

In addition, consistent with the requirements of the 2014 LTI Plan, pursuant to the terms of the 2025 LTI Plan, the Class B shares issued in settlement of an award under the 2025 LTI Plan cannot have the effect of increasing the number of authorized and issued Class B shares above the number of Class B shares that were authorized and issued as of the effective date of the 2014 LTI Plan.

CONSIDERATIONS FOR THE APPROVAL OF THE PLAN

Corporate Governance Best Practices

The Plan incorporates certain corporate governance best practices to further align our equity compensation program with the interests of our shareholders. The following is a list of some of these best practices, which are intended to protect the interests of our shareholders:

•Restricted Dividends and Dividend Equivalents on Awards. Dividends and dividend equivalents on restricted stock, RSUs and other stock awards (in all cases, whether time- or performance-based) are subject to the same vesting conditions and risks of forfeiture as the underlying award, and are paid only if and when the underlying award vests. The Plan also prohibits the payment of dividend equivalents on shares subject to outstanding options, SARs and stock bonuses.

•No “Evergreen” Provision. The Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance under the Plan can be increased automatically without shareholder approval.
•No Repricings or Cash Buyouts. Repricing or cash buyouts of stock options and SAR awards is not permitted without shareholder approval, except for adjustments with respect to certain specified extraordinary corporate transactions.

•No “Reload” Stock Options or SARs. The Plan does not permit the use of reload stock options or SARs, which provide that the exercise of a stock option or a SAR can automatically trigger the grant of a new stock option or SAR.

•Transfer Restrictions. The Plan contains robust transfer restrictions; neither stock options nor SARs may be transferred for consideration.

•Clawbacks of Awards. Awards granted under the Plan are subject to recovery under the Moog Inc. Clawback Policy, as may be amended from time to time.

•Limit on Non-Employee Director Awards. In any fiscal year, a non-employee director of the Company may not be granted awards having a grant date value, together with any cash fees earned for services rendered for such year as a non-employee director, that would be in excess of $800,000 in total value.

•No “Liberal” Change in Control Definition and no Automatic Single Trigger. The change in control definition under the Plan is only triggered in those instances where an actual change in control occurs (see definition in Plan), and awards are not automatically accelerated upon a change in control.

•No Tax Gross-Ups. No Participant is entitled under the Plan to any tax gross-up payments for any excise tax pursuant to Sections 280G or 4999 of the Code that may be incurred in connection with awards under the Plan.

Modest Share Usage

In determining the number of shares available to be awarded under the Plan, the Board and the Executive Compensation Committee carefully considered the expected shareholder value transfer and potential dilution that would result by adopting the Plan as measured by the Company’s “burn rate,” “overhang” and projected future share usage needs for the Company to be able to make competitive grants to Participants, along with input from FW Cook, the Executive Compensation Committee’s independent compensation consultant. The Board and Executive Compensation Committee believe that the 1,500,000 shares available to be granted under the Plan represents a prudent balance, enabling the Company to grant competitive levels of equity-based compensation awards while at the same time meeting the interests of the Company’s shareholders.

Historical Grant Practice and Burn Rate

The annual share usage under the 2014 LTI Plan during our three previous fiscal years has been as follows:

Fiscal Year	Stock Options and SARs Granted	Full-Value Awards Granted(1)	Weighted Average Shares Outstanding (Basic)	Annualized Burn Rate(2)
2024	-	89,858	31,954,689	0.28%
2023	-	93,333	31,831,687	0.29%
2022	91,788	80,233	31,977,482	0.54%

(1)Includes restricted stock awards, RSU awards, stock bonus awards and performance-based RSU awards under the 2014 LTI Plan. Also includes an estimated share equivalent for TVA awards based upon the market price at the time of grant (actual shares settled at vesting may vary dependent on the market price at the time of vesting).
(2)The Company’s average burn rate for the preceding three fiscal years was 0.37%. The annualized burn rate is calculated as of the last day of each fiscal year by dividing the number of shares subject to awards granted in such fiscal year by the weighted average shares outstanding.

Overhang

The following table sets forth certain information as of September 28, 2024, unless otherwise noted, with respect to awards that remain outstanding under both the 2008 SAR Plan and 2014 LTI Plan, and shares remaining available for grant under the 2014 LTI Plan, which currently is the Company’s only compensation plan pursuant to which we can grant equity-based awards. Awards included below as outstanding under the 2008 SAR Plan as of September 28, 2024 are no longer outstanding as of December 6, 2024 due to exercise or expiration.

Stock Options/SARs Outstanding	550,018
Weighted-Average Exercise Price of Outstanding Stock Options/SARs	$78.18
Weighted-Average Remaining Term of Outstanding Stock Options/SARs	4.13
Total Stock-Settled Full-Value Awards Outstanding (1)	115,884
Proposed share reserve under the new 2025 LTI Plan (2)	1,500,000
Basic common shares outstanding as of the record date (December 6, 2024)	33,788,356

1.The full-value awards outstanding includes unvested outstanding PSUs and TVAs. The amount reported for PSUs represents the target PSUs granted. The amount reported for TVAs represents an estimated share equivalent for TVA awards based upon the market price as of September 28, 2024 (actual shares settled at vesting may vary dependent on the market price at the time of vesting).
2.The proposed share reserve is subject to reduction for any awards granted under the 2014 LTI Plan after September 28, 2024. As of September 28, 2024, there were 612,850 shares available for future grant under the 2014 LTI Plan. We derived the share pool for the 2025 LTI Plan as the sum of the 612,850 remaining shares under the 2014 LTI Plan, plus 887,150 new shares, less grants made after September 28, 2024. As stated above, upon shareholder approval of the 2025 LTI Plan, no further awards will be made under the 2014 LTI Plan.

The Board is committed to seeking to limit shareholder dilution from our equity compensation program. As of September 28, 2024, the Company had a fully diluted overhang of approximately 3.78% based on the number of shares of common stock outstanding as of September 28, 2024. If the Plan is approved, the 1,500,000 shares available for issuance under the Plan would increase the overhang to approximately 6.41%. The Company calculates the fully diluted overhang as the total of (i) shares underlying outstanding equity awards plus shares available for issuance under future equity awards, divided by (ii) the total number of shares outstanding, shares underlying outstanding equity awards (to the extent not already included within the total number of shares outstanding) and shares available for issuance under future equity awards. The closing sale price of the Class A shares and Class B shares, as reported by the NYSE on December 6, 2024, was $214.76 and $215.91 per share, respectively.

Attract and Retain Talent

We grant equity incentive awards to a broad spectrum of our employees, not only executives and NEOs. Approving the Plan will enable us to continue to recruit, retain and motivate top talent at many levels within the Company necessary to our continued success.

2025 LTI PLAN OVERVIEW

In the description below, those eligible for awards under the Plan are referred to as “Participants.” Participants include all officers, employees, non-employee directors and non-employee consultants who are natural persons of the Company or any of its subsidiaries to whom an award is granted under the Plan. This section provides key details of the Plan, but is qualified in its entirety by reference to the full text of the Plan which is attached as Exhibit A to this Proxy Statement.

Shares Available for Issuance

If the Plan is approved by the shareholders, subject to the adjustment provisions in the Plan, the maximum number of shares of common stock reserved for future grants under the Plan will be 1,500,000, less one share for every one share granted under the 2014 LTI Plan after September 28, 2024 and prior to the Effective Date.

Share Use and Counting Rules

To the extent that an award under the Plan (or, after September 28, 2024, an award under the 2014 LTI Plan) terminates, expires, is cancelled, forfeited, or lapses for any reason, or is settled by payment of cash, any shares of common stock subject to the award (or an award under the 2014 LTI Plan) shall again be available for the grant of an award under the Plan on a one-for-one basis. Solely for purposes of the Plan’s aggregate share limitation, shares of common stock that are used to pay the exercise price of an Option and shares tendered or withheld to satisfy tax withholding obligations with respect to Options and SARs will not be available for further grants of awards under the Plan. In the event that withholding tax liabilities arising from an award, other than an Option or SAR or, after September 28, 2024, an award other than an option or stock appreciation right award under the 2014 LTI Plan are satisfied by the tendering or withholding of shares, the shares of common stock so tendered or withheld will be added to the shares available for awards under the Plan on a one-for-one basis. To the extent permitted by applicable law or any stock exchange rule, shares of common stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any of the Company’s subsidiaries will not be counted against (nor will be added to) shares of common stock available for grant under the Plan. Dividend equivalents payable in cash will not be counted against the shares of common stock available for issuance under the Plan. All shares of common stock covered by a SAR, to the extent it is exercised and settled in shares of common stock, will be considered issued or transferred under the Plan, without regard to the number of shares of common stock issued upon exercise of such SARs. Shares of common stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options shall not be added to the shares available for grant under the Plan.

Administration and Eligibility

The Plan will be administered by the Executive Compensation Committee or such other committee as the Board may appoint from time to time (the “Committee”), provided that at all times the Committee will consist of two or more directors, each of whom will be “non-employee” directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Committee will approve the aggregate awards and the individual awards for the most senior elected Company officers and non-employee directors, subject to ratification of the Board. The Committee may delegate some of its authority under the Plan in accordance with the terms of the 2025 LTI Plan.

The Committee will have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and the terms of any award issued under it and to adopt such rules and regulations for administering the Plan as it may deem necessary or appropriate. The Committee will have authority to: (i) adopt terms and conditions, rules, or procedures (including the adoption of any subplan under the Plan) relating to the operation and administration of the Plan; (ii) to accommodate requirements of local law and procedures outside of the United States or to qualify awards for special tax treatment under laws of jurisdictions other than the United States; and (iii) to make all other determinations necessary or advisable for the administration of the Plan. Decisions of the Committee will be final and binding on all parties.

Participants under the Plan are those officers, employees (including employees who are also directors and prospective employees conditioned on their becoming employees), non-employee directors and non-employee consultants who are natural persons of the Company and its subsidiaries as the Committee designates from time to time. As of September 28, 2024, the Company and its subsidiaries had approximately eight officers, fourteen thousand employees, eight non-employee directors and no non-employee consultants who are natural persons eligible to receive awards under the Plan.

Limit on Non-Employee Director Awards

The maximum aggregate grant date value of shares of common stock subject to awards granted to any Moog non-employee director during any fiscal year for services rendered as a non-employee director, taken together with any cash fees earned by such non-employee director for services rendered as a non-employee director during the fiscal year, shall not exceed $800,000 in total value. The value of such awards shall be calculated based on the grant date fair value of such awards for financial reporting purposes.

Awards

Stock Options. The Committee is authorized to grant stock options (“Options”) to Participants (“Optionees”), which may be either ISOs or NQSOs. All shares of common stock reserved for future grants under the Plan may be issued upon the exercise of ISOs. The exercise price of any Option must be at least equal to the fair market value of the shares on the date of the grant, except that the exercise price per share of an Option may be less than the fair market value of a share of the class of common stock subject to the Option as of the date the Option is granted where an Option is being granted in substitution or replacement for a prior option in connection with a merger, consolidation, acquisition of property or stock, or reorganization and the substitution or replacement complies with Code Sections 409A and 424, as applicable. Except in connection with certain anti-dilution adjustments as described in the Plan, the Plan prohibits repricing of Options without shareholder approval.

For purposes of the Plan, “fair market value” means, for any particular date, (i) for any period during which common stock is listed for trading on an established securities exchange, listed on any national market system or listed, quoted or traded on any automated quotation system, excepted as otherwise determined by the Committee in a manner compliant with Sections 409A and 422 of the Code, a price based upon the closing price per share of common stock on the exchange or system, or (ii) for any period in which the stock is not listed on an established securities exchange, listed on any national market system or listed, quoted or traded on any automated quotation system, the market price per share of common stock as determined in good faith by the Board. In either case, the fair market value will be determined in accordance with the valuation requirements of the regulations to Section 409A of the Code.

At the time of the grant, the Committee in its sole discretion will determine when Options are exercisable and when they expire, provided the term of an Option does not exceed ten (10) years.

Payment for shares purchased upon exercise of an Option must be made in full at the time of purchase. Payment may be made: (a) in cash, (b) subject to the approval of the Committee, by the transfer to us of shares owned by the Participant having a fair market value on the date of exercise equal to the option exercise price (or certification of ownership of such shares), (c) by means of a broker assisted cashless exercise procedure complying with applicable law, (d) subject to the approval of the Committee, by withholding shares of common stock otherwise issuable to the Participant in connection with the exercise of the Option, or (e) in such other manner as may be authorized by the Committee.

Dividend equivalents will not be granted or paid in connection with Options.

SARs. The Committee has the authority to grant SARs to Participants and to determine the number of shares subject to each SAR, the term of the SAR (provided it does not exceed ten (10) years), the time or times at which the SAR may be exercised, and all other terms and conditions of the SAR. A SAR is a right, denominated in shares, to receive upon exercise of the right, in whole or in part, without payment to us, an amount payable in shares (or cash, or a combination thereof) that is equal to: (i) the fair market value of common stock on the date of exercise, minus (ii) the exercise price, multiplied by the number of shares for which the right is exercised. SARs will be settled in Company shares (and/or cash) plus cash for fractional share amounts. The exercise price of any SAR must be at least equal to the fair market value of the shares on the date of the grant, except that the exercise price per share of a SAR may be less than the fair market value of a share of the class of common stock subject to the SAR as of the date the SAR is granted where a SAR is being granted in substitution or replacement for a prior SAR in connection with a merger, consolidation, acquisition of property or stock, or reorganization and the substitution or replacement complies with Section 409A of the Code. Except for an adjustment for a change in the Company’s capitalization, the Plan prohibits repricing of SARs without shareholder approval. Dividend equivalents will not be granted or paid in connection with SARs.

Restricted Stock and Restricted Stock Units. Restricted stock consists of shares that the Company transfers or sells to a Participant that are subject to a substantial risk of forfeiture and to restrictions on their sale or other transfer by the Participant. RSUs are the right to receive shares of common stock (or their cash equivalent value, or a combination thereof) at a future date after vesting upon the satisfaction of certain conditions and restrictions. The Committee determines the eligible Participants to whom, and the times at which, grants of restricted stock or RSUs will be made, the number of shares or units to be granted, the price to be paid, if any, the times within which the shares covered by the grants will be subject to forfeiture, the times at which the restrictions will terminate, and all other terms and conditions of the grants. Restrictions or conditions could include, but not be limited to, the attainment of performance goals (as described below), continuous service with us for a period of time, or other restrictions or conditions.

Dividends payable on shares of restricted stock will be subject to vesting and forfeiture to the same extent as the share of restricted stock to which the dividend relates. Any dividends payable on a share of restricted stock will be withheld by the Company until and unless the share becomes vested and the risk of forfeiture lapses, at which time any withheld dividends will be paid to the applicable Participant. At the discretion of the Committee, dividend equivalents may be granted with respect to RSUs, during the period between the date the award is granted and the date the award settles or vests, subject to such limitations as may be determined by the Committee. Any dividend equivalents will be subject to vesting or forfeiture to the same extent as the RSUs to which the dividend equivalents relate and will not be paid unless the related RSUs vest.

Stock Bonuses. A Participant who is granted a stock bonus has the right to receive shares of common stock in accordance with the terms of such grant. If the Committee grants a stock bonus, the shares comprising the stock bonus will be issued in the name of the Participant to whom the grant was made and delivered to the Participant as soon as practicable after the date on which the stock bonus is payable. Dividend equivalents will not be granted or paid in connection with stock bonuses.

Other Stock-Based Awards. The Committee may grant other stock-based awards to Participants. An other stock-based award includes any equity-based or equity-related award not otherwise described by the terms of the Plan. An other stock-based award may be denominated in cash or shares of common stock, as determined by the Committee and set forth in the applicable award agreement. Regardless of whether an other stock-based award is denominated in cash or shares of common stock, the other stock-based award may be settled in cash, shares of common stock or a combination of cash and shares of common stock, as set forth in the applicable award agreement.

Any Participant to whom the Committee grants an other stock-based award that is denominated in shares of common stock may be granted dividend equivalents based on the dividends paid on the shares of common stock that are subject to the other stock-based award, to be credited as of dividend payment dates, during the period between the date the award is granted and the date the other stock-based award settles or vests, as determined by the Committee. Any dividend equivalents will be subject to vesting or forfeiture to the same extent as the underlying other stock-based award and will not be paid unless the related other stock-based award vests.

Performance Criteria. Awards under the Plan may be made subject to the attainment of performance goals relating to one or more performance criteria, which may include, without limitation, the following: net earnings (either before or after interest, taxes, depreciation or amortization), economic value-added (as determined by the Committee), total shareholder return, sales or revenue, net income (either before or after taxes), operating earnings or income, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on investment, return on shareholders’ equity, return on assets or net assets, return on capital, debt reduction, shareholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, cost reduction or savings, customer or employee satisfaction, quality, delivery, safety, strategic goals and objectives, including objectives related to qualitative or quantitative environmental, social and governance metrics, working capital, earnings or diluted earnings per share, price per share of Company Stock, market share or any other performance criteria selected by the Committee, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

Performance Goals. The Committee may establish in writing goals for a performance period based upon the performance criteria (“Performance Goals”). Depending on the performance criteria used to establish the Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a subsidiary, operating company, division, business unit, segment or new venture of the Company or an individual. The Committee, in its discretion, may adjust or modify the calculation of Performance Goals for a performance period in order to prevent the dilution or enlargement of the rights of Participants and may provide for the exclusion (in whole or in part) of the impact of an event or occurrence which the Committee determines should appropriately be excluded, in any such case including: (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions. In establishing Performance Goals or in assessing the level of performance, the Committee may exclude (in whole or in part) the effect of restructuring charges, discontinued operations, extraordinary items, cumulative effects of accounting changes, other unusual or nonrecurring items, asset impairment and the effect of foreign currency fluctuations, or other events or occurrences which the Committee determines should appropriately be excluded. The Committee may, in its discretion, classify Participants into as many groups as it determines, and, as to any Participant, relate the Participant’s Performance Goals partially or entirely to the measured performance, either absolutely or relatively, of an identified subsidiary, operating company, division, business unit, segment or new venture of the Company.

Vesting of Awards. On the grant of Options, SARs, restricted stock, RSUs and other stock-based awards, the Committee may impose such restrictions or conditions to (i) the vesting of the shares of restricted stock, RSUs and other stock-based awards and (ii) the vesting and exercisability of Options and SARs as it, in its absolute discretion, deems appropriate.

Termination of Service and Change in Control

Under the terms of the Plan, except as may be set forth in an award agreement for an award issued under the Plan or as the Committee may determine, upon a Participant’s termination of service or employment with the Company that does not occur in connection with a Change in Control, any unvested portion of an award (including, with respect to RSUs, shares of restricted stock and other stock-based awards, dividend equivalents or dividends, as applicable) will be forfeited without any consideration to be paid to the Participant and, with respect to any outstanding Options, SARs, RSUs and other stock-based awards (whether or not vested), upon a Participant’s termination of service or employment for cause (as defined in the Plan), such outstanding Options, SARs, RSUs or other stock-based awards will be forfeited.

Upon the occurrence of a Change in Control (as defined below), (i) if Moog is the surviving entity in the Change in Control and an award continues to be outstanding and in effect, or (ii) if Moog is not the surviving entity in the Change in Control and an award is Assumed (as defined below) by the successor person or entity effecting the Change in Control, then such outstanding award shall vest and be exercisable in accordance with the terms of the original grant, unless during the two year period commencing on the date of the Change in Control (x) the Participant’s employment or service is involuntarily terminated for reasons other than for cause (as defined in the Plan), or (y) in the case of a Participant who is an employee, the Participant terminates his or her employment for good reason (as defined in the Plan). If either of these events in subclause (x) or (y) occur, any vesting conditions under an award that are based on a Participant’s continued employment or service through one or more dates will be deemed fully satisfied as of the Participant’s termination date, any vesting conditions under an award that are based on the achievement of one or more Performance Goals will be deemed to be satisfied based on actual performance through the date of the Participant’s termination if such performance is determinable in the judgment of the Committee (or its successor) and, if actual performance is not determinable, based on target level performance, any other restrictions that apply to the award will lapse and, after application of the foregoing, any vested Option or SARs will be fully exercisable.

For purposes of the Plan, an award is deemed to be “Assumed” if each of the following conditions are met: (i) any replacement award covers equity securities of the successor (or the ultimate parent of the successor) that are readily tradeable on a major national securities exchange; (ii) the conversion of an award into a replacement award is completed in a manner that maintains the replacement award’s exemption from or compliance with Section 409A of the Code and, in the case of an ISO, is completed in compliance with Section 424 of the Code so as to maintain its status as an ISO under Section 422 of the Code; (iii) as of the date of the Change in Control, the replacement award has an intrinsic value that is at least equal to the intrinsic value of the award being replaced, as determined by the Committee in its sole discretion; and (iv) the replacement award contains provisions for scheduled vesting, treatment on the Participant’s termination from employment or service and, if applicable, Performance Goals and associated target levels and payout factors that are no less favorable to the Participant than the award being replaced, and all other terms of the replacement award (other than type of security and number of shares represented by the replacement award) are no less favorable to the Participant in any material respect than the terms of the replaced award.

If, in the event of a Change in Control, Moog is not the surviving entity and an award is not Assumed by the successor entity effecting the Change in Control, then any vesting conditions under an outstanding award that are based on a Participant’s continued employment or service through one or more dates will be deemed fully satisfied as of the Change in Control, any vesting conditions under an award that are based on the achievement of one or more Performance Goals will be deemed to be satisfied based on actual performance through the date of the Change in Control if such performance is determinable in the judgment of the Committee and, if actual performance is not determinable, based on target level performance, and any other restrictions that apply to the award will lapse.

Notwithstanding the foregoing discussion, upon a Change in Control, the 2025 LTI Plan also provides that the Committee may provide for the alternative treatment of any outstanding awards as it determines in its sole discretion, which can include acceleration of the vesting or exercisability of any award in whole or in party.

For purposes of the Plan, a “Change in Control” means:

(i)any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”), becomes, directly or indirectly, the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 25% or more of either (A) the then-outstanding shares of Company Stock (the “Outstanding Moog Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Moog Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust or associated funding vehicle) sponsored or maintained by the Company or any affiliated company, (4) any acquisition by the Moog Inc. Stock Employee Compensation Trust, or (5) any acquisition pursuant to a transaction described in subsections (iii)(A), (iii)(B) and (iii)(C) below;

(ii)during any 12 month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(iii)consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination: (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Moog Common Stock and the Outstanding Moog Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 75% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Moog Common Stock and the Outstanding Moog Voting Securities, as the case may be, (B) no Person (excluding (i) any corporation or non-corporate entity resulting from such Business Combination, or (ii) any employee benefit plan (or related trust or associated funding vehicle) sponsored or maintained by the Company or any affiliated company or such corporation or non-corporate entity resulting from such Business Combination, or (iii) the Moog Inc. Stock Employee Compensation Trust) beneficially owns, directly or indirectly, 25% or more of, respectively, the then-outstanding shares of common stock of the corporation (or, for a non-corporate entity, equivalent securities) resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation (or, for a non-corporate entity, equivalent securities), except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)the consummation of a plan of dissolution or complete liquidation of the Company.

Adjustments under Plan for Changes in Capitalization

If there is any change in the outstanding shares of the Company by reason of any stock dividend or distribution, a subdivision of the outstanding shares, a combination or consolidation of the outstanding shares into a lesser number of shares, a reclassification, an exchange of shares, or any other increase or decrease in the number of outstanding shares of common stock effected without the receipt of consideration by the Company, then, pursuant to the terms of the Plan, proportionate adjustments will automatically be made to (i) the number or kind of shares available for issuance under the Plan, both in the aggregate and with respect to each outstanding award and (ii) if applicable, the exercise price per share under each outstanding award under the Plan.

In the event of a declaration of an extraordinary dividend payable in a form other than shares of common stock, a recapitalization, a spin-off, a merger, a reorganization, or a similar occurrence affecting the Company’s common stock, the Plan provides that the Committee will make appropriate adjustments, as the Committee determines in its sole discretion, to (i) the number and kind of shares of common stock available for issuance under the Plan and with respect to each outstanding award under the Plan and (ii) if applicable, the exercise price per share under each outstanding award under the Plan.

In connection with any change in capitalization described in the Plan, the Committee may also make appropriate adjustments, as the Committee determines in its sole discretion, to the terms of any outstanding awards under the Plan, including the Performance Goals (including the levels of performance forming part of the Performance Goals) for a performance period.

Other Plan Provisions

Annual Limit on Non-Employee Director Compensation. The maximum aggregate grant date value of shares of Company Stock subject to awards granted to any non-employee director during any fiscal year for services rendered as a non-employee director, taken together with any cash fees earned by such non-employee director for services rendered as a non-employee director during the fiscal year, will not exceed $800,000 in total value (the value of such awards based on the grant date fair value for financial reporting purposes). For the avoidance of doubt, any compensation that is deferred by a non-employee director will be counted toward this limit for the fiscal year in which it is first earned, and not when paid or settled if later.

Withholding. The Company has the right to require a participant to remit to the Company in cash an amount sufficient to satisfy any federal, state, local or foreign withholding tax requirements related to an award (or may deduct from payment for such purposes). With the approval of the Committee, a participant may satisfy the remittance requirement by electing to have the Company withhold from delivery shares of Company Stock having a value equal to the amount of tax required to be withheld, to the extent such withholding would not result in liability classification of the related award (or any portion thereof) pursuant to FASB ASC Topic 718.

Prohibition on Repricing. Except as pursuant to the equitable adjustment section of the Plan, the Committee will not without the approval of the Company’s shareholders: (i) amend the terms of an outstanding Option or SARs award to reduce the exercise price, (ii) cancel an outstanding Option or SARs award in exchange for cash, other awards, or Options or SARs with an exercise price that is less than the exercise price of the original Option or SAR (except in connection with a change in control), or (iii) cause the Company to repurchase any Options or SARs for value (in cash, substitutions, cash buyouts, or otherwise) from a participant if the current fair market value of the class of Company Stock underlying the Option or SAR is lower than the exercise price per share of the Option or SAR.

Restrictions on Transfer. The Committee may impose, either in the award agreement or at the time shares of common stock are issued in settlement of an award, restrictions on the ability of the Participant to sell or transfer the share of common stock. To effectuate any such restrictions, the Committee may cause any shares of common stock issued in settlement of an award to include a legend indicating such restrictions or to be subject to a stop-transfer order. The Plan also contains robust transfer restrictions on awards, including that Options and SARs may not be transferred for consideration.

Clawback. Any award that is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required under the applicable law, regulation or listing requirement. All awards granted under the Plan will be subject to the Moog Inc. Clawback Policy, as may be amended from time to time.

Term. Unless terminated by the Board at an earlier date pursuant to the terms of the Plan, the Plan is scheduled to terminate on February 4, 2035.

Amendment and Termination. Except as otherwise provided in the Plan, the Board may, at any time, suspend or terminate the Plan or revise or amend it in any respect, subject to any requirement for shareholder approval required by applicable law, including the rules, regulations or listing standards of any stock exchange, automated quotation system or similar organization, or the New York Business Corporation Law. No amendment or termination action by the Board may, without the consent of the Participant, reduce the Participant’s rights under any outstanding award.

U.S. Federal Income Tax Consequences

The following discussion summarizes certain federal income tax consequences related to the granting and settlement of awards under the 2025 LTI Plan under the law as in effect on the date of this Proxy Statement. The summary does not purport to cover all federal employment tax or other federal tax consequences that may be associated with the 2025 LTI Plan, nor does it cover state, local, or non-U.S. taxes.

ISOs. An Optionee does not generally recognize taxable income upon the grant or upon the exercise of an ISO. However, the exercise of an ISO may for some Optionees trigger liability for the alternative minimum tax. Upon the sale of ISO shares, the Optionee recognizes income in an amount equal to the difference, if any, between the exercise price of the ISO shares and the fair market value of those shares on the date of sale. The income is taxed at long-term capital gains rates if the Optionee has not disposed of the stock within two years after the date of the grant of the ISO and has held the shares for at least one year after the date of exercise, and the Company is not entitled to a federal income tax deduction. The holding period requirements are waived when an Optionee dies.

If an Optionee sells ISO shares before having held them for at least one year after the date of exercise and two years after the date of grant (a “disqualifying disposition”), the Optionee recognizes ordinary income to the extent of the lesser of: (i) the gain realized upon the sale; or (ii) the difference between the exercise price and the fair market value of the shares on the date of exercise. Any additional gain is treated as long-term or short-term capital gain depending upon how long the Optionee has held the ISO shares prior to disposition. In a year of a disqualifying disposition, the Company generally receives a federal income tax deduction in an amount equal to the ordinary income that the Optionee recognizes as a result of the disposition.

NQSOs. An Optionee does not recognize taxable income upon the grant of an NQSO. Upon the exercise of such an Option, the Optionee recognizes ordinary income to the extent the fair market value of the shares received upon exercise of the NQSO on the date of exercise exceeds the exercise price. The Company generally receives an income tax deduction in an amount equal to the ordinary income that the Optionee recognizes upon the exercise of the Option.

Restricted Stock. A Participant who receives an award of restricted stock does not generally recognize taxable income at the time of the award. Instead, the Participant recognizes ordinary income in the first taxable year in which his or her interest in the shares becomes either: (i) freely transferable; or (ii) no longer subject to substantial risk of forfeiture. The amount of taxable income is equal to the fair market value of the shares less the amount, if any, paid for the shares. Any dividends paid to a Participant when the restricted stock vests would be treated as compensation for federal income tax purposes.

A Participant may elect to recognize income at the time he or she receives restricted stock in an amount equal to the fair market value of the restricted stock (less the amount paid for the shares) on the date of the award.

The Company generally receives a compensation expense deduction in an amount equal to the ordinary income recognized by the Participant in the taxable year in which restrictions lapse (or in the taxable year of the award if, at that time, the Participant had filed a timely election to accelerate recognition of income).

SARs/RSUs. In the case of an exercise of a SAR or an award of RSUs, the Participant will generally recognize ordinary income in an amount equal to the fair market value of any shares received or the amount of any cash received on the date of payment or delivery. In that taxable year, the Company will generally receive a federal income tax deduction in an amount equal to the ordinary income which the Participant has recognized. Any dividend equivalents paid to a Participant related to RSUs would be treated as compensation for federal income tax purposes.

Other Stock-Based Awards. The federal income taxation of any other stock-based awards will depend on the terms and conditions of those awards. However, it is generally anticipated that a Participant will realize ordinary income at the time any other stock-based awards are settled in an amount equal to the fair market value (at the time of settlement) of any shares delivered to, or the amount of cash received by, the Participant in settlement of the other stock-based award, and that the same amount would generally be deductible by the Company as a compensation expense at the same time.

Stock Bonuses. A Participant who receives a stock bonus will recognize ordinary income at the time any shares are delivered to the Participant. The amount of taxable income realized by the Participant will be equal to the fair market value of the shares delivered to the Participant. The Company will generally be entitled to a compensation expense deduction in an amount equal to the ordinary income recognized by the Participant for the taxable year in which the shares are delivered to the Participant.

Section 409A. Section 409A of the Code covers most programs that defer the receipt of compensation to a succeeding taxable year and provides strict rules for elections to defer (if any) and for timing of payouts. There are significant penalties placed on the individual employee or service provider for failure to comply with Section 409A of the Code. However, it does not impact the Company’s ability to deduct deferred compensation. Section 409A does not generally apply to (i) Options that are not granted with an exercise price that is less than fair market value on the grant date, (ii) SARs that are not granted with an exercise price that is less than fair market value on the grant date and that do not pay a benefit greater than the difference between fair market value at exercise and fair market value at grant, and (iii) restricted stock, provided there is no deferral of income beyond the vesting date. Section 409A of the Code may apply to RSUs and other stock based awards.

Section 162(m). Section 162(m) of the Code imposes a $1 million limit on the amount a public company may deduct for compensation paid in a taxable year to a covered employee. For this purpose, a covered employee includes (i) the Company’s principal executive officer, principal financial officer, or any of the Company’s three other most highly compensated executive officers who are employed in such role at any time during the year, (ii) for taxable years beginning after December 31, 2026, the Company’s five highest compensated employees for the taxable year other than an individual described in (i), and (iii) any individual who was a covered employee under (i) for a taxable year beginning after December 31, 2016. Accordingly, Section 162(m) of the Code may restrict our ability to deduct amounts related to awards under the 2025 LTI Plan (or other compensation amounts payable to a covered employee) to the extent those amounts are payable to a covered employee and exceed $1 million during any year.

Sections 280G/4999. Under the so-called “golden parachute” provisions of the Code, the accelerated vesting or payment of awards in connection with a change in control of the Company may be required to be valued and taken into account in determining whether Participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a portion of the amounts payable to a Participant may be subject to an additional 20% federal tax and may be nondeductible by the Company.

NEW PLAN BENEFITS

The exact types and amounts of any awards to be made under the Plan to any eligible Participants are not presently determinable. As a result of the discretionary nature of the Plan, it is not possible to state who the Participants in the Plan will be in the future or the type or amount of awards to be received by such Participants. Prior to the date of this Proxy Statement, we have not granted any awards under the Plan with respect to shares of our common stock.

REGISTRATION WITH THE SEC

If our shareholders approve the Plan, we will file with the SEC a registration statement on Form S-8, as soon as reasonably practicable after the approval, to register the shares of common stock available for issuance under the Plan.

The Board unanimously recommends a vote “FOR” the adoption of the Moog Inc. 2025 Long Term Incentive Plan.

PROPOSAL 3 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board, on the recommendation of the Audit Committee, has selected Ernst & Young LLP, an independent registered public accounting firm, to continue as independent auditors of the Company for the 2025 fiscal year. Although shareholder approval of the appointment of the independent registered public accounting firm is not required by law, the Board considers the selection of the independent auditor to be an important matter of shareholder concern and is submitting the selection of Ernst & Young LLP for ratification by shareholders as a matter of good corporate practice. Even if the appointment is ratified, the Board, in its discretion and on the recommendation of the Audit Committee, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such a change would be in the Company’s and its shareholders' best interests. Representatives of Ernst & Young LLP, who will be available at the Annual Meeting, will be given the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

The Board recommends a vote “FOR” ratification of Ernst & Young LLP as auditors for the Company for fiscal year 2025.

SUSTAINABILITY

Commitment to Sustainability Reporting

The Company is committed to operating sustainably while designing and manufacturing the most advanced motion control systems and precision components for aerospace, defense, industrial and medical applications. Sustainability is an integral part of our Company’s culture and values, encompassing our focus on environmental stewardship, social responsibility and corporate governance.

Since publishing our first Sustainability Report in August 2022, we have made significant strides in developing, maintaining and expanding various sustainability initiatives. Our comprehensive sustainability strategy includes stakeholder outreach and engagement to gather insights on our areas of focus. We have established a cross-functional sustainability committee led by our Director of Sustainability and created a dedicated sustainability function to oversee our global Sustainability strategy and activities.

To ensure transparency and accountability, we have adopted the Sustainability Accounting Standards Board ("SASB") standards for use in establishing our investor-grade ESG protocols and metrics. We have transitioned to report according to the SASB standards, with our first disclosure for the Aerospace and Defense industry published in December 2022 and our 2024 SASB disclosure published in December 2024. Moving forward, we will continue to develop and execute our strategy, with our second Sustainability Report published in December 2024, to further share our progress, metrics and goals related to ESG and human capital topics.

For more detailed information related to our sustainability initiatives and progress, please review the Sustainability Report, SASB disclosure and our website. The content of the Sustainability Report, SASB disclosure and the Company’s website are not, and should not, be deemed to be incorporated by reference in this Proxy Statement or otherwise filed with the SEC.

Sustainability Oversight

The Company’s Board has delegated the Nominating and Governance Committee with the primary responsibility of overseeing and reviewing our Sustainability strategy and its integration in our business. This committee consists entirely of independent directors who receive regular reports on our sustainability efforts and related topics. They are routinely updated on the actions taken by management to advance our strategy, particularly in relation to environmental and social issues, among other areas.

Environmental Sustainability

We believe it is essential to contribute to the betterment of the world for present and future generations. This commitment drives us to minimize our environmental impact and protect our planet. To ensure the fulfillment of our environmental responsibilities, the Company has a dedicated Environmental, Health and Safety ("EHS") team. This team provides a range of services, including training to ensure compliance with all EHS regulations and the maintenance of safe and healthy working conditions for our employees.

Social Engagement

We are dedicated to strengthening the communities in which we operate by leveraging our time, talent and resources. This commitment is demonstrated through our financial contributions and volunteer support to a range of regional and local charitable organizations, non-profits and community programs where we have business operations.

Human Capital Management

The Company recognizes that its culture and values, along with more than 13,500 employees in over 20 countries, are its most valuable assets. To ensure the preservation of our values and a purposeful and strong culture, our Board and Executive team place significant emphasis on nurturing and managing our human capital. Our sustainable human capital strategy focuses on the following:

•Employee recruitment
•Diversity, equity and inclusion
•Competitive compensation programs and equitable employee benefits
•Physical and emotional well-being
•Employee engagement and retention
•Leadership development and training
•Learning and professional development
•Succession planning
•Flexible working arrangements
•Employee stock ownership

We have taken deliberate steps to create a diverse, equitable and inclusive work environment for all employees. This includes raising awareness, providing education, implementing talent acquisition, promoting retention practices and supporting employee development. In fiscal 2021, the Company established a Diversity, Equity and Inclusion ("DE&I") function to further advance our journey toward a more respectful, diverse, equitable and inclusive environment. To support our DE&I goals, as well as our sustainability efforts, we created the role of Program Manager, Diversity Equity, responsible for developing, implementing and monitoring key programs. As part of our DE&I initiative, we have also established Employee Resource Groups (“ERGs”) to support employees of color, women and gender equality. These ERGs, which are employee-led and sponsored by the Company, are open to all employees and aim to support professional development, foster broader understanding, represent the Company in the community; and help attract and hire diverse talent.

For more information on our human capital objectives, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2024.

Ethics

We prioritize our corporate governance policies and practices that promote transparency, accountability and security. The Company is fully committed to fostering a culture of compliance with applicable laws and standards, both in letter and spirit. Ethics are deeply ingrained in our values and business processes. We consistently reinforce our commitment to ethics and integrity through employee communications, everyday actions and robust processes and controls.

As a part of our ongoing efforts to ensure ethical conduct aligned with our values, the Company provides compliance training programs in multiple languages. We also maintain two hotlines related to our code of conduct. These hotlines allow individuals to anonymously report concerns about business behavior they are uncomfortable discussing directly with managers or human resources personnel. The Company's business ethics hotline is administered by internal Company counsel designated as the business ethics advocate. Additionally, we have a separate hotline for cases where an employee believes the Company's financial statements are materially misstated due to intentional acts or material weaknesses in internal control systems. This hotline is administered by the Secretary of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Principal Shareholders

The following table sets forth certain information with respect to all persons known to the Company to be the beneficial owner of more than 5% of the Class A shares or Class B shares as of December 6, 2024. The percentage of Class A shares or Class B shares owned is based on 29,213,913 Class A shares and 4,574,443 Class B shares outstanding as of December 6, 2024.

Name and Address of Beneficial Owner	Class A Common Stock		Class B Common Stock(1)
	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.(2)	4,974,694	17.0%	—	—%
55 East 52nd Street New York, NY 10055
The Vanguard Group, Inc.(2)	3,252,513	11.1%	—	—%
100 Vanguard Blvd. Malvern, PA 19355
Earnest Partners LLC(2)	2,232,929	7.6%	—	—
1180 Peachtree Street, Suite 2300 Atlanta, GA 30309
Moog Inc. Retirement Savings Plan (“RSP”)(3)	—	—%	1,787,913	39.1%
c/o Moog Inc. Seneca Street at Jamison Road East Aurora, NY 14052
Moog Inc. Stock Employee Compensation Trust, as amended (“SECT”)(4)	425,148	1.5%	536,067	11.7%
c/o Moog Inc. Seneca Street at Jamison Road East Aurora, NY 14052
Moog Inc. Supplemental Retirement Plan Trust, as amended ("Trust")(5)	—	—%	826,170	18.1%
c/o Moog Inc. Seneca Street at Jamison Road East Aurora, NY 14052
(1)Class B shares are convertible into Class A shares on a share-for-share basis.
(2)Holdings are derived from the most recent Schedule 13D or 13G filings and, to the extent applicable, are updated for aggregate positions reported by Bloomberg L.P. based upon the most recent Schedule 13F filings.
(3)These shares are allocated to individual participants under the RSP and are voted by Great-West Trust Company, LLC, Greenwood Village, Colorado, the Trustee as of the record date, as directed by the participants to whom such shares are allocated. Any allocated shares as to which voting instructions are not received will be voted in accordance with instructions on the proxy card. As of December 6, 2024, a total of 10,353 of the allocated Class B shares were allocated to accounts of officers and are included in the shares reported for “all directors and officers as a group" in the table Directors and Executive Officers on page 63.
(4)The SECT acquires Class A shares and Class B shares that become available for subsequent use in the RSP or other Moog employee benefit plans. The SECT will terminate on the earlier of (a) the date the SECT no longer holds any assets or (b) a date specified in a written notice given by the Board of Directors to the Trustee. The Trustee of the SECT is Robert T. Brady. The Trustee’s powers and rights include, among others, the right to retain or sell SECT assets; borrow from the Company or third party lenders upon direction from an administrative committee and enter into related loan agreements; vote or give consent with respect to securities held by the SECT in the Trustee’s sole discretion; employ accountants and advisors as may be reasonably necessary; utilize a custodian to hold, but not manage or invest, assets held by the SECT; and consult with legal counsel.
(5)The Trust was established in 1992 as a funding vehicle for the PERI-SERP, and the assets of the Trust, including the Class B shares held by the Trust, are available to fund the Moog’s obligations under the PERI-SERP and held for the benefit of the participants of the PERI-SERP. The Trustee of the Trust is John P. McGrath. The Trustee has the sole power to direct the vote and to dispose or direct the disposition of all of the 826,170 Class B shares held by the Trust.

Directors and Executive Officers

The beneficial ownership of common stock by each director, each of the NEOs and by all directors and officers as a group as of December 6, 2024 is provided in the following table. Unless otherwise indicated, the persons named have sole voting and investment power with respect to the securities beneficially owned. Beneficial ownership includes securities which could be acquired pursuant to currently exercisable SARs, or SARs that become exercisable within 60 days of December 6, 2024. The percentage of Class A shares or Class B shares owned is based on 29,213,913 Class A shares and 4,574,443 Class B shares outstanding as of December 6, 2024.

	Amount and Nature of Beneficial Ownership
	Class A Common Stock				Class B Common Stock(1)
Name of Beneficial Owner	Shares	Equity Awards Currently Exercisable or Exercisable within 60 days(2)(3)	Total Shares	Percent Of Class	Shares	Equity Awards Currently Exercisable or Exercisable within 60 days(2)(3)	Total Shares	Percent Of Class
Directors
Janet M. Coletti	—	—	—	*	6,174	—	6,174	*
Donald R. Fishback(4)	13,048	2,354	15,402	*	12,354	19,529	31,883	*
William G. Gisel, Jr.	2,930	—	2,930	*	10,551	1,736	12,287	*
Peter J. Gundermann (nominee)	3,909	—	3,909	*	9,260	1,736	10,996	*
Kraig H. Kayser	22,506	—	22,506	*	9,260	1,736	10,996	*
Brian J. Lipke(5)	11,109	—	11,109	*	9,260	1,736	10,996	*
Mahesh Narang (nominee)	—	—	—	*	2,821	—	2,821	*
Brenda L. Reichelderfer	650	—	650	*	4,010	—	4,010	*
Pat Roche	18,332	2,354	20,686	*	14,731	31,946	46,677	1.0%
John R. Scannell (nominee)(6)	39,322	3,532	42,854	*	36,077	100,760	136,837	3.0%
Named Executive Officers(7)
Jennifer Walter	4,381	471	4,852	*	10,615	20,215	30,830	*
Mark J. Trabert	—	—	—	*	13,705	13,719	27,424	*
Michael Schaff	—	—	—	*	3,295	3,964	7,259	*
Mark Graczyk	—	—	—	*	2,932	3,964	6,896	*
All directors and executive officers as a group (17 persons)(8)	117,964	9,653	127,617	*	158,462	231,110	389,572	8.5%
*Does not exceed one percent of class.
(1)Class B shares are convertible into Class A shares on a share-for-share basis.
(2)Includes shares related to SARs. The number of shares issuable upon exercise of SARs is calculated for net settlement based upon the excess of the market price on December 6, 2024 over the exercise price of the SARs.
(3)Excludes PSUs held but not earned as NEOs may not direct the voting of their PSUs. The number and terms of PSUs awarded to each NEO are provided in greater detail in the Compensation Discussion and Analysis beginning on page 17 and 2024 Grant of Plan-Based Awards table on page 29.
(4)Ms. Denise Fishback, Mr. Fishback's spouse, is the trustee of various trusts which hold 36,273 of Class A shares, which are not included in the numbers reported.
(5)Mr. Lipke will retire from the Board immediately prior to the Annual Meeting.
(6)Ms. Eileen Scannell, Mr. Scannell's spouse, is the beneficial owner of 30,846 Class A shares, which are not included in the numbers reported.
(7)Mr. Roche is a NEO. Beneficial ownership information appears under the heading “Directors” above.
(8)“All directors and executive officers as a group” consists of the directors, the NEOs and all other executive officers as of December 6, 2024. Balances do not include shares held by spouses, or as custodian or trustee for minors, as to which beneficial interest has been disclaimed.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and Section 16 officers, and persons who own more than 10% of the Company’s common stock, to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of the Company’s common stock. To the Company’s knowledge, based upon the reports filed and written representations regarding reports required during the fiscal year ended September 28, 2024, no Section 16 officer or director of the Company failed to file reports required by Section 16(a) on a timely basis, with the exception of one late Form 3 filing for Nicholas Hart, Controller and one late Form 4 filing for Donald R. Fishback in connection with the gifting of Class A shares.

PROPOSALS OF SHAREHOLDERS FOR 2026 ANNUAL MEETING

To be considered for inclusion in the proxy materials for the 2026 Annual Meeting of Shareholders, shareholder proposals must be received by the Secretary of the Company no later than August 19, 2025. Under the Company’s by-laws, if a shareholder wishes to nominate a director or bring other business before the shareholders at the 2026 Annual Meeting without having a proposal included in the Proxy Statement for that meeting, the shareholder must notify the Secretary of the Company in writing between October 7, 2025 and November 6, 2025, and the notice must contain the specific information required by the Company’s by-laws. A copy of the Company’s by-laws can be obtained without charge from the Secretary of the Company, East Aurora, New York, 14052.

Section 1.06 of the Company’s by-laws provides that proposals may be properly brought before an annual meeting by a shareholder of record (both at the time notice of the proposal is given by the shareholder and as of the record date of the annual meeting in question) of any shares of the Company entitled to vote at the annual meeting if the shareholder provides timely notice of the proposal to the Secretary of the Company in accordance with the requirements of the by-laws. A shareholder making a proposal at an annual meeting must attend the meeting and the business brought before an annual meeting must also be a proper matter for shareholder action under the New York Business Corporation Law.

A shareholder’s notice to the Secretary of the Company must set forth certain information regarding the shareholder and the proposal, including the name and address of the shareholder, a brief description of the business the shareholder desires to bring before the annual meeting and the reasons for conducting such business at such annual meeting, the class or series and number of shares beneficially owned by the shareholder, the names and addresses of other shareholders known to support such proposal and any material interest of the shareholder in such proposal.

Section 1.06 further provides that nominations of candidates for election as directors of the Company at any annual meeting of shareholders may be made by a shareholder of record (both at the time notice of such nomination is given by the shareholder and as of the record date of the annual meeting in question) of any shares of the Company entitled to vote at the annual meeting for the election of directors if the shareholder provides timely notice to the Secretary of the Company in accordance with the requirements of the by-laws. A shareholder may nominate a candidate for election as a director only as to such class of director whose election the shareholder would be entitled to vote thereon at an annual meeting of shareholders. Any shareholder who desires to make a nomination must attend the annual meeting.

In addition to the information required in a notice of a proposal, a notice to the Secretary with respect to nominations must contain certain information regarding each proposed nominee for director, including the nominee’s name, age, business and residence address, principal occupation, the class or series and number of shares of the Company beneficially owned by the nominee and a consent of the nominee to serve as a director, if elected. The notice must also provide a description of any arrangements or understandings between the nominating shareholder and each nominee and such other information concerning the nominee as required pursuant to the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended.

Further information regarding proposals or nominations by shareholders can be found in Section 1.06 of the Company’s by-laws. If the Board or a designated committee determines that any proposal or nomination was not made in a timely fashion or fails to meet the information requirements of Section 1.06 of the Company's by-laws in any material respect, such proposal or nomination will not be considered.

Furthermore, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice in accordance with the Company’s by-laws, as set forth above, and must comply with the additional requirements of Rule 14a-19(b) of the Exchange Act and as set forth in the Company’s by-laws.

As of the date of this Proxy Statement, the Board does not intend to present, and has not been informed that any other person intends to present, any matter for action at this meeting other than those specifically referred to in this Proxy Statement. If other matters properly come before the meeting, it is intended that the holders of the proxies will act with respect thereto in accordance with their best judgment.

The cost of this solicitation of proxies will be borne by the Company. The Company may request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record, and will reimburse such persons for any reasonable expense in forwarding the material. In addition, officers, directors and employees of the Company may solicit proxies personally or by telephone and will not receive any additional compensation.

Copies of the 2024 Annual Report to Shareholders, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2024, along with this Proxy Statement, proxy card and Notice of Annual Meeting of Shareholders may be obtained, without charge, from the Secretary of the Company, East Aurora, New York 14052.

By Order of the Board of Directors

Elwira J. Kelly, Secretary

Dated: December 17, 2024
East Aurora, New York

EXHIBIT A

MOOG INC.
2025 LONG TERM INCENTIVE PLAN

EXHIBIT TO PROPOSAL 2 ON PAGE 49 OF THIS PROXY STATEMENT

Table of Contents

1	PREAMBLE	3
2	DEFINITIONS	3
3	STOCK SUBJECT TO THE PLAN	8
4	ADMINISTRATION OF THE PLAN	10
5	ELIGIBILITY	11
6	AWARDS UNDER THE PLAN; AWARD AGREEMENTS	11
7	OPTIONS AND STOCK APPRECIATION RIGHTS	11
8	RESTRICTED STOCK	14
9	RESTRICTED STOCK UNITS	15
10	STOCK BONUSES	15
11	OTHER STOCK-BASED AWARDS	16
12	EFFECT OF CHANGE IN CONTROL	17
13	RIGHTS AS A SHAREHOLDER	19
14	DEFERRAL OF AWARD	19
15	RESTRICTION ON TRANSFER OF SHARES	20
16	NO SPECIAL EMPLOYMENT RIGHTS; NO RIGHT TO AWARD	20
17	SECURITIES MATTERS	20
18	WITHHOLDING TAXES	21
19	NOTIFICATION OF ELECTION UNDER CODE SECTION 83(b)	21
20	NOTIFICATION UPON DISQUALIFYING DISPOSITION UNDER CODE SECTION 421(b)	21
21	AMENDMENT OR TERMINATION OF THE PLAN	21
22	NO OBLIGATION TO EXERCISE	22
23	TRANSFERS UPON DEATH; NONASSIGNABILITY	22
24	SECTION 409A COMPLIANCE AND LIABILITY LIMITATION	22
25	SIX-MONTH DELAY FOR SPECIFIED EMPLOYEES	22
26	CLAWBACK	22
27	ELECTRONIC DELIVERY	23
28	EXPENSES AND RECEIPTS	23
29	FAILURE TO COMPLY	23
30	EFFECTIVE DATE AND TERM OF PLAN	23
31	UNCERTIFIED SHARES	23
32	APPLICABLE LAW	23

1.PREAMBLE
This Moog Inc. 2025 Long Term Incentive Plan (the “Plan”) is intended to promote the interests of Moog Inc., a New York corporation (“Moog” and, together with its Subsidiaries, the “Company”), and its shareholders by providing officers, other employees and non-employee directors of the Company with appropriate incentives and rewards to encourage them to enter into and continue in service to the Company and to acquire a meaningful, significant and growing proprietary interest in Moog, while aligning the interests of employees, officers and non-employee directors of the Company with those of the shareholders.

This Plan is intended to provide a flexible framework that will permit the development and implementation of a variety of stock-based programs based on the changing needs of the Company, its competitive market and the regulatory climate.

The Plan is a successor to the Moog Inc. 2014 Long Term Incentive Plan (the “Prior Plan”). No additional grants shall be made under the Prior Plan on and after the Effective Date. Outstanding grants under the Prior Plan shall continue in effect according to their terms.

2.DEFINITIONS
As used in the Plan, the following definitions apply to the terms indicated below:
(a)“Award” means an Option, SAR, share of Restricted Stock, Restricted Stock Unit, Stock Bonus or Other Stock-Based Awards granted under the terms of the Plan.

(b)“Award Agreement” means the written or electronic document approved by the Committee that evidences an Award and sets forth its terms and conditions. The Committee may require an Award Agreement to be executed or acknowledged by a Participant as a condition to receiving an Award or the benefits under an Award. In the absence of such a requirement, the acceptance of the Award by the Participant will constitute agreement to the terms of the Award.

(c)“Board of Directors” or “Board” means the Board of Directors of Moog.

(d)“Cause” means, except as otherwise set forth in an Award Agreement, (1) where the Participant is a party to an employment or service agreement with the Company that includes a definition of cause (or term of like import), the meaning of cause (or term of like import) set forth in the employment or service agreement, and (2) in all other cases, (A) any harmful act or omission that constitutes a willful and continuing material failure by the Participant to perform the Participant’s material and essential obligations for the Company (other than as a result of the Participant’s death or Disability), (B) the Participant’s conviction of a felony, (C) any willful perpetration by the Participant of a common law fraud upon the Company, or (D) any willful misconduct or bad faith omission by the Participant constituting dishonesty, fraud or immoral conduct that is materially injurious to the Company’s financial condition or business reputation. Notwithstanding the foregoing, for purposes of foregoing clause (2), the termination of the Participant’s employment or service by the Company will not be considered to have been for Cause if the termination results from: bad judgment or mere negligence on the Participant’s part; an act or omission by the Participant without intending to gain, directly or indirectly, a substantial personal profit to which the Participant is not legally entitled; or an act or omission by the Participant that the Participant believed in good faith to have been in the Company’s interests or not opposed to such interests.

(e)“Change in Control,” unless otherwise defined in an Award Agreement, means:
(1)Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”), becomes, directly or indirectly, the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 25% or more of either (i) the then-outstanding shares of Company Stock (the “Outstanding Moog Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of Moog entitled to vote generally in the election of directors (the “Outstanding Moog Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions will not constitute a Change in Control: (A) any acquisition directly from Moog, (B) any acquisition by Moog, (C) any acquisition by any employee benefit plan (or related trust or associated funding vehicle) sponsored or maintained by the Company or any affiliated company, (D) any acquisition by the Moog Inc. Stock Employee Compensation Trust, or (E) any acquisition pursuant to a transaction described in subsections (3)(i), (3)(ii) and (3)(iii) below;
(2)During any 12 month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;
(3)Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving Moog or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of Moog, or the acquisition of assets or stock of another entity by Moog or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination:

(i)all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Moog Common Stock and the Outstanding Moog Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 75% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns Moog or all or substantially all of Moog’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Moog Common Stock and the Outstanding Moog Voting Securities, as the case may be,

(ii)no Person (excluding (A) any corporation or non-corporate entity resulting from such Business Combination, (B) any employee benefit plan (or related trust or associated funding vehicle) sponsored or maintained by the Company or any affiliated company or such corporation or non-corporate entity resulting from such Business Combination or (C) the Moog Inc. Stock Employee Compensation Trust) beneficially owns, directly or indirectly, 25% or more of, respectively, the then-outstanding shares of common stock of the corporation (or, for a non-corporate entity, equivalent securities) resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation (or, for a non-corporate entity, equivalent securities), except to the extent that such ownership existed prior to the Business Combination, and

(iii)at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(4)The consummation of plan of dissolution or complete liquidation of Moog.

(f)“Class A Common Stock” means the Class A Common Stock, par value $1.00 per share of Moog.

(g)“Class B Common Stock” means the Class B Common Stock, par value $1.00 per share of Moog.

(h)“Code” means the Internal Revenue Code of 1986, as amended.

(i)“Committee” means the Executive Compensation Committee of the Board of Directors or such other committee as the Board may appoint from time to time to administer the Plan. The Committee will at all times consist of two or more persons, each of whom is a member of the Board. To the extent required for transactions under the Plan to qualify for the exemptions available under Rule 16b-3, members of the Committee (or any subcommittee) will be “non-employee directors” within the meaning of Rule 16b-3.

(j)“Company Stock” or “Stock” means the Class A Common Stock or Class B Common Stock.

(k)“Disability,” unless otherwise provided in an Award Agreement, means
(1)with respect to a Participant who is a party to a written employment agreement with the Company that contains a definition of “disability” or “permanent disability” (or words of like import) for purposes of termination of employment by the Company, “disability” or “permanent disability” (or words of like import) as defined in the most recent of such agreements; or
(2)in all other cases, means a Participant’s inability to substantially perform his or her duties to the Company by reason of physical or mental illness, injury, infirmity or condition: (i) for a continuous period of 180 days, or for one or more periods aggregating 180 days in any 12-month period; (ii) at such time as the Participant is eligible to receive disability income payments under any long-term disability insurance plan maintained by the Company; or (iii) at such earlier time as the Participant or the Company submits medical evidence, in the form of a physician’s certification, that the Participant has a physical or mental illness, injury, infirmity or condition that will likely prevent the Participant from substantially performing his or her duties for 180 days or longer.

(l)“Dividend Equivalents” means a right granted to a Participant under Section 9 or Section 11 to receive the equivalent value (in cash or Company Stock) of dividends paid on Company Stock. For the avoidance of doubt, Dividend Equivalents will not be granted or paid in connection with an Option, SAR or Stock Bonus.

(m)“Effective Date” means, if the Plan is approved by Moog’s shareholders at Moog’s 2025 annual meeting of shareholders, the date of approval by such shareholders at such 2025 annual meeting. No Awards will be made under the Plan unless shareholder approval is obtained.

(n)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)“Fair Market Value” means:
(1)If the Company Stock is (A) listed for trading on any established securities exchange (such as the New York Stock Exchange, the Nasdaq Global Market, or the Nasdaq Global Select Market), (B) listed on any national market system, or (C) listed, quoted or traded on any automated quotation system, then, except as otherwise determined by the Committee in a manner compliant with Code Sections 409A and 422, as applicable:

(iv)the Fair Market Value of the Class A Common Stock shall be the closing price per share of the Class A Common Stock on the exchange or system on the last trading day immediately preceding the determination date or, if there is no closing sales price for a share of Class A Common Stock on the date in question, the closing price for a share of Class A Common Stock on the last preceding date for which such quotation exists, as reported on Bloomberg or such other source as the Committee deems reliable; and

(v)    the Fair Market Value of the Class B Common Stock shall be the closing price per share of the Class B Common Stock on the exchange or system on the last trading day immediately preceding the determination date or, if there is no closing sales price for a share of Class B Common Stock on the date in question, the closing price for a share of Class B Common Stock on the last preceding date for which such quotation exists, as reported on Bloomberg or such other source as the Committee deems reliable; or

(2)If the Company Stock is not (A) listed for trading on any established securities exchange (such as the New York Stock Exchange, the Nasdaq Global Market, or the Nasdaq Global Select Market), (B) listed on any national market system, or (C) listed, quoted or traded on any automated quotation system, the Fair Market Value of the Class A Common Stock and Class B Common Stock shall be the market price per share of the Company Stock as determined in good faith by the Board, using the reasonable application of a reasonable valuation method within the meaning of Code Section 409A, based on all available information material to the value of the Company at such time, or, if applicable, the value as determined by an independent appraiser selected by the Board.
In any event, Fair Market Value will be determined in accordance with the valuation requirements of the Treasury Regulations to Code Section 409A.

(p)“Good Reason” means, except as set forth in an Award Agreement, (1) where the Participant is a party to an employment or service agreement with the Company that includes a definition of good reason (or term of like import), the meaning of good reason (or term of like import) set forth in the employment or service agreement, and (2) in all other cases, the existence, without a Participant’s consent, of one or more of the following conditions: (A) a material reduction in the Participant’s annual base salary, (B) a material demotion or reduction in the Participant’s responsibilities or authority, or (C) a change in the principal location at which the Participant is required to perform the Participant’s duties for the Company that results in an increased one-way commute for the Participant of at least 50 miles. Notwithstanding the foregoing, no event or condition described in clause (2) will constitute Good Reason unless (i) the Participant, within 90 days of the initial occurrence of the event or condition giving rise to the claim of Good Reason, gives the Company written notice of the Participant’s objection to the event or condition, (ii) the event or condition is not corrected by the Company within 30 days after receipt of such written notice, and (iii) the Participant’s resignation occurs within 30 days following the expiration of the period described in clause (ii) without the event or condition having been corrected.

(q)“Incentive Stock Option” means an Option that is an “incentive stock option” within the meaning of Code Section 422.

(r)“Issue Date” means the date established by the Committee on which certificates representing shares of Restricted Stock will be issued by the Company under Section 8(e).

(s)“Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option.

(t)“Option” means an option to purchase shares of Company Stock granted under Section 7.

(u)“Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan granted under Section 11.

(v)“Participant” means an officer or employee of the Company, a non-employee consultant who is a natural person, or a non-employee director of Moog to whom an Award is granted under the Plan.

(w)“Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Goals for a Participant for a Performance Period. The Performance Criteria may differ as to type of Award and from one Performance Period to another. The Performance Criteria that can be used to establish Performance Goals may include, without limitation, the following: net earnings (either before or after interest, taxes, depreciation or amortization), economic value-added (as determined by the Committee), total shareholder return, sales or revenue, net income (either before or after taxes), operating earnings or income, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on investment, return on shareholders’ equity, return on assets or net assets, return on capital, debt reduction, shareholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, cost reduction or savings, customer or employee satisfaction, quality, delivery, safety, strategic goals and objectives, including objectives related to qualitative or quantitative environmental, social and governance metrics, working capital, earnings or diluted earnings per share, price per share of Company Stock, market share or any other performance criteria selected by the Committee, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

(x)“Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish the Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, operating company, division, business unit, segment or new venture of the Company or an individual. The Committee, in its discretion, may adjust or modify the calculation of Performance Goals for a Performance Period in order to prevent the dilution or enlargement of the rights of Participants and may provide for the exclusion (in whole or in part) of the impact of an event or occurrence which the Committee determines should appropriately be excluded, in any such case including: (1) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, (2) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or (3) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions. In establishing Performance Goals or in assessing the level of performance, the Committee may exclude (in whole or in part) the effect of restructuring charges, discontinued operations, extraordinary items, cumulative effects of accounting changes, other unusual or nonrecurring items, asset impairment and the effect of foreign currency fluctuations, or other events or occurrences which the Committee determines should appropriately be excluded. The Committee may, in its discretion, classify Participants into as many groups as it determines, and, as to any Participant, relate the Participant’s Performance Goals partially or entirely to the measured performance, either absolutely or relatively, of an identified Subsidiary, operating company, division, business unit, segment or new venture of the Company.

(y)“Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

(z)“Restricted Stock” means shares of Company Stock granted under Section 8 that are subject to the restrictions set forth in Section 8(c).

(aa)“Restricted Stock Unit” or “RSU” means the right to receive a share of Company Stock (or its cash equivalent value, or a combination thereof) that is granted under Section 9.

(bb) “Rule 16b-3” means the rule designated as such under the Exchange Act.

(cc) “SAR” means a stock appreciation right granted under Section 7.

(dd) “Stock Bonus” means a bonus payable in shares of Company Stock or a payment made in shares of Company Stock under a deferred compensation plan of the Company.

(ee) “Subsidiary” means any corporation or other entity in which, at the time of reference, Moog owns, directly or indirectly, stock or similar interests comprising more than 50% of the combined voting power of all outstanding securities of such entity.

(ff) “Vesting Date” means the date established by the Committee on which all or a portion of an Award may vest, which may be based, in whole or in part, on the satisfaction of Performance Goals for a Performance Period.

3.STOCK SUBJECT TO THE PLAN
(a)Shares Available for Awards. Subject to adjustment as provided for in Sections 3(b) and 3(c) below, the total number of shares of Company Stock with respect to which Awards may be granted under the Plan may not exceed 1,500,000 shares, less one share for every one share granted under the Prior Plan after September 28, 2024 and prior to the Effective Date. All of these shares of Company Stock may be issued upon the exercise of Incentive Stock Options. Shares of Class A Common Stock issued by Moog in respect of an Award may be from authorized but unissued Class A Common Stock or authorized and issued Class A Common Stock held in Moog’s treasury or acquired by Moog through repurchases in the open market or in privately negotiated transactions from third parties, any affiliate of Moog, or any of Moog’s affiliated benefit or welfare plans. Any shares of Class B Common Stock issued by Moog in settlement of an Award may not have the effect of increasing the number of authorized and issued shares of Class B Common Stock above the number of shares of Class B Common Stock that were authorized and issued as of the effective date of the Prior Plan. The Committee may direct that any stock certificate evidencing shares issued under the Plan must bear a legend setting forth such restrictions on transferability as may apply to the shares.

(b)Adjustment for Change in Capitalization.
(1)If there is any change in the outstanding shares of Company Stock due to a stock dividend or distribution, a subdivision of the outstanding shares, a combination or consolidation of the outstanding shares into a lesser number of shares, a reclassification, an exchange of shares, or any other increase or decrease in the number of outstanding shares of Company Stock effected without the receipt of consideration by the Company, then proportionate adjustments will automatically be made to (A) the number or kind of shares available for issuance under Section 3(a) and with respect to each outstanding Award and (B) if applicable, the exercise price per share under each outstanding Award.
(2)In the event of a declaration of an extraordinary dividend payable in a form other than shares of Company Stock, a recapitalization, a spin-off, a merger, a reorganization, or a similar occurrence affecting the Company Stock, the Committee will make appropriate adjustments, as the Committee determines in its sole discretion, to (A) the number and kind of shares available for issuance under Section 3(a) and with respect to each outstanding Award and (B) if applicable, the exercise price per share under each outstanding Award.
(3)In connection with any event described in Sections 3(b)(1) or 3(b)(2), the Committee may also make appropriate adjustments, as the Committee determines in its sole discretion, to the terms of any outstanding Awards, including without limitation the Performance Goals (including the levels of performance forming part of the Performance Goals) for a Performance Period.
(4)After any adjustment made under this Section 3(b), the number of shares subject to each outstanding Award will be rounded down to the nearest whole number.
(5)Any adjustments made under this Section 3(b) will (A) to the extent applicable, be made in accordance with the requirements of Code Sections 409A and 422, and (B) be final, binding and conclusive.

(c)Re-use of Shares. To the extent that an Award (or, after September 28, 2024, an award under the Prior Plan) terminates, expires, is cancelled, forfeited, or lapses for any reason, or is settled by payment of cash, any shares of Company Stock subject to the Award (or Prior Plan award) will again be available for the grant of an Award under the Plan on a one-for-one basis. Solely for purposes of the share limitation stated in the first sentence of Section 3(a), shares of Company Stock that are used to pay the exercise price of an Option, and shares tendered or withheld to satisfy tax withholding obligations with respect to Options and SARs will not be available for further grants of Awards under the Plan. In the event that withholding tax liabilities arising from an Award other than an Option or SAR or, after September 28, 2024, an award other than an option or stock appreciation right under the Prior Plan are satisfied by the tendering or withholding of shares, the shares of Company Stock so tendered or withheld will be added to the shares available for Awards under the Plan on a one-for-one basis. To the extent permitted by applicable law or any stock exchange rule, shares of Company Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by Moog or any Subsidiary will not be counted against (nor will be added to) shares of Company Stock available for grant under this Plan. Dividend Equivalents payable in cash will not be counted against the shares of Company Stock available for issuance under the Plan. All shares of Company Stock covered by a SAR, to the extent it is exercised and settled in shares of Company Stock, will be considered issued or transferred under the Plan, without regard to the number of shares of Company Stock issued upon exercise of such SARs. Shares of Company Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options shall not be added to the shares available for grant under the Plan.

(d)No Repricing. Except as set forth in Section 3(b), the Committee will not without the approval of the Company’s shareholders: (i) amend the terms of an outstanding Option or SARs Award to reduce the exercise price of the Option or SARs Award, (ii) cancel an outstanding Option or SARs Award in exchange for cash, other Awards, or Options or SARs with an exercise price that is less than the exercise price of the original Option or SARs Award (except in connection with a Change in Control), or (iii) cause the Company to repurchase any Options or SARs for value (in cash, substitutions, cash buyouts, or otherwise) from a Participant if the current Fair Market Value of the class of Company Stock underlying the Option or SAR is lower than the exercise price per share of the Option or SAR. This paragraph may not be amended, altered or repealed by the Board or the Committee without approval of the shareholders of the Company.

(e)No Reloading. No Option or SAR may provide for the automatic grant of replacement or reload Options or SARs upon the Participant exercising the Option or SAR and paying the Exercise Price by tendering shares of Company Stock, net exercise or otherwise. This paragraph may not be amended, altered or repealed by the Board or the Committee without approval of the shareholders of the Company.

(f)Limit on Non-Employee Director Awards. The maximum aggregate grant date value of shares of Company Stock subject to Awards granted to any non-employee director of Moog during any fiscal year for services rendered as a non-employee director, taken together with any cash fees earned by such non-employee director for services rendered as a non-employee director during the fiscal year, shall not exceed $800,000 in total value. For purposes of the limit set forth in the prior sentence, the value of such Awards shall be calculated based on the grant date fair value of such Awards for financial reporting purposes. For the avoidance of doubt, any compensation that is deferred by a non-employee director of Moog will be counted toward this limit for the fiscal year in which it is first earned, and not when paid or settled if later.

4.ADMINISTRATION OF THE PLAN
The Plan will be administered by the Committee, which will from time to time designate the persons who will be granted Awards and the amount, type and other features of each Award. The Committee will have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and the terms of any Award issued under it and to adopt such rules and regulations for administering the Plan as it may deem necessary or appropriate. In furtherance of the foregoing, the Committee will have full authority to adopt terms and conditions, rules, or procedures (including the adoption of any subplan under this Plan) relating to the operation and administration of the Plan to accommodate requirements of local law and procedures outside of the United States or to qualify Awards for special tax treatment under laws of jurisdictions other than the United States; and to make all other determinations necessary or advisable for the administration of the Plan. The Committee will determine whether an authorized leave of absence or absence due to military or government service will constitute termination of employment. Decisions of the Committee will be final and binding on all parties. Determinations made by the Committee under the Plan need not be uniform but may be made on a Participant-by-Participant basis.

Notwithstanding any other provision of the Plan, the Committee may, in its absolute discretion, without amendment to the Plan, (a) accelerate the date on which any Option or SAR granted under the Plan becomes exercisable, (b) waive or amend the operation of Plan provisions with respect to the exercise after termination of service, or, subject to the limitations set forth in Sections 3(d) and (e), otherwise adjust any of the terms of the Option or SAR, and (c) accelerate the Vesting Date or Issue Date, or waive any condition imposed under the Plan with respect to any share of Restricted Stock, RSU or Other Stock-Based Award, or otherwise adjust any of the terms (including any Performance Goals or Performance Criteria) applicable to an Award. At the discretion of the Committee, and except as would result in a repricing or a violation of the limitations set forth in Sections 3(d) and (e), payment of Awards may be made in cash, Company Stock, or a combination of cash and Company Stock, as the Committee shall determine.

To the extent consistent with applicable law, the Committee may authorize one or more executive officers of Moog to do one or more of the following with respect to any employees of the Company who are not “officers” (within the meaning of Section 16 of the Exchange Act and Rule 16a-1 thereunder): (a) designate employees of the Company to become Participants, (b) determine the type of Award to be granted to an employee of the Company, (c) determine the number and class of shares of Company Stock to be made subject to an Award, and (d) specify the other terms and conditions of an Award, provided that (x) any resolution of the Committee authorizing any such delegation must specify the total number of shares of Company Stock that may be made subject to Awards by the executive officer, (y) any Award made pursuant to the Committee’s delegation must be consistent with the Plan and the terms and conditions of the Committee’s delegation, and (z) any executive officer to whom the Committee delegates authority may not grant himself or herself an Award pursuant to the delegation.

No member of the Committee (or its delegate) will be liable for any action, omission or determination relating to the Plan, and, to the maximum extent allowed by applicable law, the Company will indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by the member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

5.ELIGIBILITY
The persons who are eligible to receive Awards under the Plan are those officers and employees of the Company (including employees who are also directors and prospective employees conditioned on their becoming employees) and non-employee directors of Moog as the Committee designates from time to time.

6.AWARDS UNDER THE PLAN; AWARD AGREEMENTS
The Committee may grant Awards in such amounts and with such terms and conditions as the Committee so determines, subject to the provisions of the Plan and the ratification of the Board.
Each Award granted under the Plan (except an unconditional Stock Bonus) will be evidenced by an Award Agreement that contains such provisions as the Committee may in its sole discretion deem necessary or desirable. By accepting an Award, a Participant thereby agrees that the Award is subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

7.OPTIONS AND STOCK APPRECIATION RIGHTS
(a)Identification of Options. Each Option will be clearly identified in the applicable Award Agreement as either an Incentive Stock Option or a Non-Qualified Stock Option. In the absence of such identification, an Option will be deemed to be a Non-Qualified Stock Option.

(b)Exercise Price.
(1)Each Award Agreement with respect to an Option will set forth the per share amount (the “exercise price”) payable by the holder to the Company upon exercise of the Option. The exercise price per share will be determined by the Committee but will in no event be less than the Fair Market Value of a share of the class of Company Stock subject to the Option on the date the Option is granted, except that the exercise price per share of an Option may be less than the Fair Market Value of a share of the class of Company Stock subject to the Option as of the date the Option is granted where an Option is being granted in substitution or replacement for a prior option in connection with a merger, consolidation, acquisition of property or stock, or reorganization and the substitution or replacement complies with Code Sections 409A and 424, as applicable.
(2)The exercise price per share of a SAR will be determined by the Committee at the time of grant, but will in no event be less than the Fair Market Value of a share of the class of Company Stock subject to the SAR on the date of grant, except that the exercise price per share of a SAR may be less than the Fair Market Value of a share of the class of Company Stock subject to the SAR as of the date the SAR is granted where a SAR is being granted in substitution or replacement for a prior stock appreciation right in connection with a merger, consolidation, acquisition of property or stock, or reorganization and the substitution or replacement complies with Code Sections 409A.

(c)Term, Vesting and Exercise of Options and SARs.
(1)On the grant of any Option or SAR, the Committee may impose such restrictions or conditions to the vesting and exercisability of the Option or SAR as it, in its absolute discretion, deems appropriate. For example, the Committee may require, as a condition to the vesting or exercisability of any Option or SAR, that the Participant or the Company achieves such Performance Goals for a Performance Period as the Committee may specify.
(2)The applicable Award Agreement will provide the date or dates on which an Option or a SAR becomes exercisable and the expiration date of the Option or SAR. The term of an Option or SAR may not exceed ten years from the date of grant.
(3)An Option or SARs Award may be exercised for all or any portion of the shares as to which it is exercisable. The partial exercise of an Option or SARs Award will not cause the expiration, termination or cancellation of the remaining portion.
(4)Subject to Section 7(c)(3), an Option or SAR may be exercised by a Participant as to all or part of the shares of Company Stock covered by the Option or SAR through the delivery of an exercise notice to the Company or its designated agent, specifying the number of shares of Company Stock being exercised. Any exercise notice will be in such form, made in such manner, and will comply with such other requirements as the Committee may prescribe from time-to-time.
(5)The exercise of SARs with respect to any number of shares of Company Stock entitles a Participant to receive shares of Company Stock (or cash, or a combination thereof) equal in value to: the number of SARs exercised, multiplied by the excess of (i) the Fair Market Value of a share of the class of Company Stock subject to the SAR on the exercise date, over (ii) the exercise price of the SAR. This calculated value will be divided by the Fair Market Value of a share of the class of Company Stock subject to the SAR on the exercise date to determine the number of shares of Company Stock that the Participant will receive on exercise, subject to any withholding of shares in accordance with Section 18. Fractional share amounts will be settled in cash. The shares (and/or cash) payable in settlement of an Award of SARs will be issued as soon as practicable following the date on which the SARs are exercised.
(6)Payment for shares of Company Stock purchased upon the exercise of an Option must be made on the effective date of the exercise by one or a combination of the following means: (i) in cash, by personal check, certified check, bank cashier’s check or electronic funds transfer; (ii) subject to the approval of the Committee, by the Participant tendering (either actually or by attestation) owned and unencumbered shares of Company Stock valued at their Fair Market Value on the effective date of the exercise; (iii) by means of a broker assisted cashless exercise procedure complying with applicable law; (iv) subject to the approval of the Committee, by withholding shares of Company Stock otherwise issuable to the Participant in connection with the exercise of the Option, or (v) by such other provision as the Committee may from time to time authorize. Any payment in shares of Company Stock (other than by attestation) will be effected by the delivery of the shares to the Treasurer of the Company (or the Treasurer’s designee), duly endorsed in blank or accompanied by stock powers duly executed in blank, together with any other documents and evidence as the Treasurer of the Company (or the Treasurer’s designee) requires.
(7)Certificates for shares of Company Stock purchased upon the exercise of an Option or acquired upon the exercise of a SAR will be issued in the name of the Participant or other person entitled to receive the shares, and delivered (either electronically or physically) to the Participant or other person as soon as practicable following the effective date on which the Option or SAR, as applicable, is exercised. Shares of Company Stock issued under this Section 7 may be subject to restrictions on transfer as a result of applicable securities laws or in accordance with Section 15.

(d)Limitations on Incentive Stock Options.
(1)Incentive Stock Options may be granted only to employees of Moog or any “subsidiary corporation” of Moog (within the meaning of Code Section 424(f) and applicable regulations).
(2)To the extent that the aggregate Fair Market Value of shares of Company Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of Moog (or any “subsidiary corporation” within the meaning of Code Section 424) exceeds $100,000, or such higher value as may be permitted under Code Section 422, the Options will be treated as Non-Qualified Stock Options. Fair Market Value will be determined as of the date on which each Incentive Stock Option is granted.
(3)No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, that individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of Moog (or any “subsidiary corporation” within the meaning of Code Section 424), unless (i) the exercise price of the Incentive Stock Option is at least 110% of the Fair Market Value of a share of Company Stock at the time the Incentive Stock Option is granted and (ii) the Incentive Stock Option is not exercisable after the expiration of five years from the date of grant.

(e)Effect of Termination of Employment or Service.
(1)Except as set forth in an Award Agreement, as provided for in Section 12, or as the Committee may determine, any unvested Options or SARs will be forfeited upon the termination of a Participant’s employment or service with the Company, provided that any outstanding Options or SARs, whether or not otherwise vested, will be forfeited upon a Participant’s termination of employment or service for Cause.
(2)Upon a Participant’s termination of employment or service, any outstanding vested Option or SARs will be exercisable during the period set forth in the relevant Award Agreement, provided that no Option or SAR will be exercisable after the expiration of its original term.

(f)Transferability. Except as provided in this Section 7(f), during the lifetime of a Participant, each Option and SAR granted to the Participant is exercisable only by the Participant, and no Option or SAR is assignable or transferable other than by will or by the laws of descent and distribution. The Committee may, in its sole discretion and on a case by case basis, in any applicable agreement evidencing an Option (other than to the extent inconsistent with the requirements of Code Section 422 with respect to Incentive Stock Options), permit a Participant to transfer all or some of the Participant’s Options to (1) the Participant’s Immediate Family Members, or (2) a trust or trusts for the exclusive benefit of the Participant’s Immediate Family Members. Following any such transfer, the transferred Options will continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer. “Immediate Family Members” means a Participant’s spouse, children and grandchildren. In no event may an Option or SAR be transferred for consideration. However, Non-Qualified Stock Options and SARs may be transferred to a Participant’s former spouse in accordance with a property settlement that is part of an agreement or court order incident to a divorce.
8.RESTRICTED STOCK
(a)Vesting Date. On the grant of shares of Restricted Stock, the Committee will establish an Issue Date or Issue Dates and a Vesting Date or Vesting Dates with respect to the shares. The Committee may divide the shares into classes and assign a different Issue Date and Vesting Date for each class. If the grantee is employed by the Company on an Issue Date (which may be the date of grant), the specified number of shares of Restricted Stock will be issued in accordance with the provisions of Section 8(e). If all conditions to the vesting of a share of Restricted Stock imposed under Section 8(b) are satisfied, and except as provided in Section 8(g), upon the occurrence of the Vesting Date applicable to a share of Restricted Stock, the share will vest and the restrictions of Section 8(c) will cease to apply to the share.

(b)Conditions to Vesting. On the grant of Restricted Stock, the Committee may impose such restrictions or conditions to the vesting of the shares of Restricted Stock as it, in its absolute discretion, deems appropriate. For example, the Committee may require, as a condition to the vesting of any class or classes of shares of Restricted Stock, that the Participant or the Company achieves such Performance Goals for a Performance Period as the Committee may specify.

(c)Restrictions on Transfer Prior to Vesting. Prior to the vesting of a share of Restricted Stock, no transfer of the share or a Participant’s rights with respect to the share, whether voluntary or involuntary, by operation of law or otherwise, is permitted. Immediately upon any attempt by the Participant to transfer such share or rights, the share, and all of the rights related to it, will be forfeited by the Participant.

(d)Dividends on Restricted Stock. Dividends payable on shares of Restricted Stock will be subject to vesting and forfeiture to the same extent as the share of Restricted Stock to which the dividend relates. Any dividends payable on a share of Restricted Stock will be withheld by the Company until and unless the share becomes vested, at which time any withheld dividends will be paid to the applicable Participant.

(e)Issuance of Certificates; Evidence of Award. An Award of Restricted Stock may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration, electronic records, or issuance of a stock certificate or certificates. If a stock certificate is issued in respect of shares of Restricted Stock, the certificate will be registered in the name of the Participant and bear an appropriate legend referring to the terms, conditions, and restrictions applicable to the shares of Common Stock. The legend may not be removed until the shares vest in accordance with the terms of this Plan. Any certificate issued under this Section 8(e), will be held by the Company in such manner as the Company may determine unless the Committee determines otherwise.

(f)Consequences of Vesting. Upon the vesting of a share of Restricted Stock in accordance with the terms of the Plan and the applicable Award Agreement, the restrictions of Section 8(c) will cease to apply to the share. If a certificate with respect to the share was issued under Section 8(e), the Company will cause the delivery to the Participant of a certificate evidencing the share, free of the legend set forth in Section 8(e). However, the share may still be subject to restrictions on transfer as a result of applicable securities laws or pursuant to Section 15.

(g)Effect of Termination of Employment or Service. Except as set forth in an Award Agreement, as provided for in Section 12, or as the Committee may determine, any unvested shares of Restricted Stock (together with any dividends on those shares of Restricted Stock that have been withheld under Section 8(d)) will be forfeited upon a termination of a Participant’s employment or service with the Company.

9.RESTRICTED STOCK UNITS
(a)Vesting Date. On the grant of RSUs, the Committee will establish a Vesting Date or Vesting Dates with respect to the RSUs. The Committee may divide the RSUs into classes and assign a different Vesting Date for each class. If all conditions to the vesting of an RSU imposed under Section 9(d) are satisfied, the RSU will vest on the Vesting Date and shares of Company Stock (or the cash equivalent, or a combination thereof) will be delivered in accordance with Section 9(c).

(b)Dividend Equivalents. Any Participant selected by the Committee may be granted Dividend Equivalents based on the dividends paid on the shares of Company Stock that are subject to any Award of RSUs, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award settles or vests, as determined by the Committee. Any Dividend Equivalents will be subject to vesting or forfeiture to the same extent as the RSUs to which the Dividend Equivalents relate and will not be paid unless the related RSUs vest. The Dividend Equivalents will be converted to cash or additional RSUs by such formula and at such time and subject to such limitations as may be determined by the Committee and in accordance with Code Section 409A.

(c)Benefit Upon Vesting. Upon the vesting of an RSU, a Participant will be entitled to receive one share of the class of Company Stock subject to the RSU (or the cash equivalent, or a combination thereof) for each RSU not previously forfeited or terminated. Delivery of the share of Company Stock (or the cash equivalent, or a combination thereof) will occur on the date or dates specified in the applicable Award Agreement, and a Participant will have only the rights of a general unsecured creditor of the Company with respect to each RSU (and any related Dividend Equivalents) until delivery of the share, the cash equivalent, or combination is made as specified in the Award Agreement. Shares of Company Stock issued under this Section 9 may be subject to restrictions on transfer as a result of applicable securities laws or in accordance with Section 15.

(d)Conditions to Vesting. On the grant of RSUs, the Committee will impose such restrictions or conditions to the vesting of the RSUs as it, in its absolute discretion, deems appropriate. For example, the Committee may require, as a condition to the vesting of any RSUs, that the Participant or the Company achieves such Performance Goals for a Performance Period as the Committee may specify.

(e)Effect of Termination of Employment or Service. Except as set forth in an Award Agreement, as provided for in Section 12, or as the Committee may determine, any unvested RSUs (together with any Dividend Equivalents credited on those RSUs) will be forfeited upon a termination of a Participant’s employment or service with the Company, provided that any outstanding RSUs, whether or not otherwise vested, will be forfeited upon a Participant’s termination of employment or service for Cause.

10.STOCK BONUSES
If the Committee grants a Stock Bonus, a certificate for the shares of Company Stock comprising the Stock Bonus will be issued in the name of the Participant to whom the grant was made and delivered to the Participant as soon as practicable after the date on which the Stock Bonus is payable. Shares of Company Stock issued under this Section 10 may be subject to restrictions on transfer as a result of applicable securities laws or in accordance with Section 15.

11.OTHER STOCK-BASED AWARDS
(a)In General. The Committee may grant Other Stock-Based Awards to employees and officers of the Company and to non-employee directors of Moog. An Other Stock-Based Award may be denominated in cash or shares of Company Stock, as determined by the Committee and set forth in the applicable Award Agreement. Regardless of whether an Other Stock-Based Award is denominated in cash or shares of Company Stock, the Other Stock-Based Award may be settled in cash, shares of Company Stock, or a combination of cash and shares of Company Stock, as set forth in the applicable Award Agreement.

(b)Vesting Date. On the grant of an Other Stock-Based Award, the Committee will establish a Vesting Date or Vesting Dates with respect to the Other Stock-Based Award. The Committee may divide the Other Stock‑Based Award into classes and assign a different Vesting Date for each class.

(c)Dividend Equivalents. Any Participant selected by the Committee to be granted an Other Stock-Based Award that is denominated in shares of Company Stock may be granted Dividend Equivalents based on the dividends paid on the shares of Company Stock that are subject to the Other Stock-Based Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Other Stock-Based Award settles or vests, as determined by the Committee. Any Dividend Equivalents will be subject to vesting or forfeiture to the same extent as the underlying Other Stock-Based Award and will not be paid unless the related Other Stock-Based Award vests. The Dividend Equivalents will be converted to cash or additional shares of Company Stock by such formula and at such time and subject to such limitations as may be determined by the Committee and in accordance with Code Section 409A.

(d)Benefit Upon Vesting. Upon the vesting of an Other Stock-Based Award, a Participant will be entitled to receive an amount of cash, shares of Company Stock, or a combination of cash and shares of Company Stock, as set forth in the applicable Award Agreement. Delivery of any cash or shares of Company Stock will occur on the date or dates specified in the applicable Award Agreement, and a Participant will have only the rights of a general unsecured creditor of the Company with respect to an Other Stock-Based Award until delivery of the cash or shares of Company Stock is made as specified in the Award Agreement. Shares of Company Stock issued under this Section 11 may be subject to restrictions on transfer as a result of applicable securities laws or in accordance with Section 15.

(e)Conditions to Vesting. On the grant of an Other Stock-Based Award, the Committee will impose such restrictions or conditions to the vesting of the Other Stock-Based Award as it, in its absolute discretion, deems appropriate. For example, the Committee may require, as a condition to the vesting of any Other Stock-Based Award, that the Participant or the Company achieves such Performance Goals for a Performance Period as the Committee may specify.

(f)Effect of Termination of Employment or Service. Except as set forth in an Award Agreement, as provided for in Section 12, or as the Committee may determine, any unvested Other Stock-Based Award (together with any Dividend Equivalents credited on the Other Stock-Based Award) will be forfeited upon a termination of a Participant’s employment or service with the Company, provided that any outstanding Other Stock-Based Award, whether or not otherwise vested, will be forfeited upon a Participant’s termination of employment or service for Cause.

12.EFFECT OF CHANGE IN CONTROL
Except as otherwise set forth in an Award Agreement or as determined by the Committee under Section 12(d), the provisions of Sections 12(a), (b) and (c) will apply to any outstanding Awards in the event of a Change in Control:

(a)Awards Assumed or Continued. Upon the occurrence of a Change in Control, (1) if Moog is the surviving entity in the Change in Control and an Award continues to be outstanding and in effect, or (2) if Moog is not the surviving entity in the Change in Control and an Award is Assumed (as defined in Section 12(b) below) by the successor person or entity effecting the Change in Control, then such outstanding Award shall vest and be exercisable in accordance with the terms of the original grant, unless during the two year period commencing on the date of the Change in Control:
(1)the Participant’s employment or service is involuntarily terminated for reasons other than for Cause, or
(2)in the case of a Participant who is an employee, the Participant terminates his or her employment for Good Reason.

If subclause (a)(1) or (a)(2) of this Section 12 applies, any vesting conditions under an Award that are based on a Participant’s continued employment or service through one or more dates will be deemed fully satisfied as of the Participant’s termination date; any vesting conditions under an Award that are based on the achievement of one or more Performance Goals will be deemed to be satisfied based on actual performance through the date of the Participant’s termination if such performance is determinable in the judgment of the Committee (or its successor) and, if actual performance is not determinable, based on target level performance; any other restrictions that apply to the Award will lapse; and after application of the foregoing provisions in this paragraph, any vested Option or SARs Award will be fully exercisable.

Except as required by Section 25, any RSU or Other Stock-Based Awards that vest as a result of the Participant’s termination under subclause (a)(1) or (a)(2) of this Section 12 will be settled within sixty (60) days following the Participant’s termination under subclause (a)(1) or (a)(2) of this Section 12.

(b)Assumed Awards Defined. For purposes of this Section 12, an Award shall be considered assumed (“Assumed”) if each of the following conditions are met:
(1)Any replacement award covers equity securities of the successor (or the ultimate parent of the successor) that are readily tradeable on a major national securities exchange;

(2)The conversion of an Award into a replacement award is completed in a manner that maintains the replacement award’s exemption from or compliance with Code Section 409A and, in the case of an Incentive Stock Option, is completed in compliance with Code Section 424 so as to maintain its status as an incentive stock option under Code Section 422;
(3)As of the date of the Change in Control, the replacement award has an intrinsic value that is at least equal to the intrinsic value of the Award being replaced, as determined by the Committee in its sole discretion; and
(4)The replacement award contains provisions for scheduled vesting, treatment on the Participant’s termination from employment or service, as applicable (including the definitions of “Cause” and “Good Reason”), and, if applicable, Performance Goals and associated target levels and payout factors that are no less favorable to the Participant than the Award being replaced, and all other terms of the replacement award (other than type of security and number of shares represented by the replacement award) are no less favorable to the Participant in any material respect than the terms of the replaced Award, provided that any Award that is subject to vesting based all or in part upon the satisfaction of Performance Goals for a Performance Period may be replaced with an award that vests based solely on the Participant’s continued employment or service over a period not extending beyond the original Performance Period, provided that the replacement award includes any provisions under the replaced Award providing for the accelerated vesting of the replaced Award.

(c)Awards Not Assumed. Upon the occurrence of a Change in Control, if Moog is not the surviving entity in the Change in Control and an Award is not Assumed by successor person or entity effecting the Change in Control, then any vesting conditions under an outstanding Award that are based on a Participant’s continued employment or service through one or more dates will be deemed fully satisfied as of the Change in Control; any vesting conditions under an Award that are based on the achievement of one or more Performance Goals will be deemed to be satisfied based on actual performance through the date of the Change in Control if such performance is determinable in the judgment of the Committee and, if actual performance is not determinable, based on target level performance; and any other restrictions that apply to the Award will lapse. Payment with respect to any vested Awards (after the application of the provisions of this Section 12(c)) will be made as follows:
(1)For each Option and SARs Award, the Participant shall receive a payment equal to (i) the positive difference between the value of the per share consideration (consisting of cash or other property, including securities of a successor or parent corporation) to be received by a shareholder of the relevant class of Company Stock in the Change in Control transaction and the per share exercise price of the Option or SARs Award, times (ii) the number of shares of Company Stock subject to the vested portion of the Option or SARs award. Such payment shall be made in the same form as the consideration to be received by shareholders of the relevant class of Company Stock. Any Options or SARs Awards with a per share exercise price that is equal to or higher than the per share consideration to be received by shareholders of the relevant class of Company Stock in connection with the Change in Control shall be cancelled for no consideration;
(2)For each Restricted Stock Award, RSUs Award, or Other Stock-Based Award, the Participant will receive the consideration (consisting of cash or other property, including securities of a successor or parent corporation) that such Participant would have received in the Change in Control transaction had he or she been, immediately prior to such transaction, a holder of a number of shares of the relevant class of Company Stock equal to the number of shares of the class of Company Stock covered by the vested portion of the Restricted Stock Award, RSU Award, or Other Stock-Based Award.

Any payments contemplated by this Section 12(c) will be made upon or as soon as practicable following the Change in Control, but in no event later than thirty (30) days following the Change in Control. Notwithstanding the foregoing, with respect to an Award that is subject to Code Section 409A, if the Change in Control is not also a change in control event within the meaning of Code Section 409A, then the Participant will become vested in the Award upon the Change in Control in the manner and to the extent set forth in this Section 12(c), but payment in respect of the Award will only be made on the date payment would have otherwise been made had the Change in Control not occurred.

(d)Alternative Treatment. Notwithstanding any other provisions of this Section 12, upon a Change in Control, the Committee may provide for the alternative treatment of any outstanding Awards as it determines in its sole discretion, including without limitation providing:
(1)For the acceleration of the vesting or exercisability of an Award in whole or in part,
(2)That an Award will not vest or become exercisable after the closing of the Change in Control, such that unvested or unexercisable portion of the Award will be forfeited for no consideration upon the Change in Control,
(3)For the suspension of a Participant’s right to exercise an Option or SAR during a limited period of time preceding the closing of the Change in Control if such suspension is administratively necessary or helpful to permit or facilitate the closing of the Change in Control,

(4)For the cancellation an Award in exchange for a payment equal to the number of shares of Company Stock subject to the vested portion of the Award, times the excess of (A) the value, as determined by the Committee in its absolute discretion, of the cash, property or other consideration to be received by the holder of a share of the relevant class of Common Stock as a result of the Change in Control, over (B) the per-share exercise price, if any, applicable to such Award (such excess, the “Spread”). Such payment may be made in the form of cash, cash equivalents, securities of the surviving corporation or its parent, or other consideration payable in connection with the Change in Control, or a combination thereof having a value equal to the Spread. In addition, any escrow, holdback, earn-out or similar provisions in the transaction agreement with respect to the Change in Control may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of shares of Company Stock. If the Spread applicable to an Award is zero or a negative number, then the Award may be cancelled without making a payment to the Participant, or
(5)For the cancellation of an Option or SAR without the payment of any consideration; provided that the Participant will be notified of such treatment and given a reasonable opportunity to exercise the Option or SAR (to the extent the Option or SAR is currently vested and exercisable or becomes vested and exercisable in connection with the Change in Control) before the Change in Control.

In exercising its authority under this Section 12(d), the Committee need not treat all Awards in an identical matter, but any action taken by the Committee under this Section 12(d) will only be taken after considering the effects of Code Section 409A and, if applicable, Code Section 422.

13.RIGHTS AS A SHAREHOLDER
No person will have any rights as a shareholder with respect to any shares of Company Stock covered by or relating to any Award until the date of issuance of a stock certificate or other evidence of ownership with respect to the shares.
Except as otherwise expressly provided in Section 3(b), no adjustment to any Award will be made for dividends or other rights for which the record date occurs prior to the date the stock certificate or other evidence of ownership is issued.

14.DEFERRAL OF AWARDS
The Committee may permit or require the deferral of payment or settlement of any RSU, Stock Bonus or Other Stock-Based Award, subject to such rules and procedures as it may establish, provided the deferral is made in a manner intended to comply with the requirements of Code Section 409A. Payment or settlement of Options or SARs may not be deferred unless the deferral would not cause the provisions of Code Section 409A to be violated.

15.RESTRICTION ON TRANSFER OF SHARES
The Committee may impose, either in the Award Agreement or at the time shares of Company Stock are issued in settlement of an Award, restrictions on the ability of the Participant to sell or transfer the shares of Company Stock. To effectuate any such restrictions, the Committee may cause any shares of Company Stock issued in settlement of an Award to include a legend indicating such restrictions or to be subject to a stop-transfer order.

16.NO SPECIAL EMPLOYMENT RIGHTS; NO RIGHT TO AWARD
Nothing contained in the Plan or any Award Agreement confers upon any Participant any right with respect to the continuation of employment by the Company or interferes in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate the Participant’s employment or to increase or decrease the Participant’s compensation.
No person has any claim or right to receive an Award under this Plan. The Committee’s granting of an Award to a Participant at any time neither requires the Committee to grant any other Award to the Participant or to any other person at any time, nor precludes the Committee from making subsequent grants to the Participant or to any other person.

17.SECURITIES MATTERS
(a)The Company is under no obligation to effect the registration under the Securities Act of 1933, as amended, of any interests in the Plan or any shares of Company Stock to be issued under the Plan, or to effect similar compliance under any state laws. Notwithstanding anything in the Plan to the contrary, the Company is not obligated to cause to be issued or delivered any certificates evidencing shares of Company Stock under the Plan unless and until the Company is advised by its counsel that the issuance and delivery of the certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of the securities exchange or automated quotation system on which shares of Company Stock are listed. Certificates evidencing shares of Company Stock issued under the Plan may bear such legends as the Committee or the Company, in its sole discretion, deems necessary or desirable to ensure compliance with applicable securities laws.

(b)The transfer of any shares of Company Stock under the Plan will be effective only at such time as counsel to the Company has determined that the issuance and delivery of the shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of the securities exchange or automated quotation system on which shares of Company Stock are listed. The Committee may, in its sole discretion, defer the effectiveness of any transfer of shares of Company Stock under the Plan in order to allow the issuance of the shares to be made in accordance with registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Company will inform the Participant in writing of the Committee’s decision to defer the effectiveness of a transfer. During the period of such a deferral in connection with the exercise of an Option, the Participant may, by written notice, withdraw the exercise and obtain the refund of any amount paid with respect to that exercise.

(c)It is intended that the Plan be applied and administered in compliance with Rule 16b-3. If any provision of the Plan would be in violation of Rule 16b-3 if applied as written, that provision will have no effect as written and will be given effect so as to comply with Rule 16b-3, as determined by the Committee. The Committee is authorized to amend the Plan and to make any modifications to Award Agreements to comply with Rule 16b-3, as it may be amended from time to time, and to make any other amendments or modifications deemed necessary or appropriate to better accomplish the purposes of the Plan in light of any amendments made to Rule 16b-3.

18.WITHHOLDING TAXES
Whenever shares of Company Stock are to be delivered with respect to an Award, the Company will have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any federal, state, local or foreign withholding tax requirements related to the Award. With the approval of the Committee, which it has sole discretion to grant and which approval may be evidenced by the presence in the Award Agreement of an appropriate reference to such right, a Participant may satisfy the remittance requirement by electing to have the Company withhold from delivery shares of Company Stock having a value equal to the amount of tax required to be withheld, to the extent such withholding would not result in liability classification of the related Award (or any portion thereof) pursuant to FASB ASC Topic 718. The shares will be valued at their fair market value on the date as of which the amount of tax to be withheld is determined. Fractional share amounts will be settled in cash. Such a withholding election may be made with respect to all or any portion of the shares to be delivered under an Award.
Whenever cash is to be paid with respect to an Award, the Company will have the right to deduct from the payment an amount sufficient to satisfy any federal, state, local or foreign withholding tax requirements related to the award.

19.NOTIFICATION OF ELECTION UNDER CODE SECTION 83(b)
If, in connection with the acquisition of shares of Company Stock under the Plan, any Participant makes the election permitted under Code Section 83(b) (i.e., an election to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) and permitted under the terms of the Award Agreement, that Participant must notify the Company of the election within ten days of filing notice of the election with the Internal Revenue Service and comply with any other filing and notification requirements imposed under Code Section 83(b).

20.NOTIFICATION UPON DISQUALIFYING DISPOSITION UNDER CODE SECTION 421(b)
Each Award Agreement with respect to an Incentive Stock Option must require the Participant to notify the Company of any disposition of shares of Company Stock issued on the exercise of the Option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions) within ten days of the disposition.

21.AMENDMENT OR TERMINATION OF THE PLAN
Except as otherwise provided in the Plan, the Board may, at any time, suspend or terminate the Plan or revise or amend it in any respect, subject to any requirement for shareholder approval required by applicable law, including the rules, regulations or listing standards of any stock exchange, automated quotation system or similar organization, or the New York Business Corporation Law. Nothing in this Section restricts the Committee’s ability to exercise its discretionary authority under Section 4, which discretion may be exercised without amendment to the Plan. No action under this Section may, without the consent of a Participant, reduce the Participant’s rights under any outstanding Award.

22.NO OBLIGATION TO EXERCISE
The grant to a Participant of an Option or SAR imposes no obligation upon the Participant to exercise the Option or SAR.

23.TRANSFERS UPON DEATH; NONASSIGNABILITY
Upon the death of a Participant, outstanding Awards granted to the Participant may be exercised only by the executor or administrator of the Participant’s estate or by a person who has acquired the right to exercise the Award by will or by the laws of descent and distribution. No transfer of an Award by will or the laws of descent and distribution will be effective to bind the Company unless the Company has been furnished with (a) written notice of the transfer and a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer, and (b) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Award.
Except as otherwise provided, no Award or interest in it may be transferred, assigned, pledged or hypothecated by the Participant, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

24.SECTION 409A COMPLIANCE AND LIABILITY LIMITATION
All Awards granted under this Plan are intended to comply with or to be exempt from Code Section 409A and will be construed accordingly. However, the Company will not be liable to any Participant or beneficiary with respect to any adverse tax consequences arising under Section 409A or other provision of the Code. All terms of this Plan that are undefined or ambiguous must be interpreted in a manner that is consistent with Code Section 409A if necessary to comply with Code Section 409A. A Participant’s right to receive any installment payments under this Plan will be treated as a right to receive a series of separate payments for purposes of Code Section 409A.

25.SIX-MONTH DELAY FOR SPECIFIED EMPLOYEES
To the extent that (a) a Participant is determined to be a “specified employee” within the meaning of Code Section 409A, (b) any amounts payable under this Plan represent amounts that are subject to Code Section 409A, and (c) such amounts are payable solely on the Participant’s “separation from service” within the meaning of Code Section 409A, then such amounts will not be payable to the Participant before the date that is six months after the Participant’s separation from service (or, if earlier, the date of the Participant’s death), to the extent necessary to avoid the imposition of tax penalties on the Participant under Code Section 409A. Payments subject to the preceding sentence to which the Participant would otherwise be entitled during the first six months following the Participant’s separation date will be accumulated and paid, without interest, on the first business day that is six months after the separation date.

26.CLAWBACK
Notwithstanding any other provisions in this Plan, any Award that is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement). All Awards granted under the Plan will be subject to the Moog Inc. Clawback Policy, as may be amended from time to time.

27.ELECTRONIC DELIVERY
Any reference in the Plan to a written document, agreement or certificate includes any document, agreement or certificate delivered electronically or posted on the Company’s intranet.

28.EXPENSES AND RECEIPTS
The expenses of the Plan will be paid by the Company. Any proceeds received by the Company in connection with any Award will be used for general corporate purposes.

29.FAILURE TO COMPLY
In addition to the remedies of the Company elsewhere provided for in this Plan, failure by a Participant (or beneficiary) to comply with any of the terms and conditions of the Plan or the applicable Award Agreement, unless the failure is remedied by the Participant (or beneficiary) within ten days after notice of the failure by the Committee, will be grounds for the cancellation and forfeiture of the Award, in whole or in part, as the Committee, in its sole discretion, may determine.

30.EFFECTIVE DATE AND TERM OF PLAN
The Plan is effective as of the Effective Date. Unless earlier terminated by the Board of Directors, the right to grant Awards under the Plan will terminate on the tenth anniversary of the Effective Date. Awards outstanding at Plan termination will remain in effect according to their terms and the provisions of the Plan.

31.UNCERTIFICATED SHARES
To the extent that this Plan provides for issuance of certificates to reflect the transfer of shares of Company Stock, the transfer of such shares of Company Stock may be accomplished on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

32.APPLICABLE LAW
Except to the extent preempted by any applicable federal law, the Plan will be construed and administered in accordance with the laws of the State of New York, without reference to the principles of conflicts of laws thereunder.

		Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945		Class A Shares

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
			:	INTERNET – www.proxypush.com/moga Use the Internet to vote your proxy. With respect to your Vested Shares, vote until 6:00 p.m. ET on January 30, 2025. Scan code below for mobile voting.
			(	PHONE - 1-866-883-3382 Use a touch-tone telephone to vote your proxy. With respect to your Vested Shares, vote until 6:00 p.m. ET on January 30, 2025.
			*	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by February 3, 2025.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
ò Please detach here ò

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3.

Proposal 1.	Election of directors:
	Class A Director — Term Expiring 2028	01 Mahesh Narang		☐	Vote FOR all nominees (except as marked)		☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

Proposal 2.	Approval of the Moog Inc. 2025 Long Term Incentive Plan				☐	For	☐	Against	☐	Abstain

Proposal 3.	Ratification of Ernst & Young LLP as auditors for Moog Inc. for the 2025 fiscal year				☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE
VOTED FOR PROPOSALS 1, 2 AND 3.

Address Change? Mark box, sign, and indicate changes below:		☐		Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ANNUAL MEETING OF SHAREHOLDERS
February 4, 2025
12:00 p.m. ET

The meeting will be held virtually.

To register for the virtual meeting along with voting your shares, please follow the instructions below:

•Visit register.proxypush.com/moga on your smartphone, tablet or computer.

•As a shareholder, you will then be required to enter your control number which is located in the upper right hand corner on the reverse side of this proxy card.

•After registering, you will receive a confirmation email followed by an email approximately 1 hour prior to the start of the meeting to the email address you provided during registration with a unique link to the virtual meeting.

Moog Inc.
c/o Equiniti Trust Company
Shareowner Services
P.O. Box 64873	CLASS A SHARES PROXY
St. Paul, MN 55164-0873

This proxy is solicited by the Board of Directors for use at the Annual Meeting on February 4, 2025.

The Class A shares of stock you hold will be voted as you specify on the reverse side.

This proxy (including these voting instructions) covers (i) all vested Class A shares acquired by the undersigned pursuant to the Moog Inc. Management Short Term Incentive Plan and the Moog Inc. 2014 Long Term Incentive Plan, as amended (the “Vested Shares”) and (ii) all other Class A shares held by the undersigned.

The voting cutoff for the Vested Shares held by the undersigned is 6:00 p.m. ET on January 30, 2025.

If the proxy is signed and no choice is specified, the proxy will be voted “FOR” Proposals 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Donald R. Fishback, John R. Scannell, and Elwira J. Kelly and each of them as proxies with full power of substitution, to vote your Class A shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Please mark, sign, date, and return the proxy card promptly using the enclosed envelope, unless you have voted using the Internet or Telephone options.

See reverse for voting instructions.

		Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945		Class B Shares

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
:
INTERNET – www.proxypush.com/moga
Use the Internet to vote your proxy. With respect to your RSP Shares, ESPP Shares and STI/LTI Shares, vote until 6:00 p.m. ET on January 30, 2025. Scan code below for mobile voting.

			(	PHONE - 1-866-883-3382 Use a touch-tone telephone to vote your proxy. With respect to your RSP Shares, ESPP Shares and STI/LTI Shares, vote until 6:00 p.m. ET on January 30, 2025.
			*	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by February 3, 2025.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
ò Please detach here ò

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3.

Proposal 1.	Election of directors:
	Class B Director — Term Expiring 2028	01 Peter J. Gundermann		☐	Vote FOR all nominees (except as marked)		☐	Vote WITHHELD from all nominees
	Class B Director — Term Expiring 2028	02 John R. Scannell

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

Proposal 2.	Approval of the Moog Inc. 2025 Long Term Incentive Plan				☐	For	☐	Against	☐	Abstain

Proposal 3.	Ratification of Ernst & Young LLP as auditors for Moog Inc. for the 2025 fiscal year				☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE
VOTED FOR PROPOSALS 1, 2 AND 3.

Address Change? Mark box, sign, and indicate changes below:		☐		Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ANNUAL MEETING OF SHAREHOLDERS
February 4, 2025
12:00 p.m. ET

The meeting will be held virtually.

To register for the virtual meeting along with voting your shares, please follow the instructions below:

•Visit register.proxypush.com/mogb on your smartphone, tablet or computer.

•As a shareholder, you will then be required to enter your control number which is located in the upper right hand corner on the reverse side of this proxy card.

•After registering, you will receive a confirmation email followed by an email approximately 1 hour prior to the start of the meeting to the email address you provided during registration with a unique link to the virtual meeting.

Moog Inc.
c/o Equiniti Trust Company
Shareowner Services
P.O. Box 64873	CLASS B SHARES PROXY
St. Paul, MN 55164-0873

This proxy is solicited by the Board of Directors for use at the Annual Meeting on February 4, 2025.

This proxy (including these voting instructions) covers (i) all Class B shares credited to the undersigned in the Moog Inc. Retirement Savings Plan (the “RSP” and such Class B shares being the “RSP Shares”) as to which the undersigned has the right to give voting instructions under the RSP, (ii) all Class B shares acquired by the undersigned under the Moog Inc. Employee Stock Purchase Plan (the “ESPP” and such Class B shares being the “ESPP Shares”), (iii) all Class B shares acquired by the undersigned pursuant to the Moog Inc. Management Short Term Incentive Plan and the Moog Inc. 2014 Long Term Incentive Plan, as amended, (such Class B shares being the “STI/LTI Shares”) and (iv) all other Class B shares held by the undersigned.

The RSP Shares will be voted by the Trustee, Great-West Trust Company, LLC, in accordance with the voting instructions indicated on the reverse. If no voting instructions are received, the RSP Shares will be voted by the Trustee of the RSP in accordance with the rules of the RSP. The ESPP Shares and all other Class B shares will be voted as you specify on the reverse side.

The voting cutoff for the RSP Shares, ESPP Shares and STI/LTI Shares held by the undersigned is 6:00 p.m. ET on January 30, 2025.

If the proxy is signed and no choice is specified, the proxy will be voted “FOR” Proposals 1, 2 and 3.

With respect to any Class B shares held by the undersigned, other than any RSP Shares, by signing the proxy, you revoke all prior proxies and appoint Donald R. Fishback, John R. Scannell, and Elwira J. Kelly, and each of them as proxies with full power of substitution, to vote your Class B shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Please mark, sign, date, and return the proxy card promptly using the enclosed envelope, unless you have voted using the Internet or Telephone options.

See reverse for voting instructions.